UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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Filed by a Party other than the Registrant ☐

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☐   Preliminary Proxy Statement

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☑   Definitive Proxy Statement

☐   Definitive Additional Materials

☐   Soliciting Material Pursuant to §240.14a-12

MOCON, INC.

 (Name of Registrant as Specified in its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Dated May 18, 2017

MOCON, INC.

7500 MENDELSSOHN AVENUE NORTH

MINNEAPOLIS, MINNESOTA 55428

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

TO THE SHAREHOLDERS OF MOCON, INC.:

You are cordially invited to attend our special meeting of shareholders of MOCON, Inc., a Minnesota corporation, to be held on Wednesday, June 21, 2017, at 10:00 a.m., Central Daylight Time, at Fox Rothschild LLP, 222 South Ninth Street, Suite 2000, Minneapolis, MN 55402.

This proxy statement is dated May 18, 2017, and is first being mailed to shareholders of MOCON, Inc. on or about May 18, 2017.

At the special meeting, you will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger (as it may be amended from time to time), dated April 16, 2017, which we refer to as the merger agreement, by and among MOCON, Inc., which we refer to as MOCON, AMETEK, Inc., which we refer to as Parent, and AMETEK Atom, Inc., a wholly owned subsidiary of Parent, which we refer to as Merger Sub. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into MOCON, and MOCON will become a wholly owned subsidiary of Parent, which we refer to as the merger. You will also be asked to consider and vote on: (i) a proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) a proposal to adjourn the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting or in the absence of a quorum; (iii) a proposal to approve by non-binding advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger; and (iv) such other business as may properly come before the special meeting or any adjournment or postponement thereof.

If the merger is consummated, you will be entitled to receive $30.00 in cash, without interest, less any required withholding, for each share of our common stock you own (unless you have properly perfected your dissenters’ rights with respect to such shares), which represents a premium of approximately 38.6% over the closing share price on April 13, 2017, the last trading day before the merger agreement was signed.

After consideration of, and based among other factors upon, the recommendation of a special committee of the Board of Directors of MOCON, which we refer to as the Board, which special committee consists of entirely independent and disinterested directors, our Board unanimously (i) determined that the merger agreement and the transactions are fair to and in the best interests of MOCON and its shareholders; (ii) approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger; (iii) recommended that MOCON’s shareholders approve and adopt the merger agreement and the merger; and (iv) directed that the approval of the merger and the adoption of the merger agreement be submitted to the shareholders of MOCON. Our Board unanimously recommends that you vote (i) “FOR” the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting or in the absence of a quorum; and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger.

We encourage you to read the enclosed proxy statement and its appendices, including the merger agreement, carefully and in their entirety. You may also obtain more information about MOCON from documents we file with the Securities and Exchange Commission from time to time.

Your vote is very important, regardless of the number of shares that you own. We cannot consummate the merger unless the proposal to approve and adopt the merger agreement is approved by the affirmative vote of the holders of a majority of the voting power of all shares of our common stock entitled to vote at the special meeting. The failure of any shareholder to vote in person by ballot at the special meeting, to submit a signed proxy card or to grant a proxy electronically over the Internet or by telephone will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

We hope that you will be able to attend the special meeting. However, whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card in the accompanying postage prepaid envelope as promptly as possible. You also may grant your proxy by using the toll-free telephone number, or by accessing the Internet website, specified on your proxy card. If you attend the special meeting and wish to vote in person, you must deliver to our Secretary a written revocation of any proxy you previously submitted, as your vote by ballot will not revoke any proxy previously submitted. If you have any questions or need assistance voting your shares of our common stock, please contact Okapi Partners, our proxy solicitor, by calling 1-(877) 796-5274 toll-free or by emailing info@okapipartners.com.

On behalf of our Board, I thank you for your support and appreciate your consideration of this matter.

Very truly yours,
/s/ Robert L. Demorest
Robert L. Demorest
Chairman of the Board,
President and Chief Executive Officer

This proxy statement is dated May 18, 2017 and is first being mailed to shareholders of MOCON, Inc. on or about May 18, 2017.

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

PLEASE SIGN, DATE AND RETURN

THE ENCLOSED PROXY PROMPTLY

TO SAVE US THE EXPENSE

OF ADDITIONAL SOLICITATION.

DATED May 18, 2017

MOCON, INC.

7500 MENDELSSOHN AVENUE NORTH

MINNEAPOLIS, MINNESOTA 55428

________________

Notice of Special Meeting of Shareholders

To Be Held on June 21, 2017

________________

TO THE SHAREHOLDERS OF MOCON, INC.:

Notice is hereby given that a special meeting of shareholders of MOCON, Inc., a Minnesota corporation, will be held on Wednesday, June 21, 2017, at 10:00 a.m., Central Daylight Time, at Fox Rothschild LLP, 222 South Ninth Street, Suite 2000, Minneapolis, MN 55402, for the following purposes:

1.

To consider and vote on the proposal to approve and adopt the Agreement and Plan of Merger, dated April 16, 2017, by and among MOCON, Inc., AMETEK, Inc., which we refer to as Parent, and AMETEK Atom, Inc., a wholly owned subsidiary of Parent, which we refer to as Merger Sub, as it may be amended from time to time, which we refer to as the merger agreement;

2.

To consider and vote on the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting or in the absence of a quorum;

3.

To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger contemplated by the merger agreement; and

4.	To consider and act upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The affirmative vote of the holders of a majority of the voting power of all shares of our common stock entitled to vote at the special meeting is required to approve the proposal to approve and adopt the merger agreement. The affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting, whether or not a quorum is present, is required to approve the proposal to approve one or more adjournments of the special meeting (sometimes referred to as the “adjournment proposal”). The affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting, is required to approve the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger.

The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement, but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement, but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may be paid to MOCON’s named executive officers that is based on or otherwise relates to the merger. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement, the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger.

The presence at the meeting, in person or by proxy, of the holders of 33-1/3 percent of the voting power of the shares of common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the meeting. Abstentions, if any, will be counted as present for purposes of determining the existence of a quorum.

Only shareholders of record as of the close of business on May 15, 2017 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof.

Shareholders who do not vote in favor of the proposal to approve and adopt the merger agreement will have the right to assert dissenters’ rights if they deliver a demand for dissenters’ rights before the vote is taken on the merger agreement and comply with all the requirements of Minnesota law, which are summarized herein and reproduced in their entirety in Appendix B to the accompanying proxy statement.

After consideration of, and based among other factors upon, the recommendation of a special committee of the Board consisting of entirely independent and disinterested directors, our Board unanimously recommends that you vote (i) “FOR” the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting or in the absence of a quorum; and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger.

By Order of the Board of Directors,
/s/ Elissa Lindsoe
Elissa Lindsoe
Chief Financial Officer, Treasurer and Secretary

Minneapolis, Minnesota

May 18, 2017

YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING BY MARKING, SIGNING, DATING AND MAILING YOUR PROXY IN THE REPLY ENVELOPE PROVIDED.

YOUR VOTE IS IMPORTANT

If your shares are registered directly in your name: If you are a shareholder of record, you may vote your shares through the Internet, by telephone or by mail as described below. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1. BY INTERNET

a.	Go to the website at www.proxypush.com/moco, 24 hours a day, seven days a week, until 11:59 p.m. eastern time on June 20, 2017.

b.	Please have your proxy card available to verify your identity and create an electronic ballot.

c.	Follow the simple instructions provided.

2. BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-866-883-3382, 24 hours a day, seven days a week, until 11:59 p.m. eastern time on June 20, 2017.

b.	Please have your proxy card available to verify your identity.

c.	Follow the simple instructions provided.

3. BY MAIL

a.	Mark, sign and date your proxy card.

b.	Return it in the postage-paid envelope that will be provided.

If your shares are held in the name of a broker, bank or other nominee: You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or other nominee cannot vote on any of the proposals, including the proposal to approve and adopt the merger agreement, without your instructions.

If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or vote by ballot in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you hold your shares through a broker, bank or other nominee, you must obtain from the record holder a valid proxy issued in your name in order to vote in person at the special meeting. A shareholder providing a proxy may revoke it at any time before it is exercised by providing written notice of revocation to our Secretary or by providing a proxy of a later date.

We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and its appendices carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

(212) 297-0720 (Main)

Shareholders Call Toll-Free: (877) 796-5274

Email: info@okapipartners.com

TABLE OF CONTENTS

SUMMARY	1
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	12
THE SPECIAL MEETING	20
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	25
THE MERGER	27
THE MERGER AGREEMENT	58
PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT	77
PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING	78
PROPOSAL 3: ADVISORY VOTE ON MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION	79
MARKET PRICES AND DIVIDEND DATA	80
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	81
FUTURE SHAREHOLDER PROPOSALS	82
MISCELLANEOUS	85

APPENDICES

APPENDIX A—AGREEMENT AND PLAN OF MERGER	A-1

APPENDIX B—DISSENTERS’ RIGHTS UNDER THE MINNESOTA BUSINESS CORPORATION ACT	B-1

APPENDIX C—OPINION OF ROBERT W. BAIRD & CO. INCORPORATED	C-1

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of AMETEK Atom, Inc. with and into MOCON, Inc., with MOCON, Inc. surviving as a wholly owned subsidiary of AMETEK, Inc., which transaction we refer to as the merger, and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the appendices to this proxy statement, including the merger agreement, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 83. The merger agreement is attached as Appendix A to this proxy statement.

Except as otherwise specifically noted in this proxy statement or as context otherwise requires, “MOCON,” “we,” “our,” “us” and similar words in this proxy statement refer to MOCON, Inc. including, in certain cases, our subsidiaries. Throughout this proxy statement we refer to AMETEK, Inc. as Parent and AMETEK Atom, Inc. as Merger Sub. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated April 16, 2017, as it may be amended from time to time, by and among Parent, Merger Sub and MOCON, as the merger agreement.

Parties Involved in the Merger (page 27)

MOCON, Inc.

7500 Mendelssohn Avenue North

Minneapolis, Minnesota 55428

(763) 493-6370

MOCON designs, manufactures, markets and services products, and provides consulting services, primarily in the test and measurement, analytical instrument and services markets. Our products include instruments that detect, measure and monitor gases and other chemical compounds which help our customers improve the quality of their products, as well as develop new products.

See also “Where You Can Find More Information” beginning on page 83.

Our common stock is currently listed on the NASDAQ Global Market, which we refer to as NASDAQ, under the symbol “MOCO.”

AMETEK, Inc.

AMETEK (NYSE: AME), a Delaware corporation, is a leading global manufacturer of electronic instruments and electromechanical devices with operations in North America, Europe, Asia and South America. AMETEK’s products are marketed and sold worldwide through two operating groups: Electronic Instruments (“EIG”) and Electromechanical (“EMG”). Electronic Instruments is a leader in the design and manufacture of advanced instruments for the process, power and industrial, and aerospace markets. Electromechanical is a differentiated supplier of precision motion control solutions, thermal management systems, specialty metals and electrical interconnects. End markets include aerospace and defense, medical, automation, mass transit, petrochemical and other industrial markets.  The common stock of AMETEK is a component of the S&P 500 Index.

AMETEK Atom, Inc.

AMETEK Atom, Inc., is a Minnesota corporation and a wholly owned subsidiary of AMETEK.  It was formed solely for the purpose of effecting the merger and the transactions contemplated by the merger agreement and it has not engaged in any other business.

Certain Effects of the Merger on MOCON (page 27)

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into MOCON, with MOCON continuing as the surviving company and a wholly owned subsidiary of Parent. Throughout this proxy statement, we use the term surviving company to refer to MOCON as the surviving company following the merger. If the merger is consummated, you will not own any shares of the capital stock of the surviving company.

The time at which the merger will become effective, which we refer to as the effective time of the merger, will occur upon the filing of the articles of merger with the Secretary of State of the State of Minnesota (or at such later time as we and Parent may agree and specify in the articles of merger).

Effect on MOCON if the Merger is Not Completed (page 28)

If the merger agreement is not adopted by MOCON shareholders or if the merger is not completed for any other reason, MOCON shareholders will not receive any payment for their shares of common stock. Instead, MOCON will remain a public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we will continue to file periodic reports with the SEC. Under specified circumstances, MOCON may be required to pay Parent or its designee a termination fee as described under “The Merger Agreement—Termination Fees” beginning on page 76.

Merger Consideration (page 59)

In the merger, each outstanding share of our common stock (other than (i) shares owned directly by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of MOCON or Parent and (ii) shares held by shareholders who do not vote in favor of the merger and the adoption of the merger agreement and who have properly perfected, and not withdrawn or lost, a demand for dissenters’ rights under Minnesota law as of the effective time of the merger (shares described in (i) and (ii) are referred to as “Excluded Shares”)) will be converted automatically into the right to receive $30.00 in cash, without interest and less any applicable withholding taxes, which amount we refer to as the per-share merger consideration. All shares converted into the right to receive the per-share merger consideration will automatically be cancelled at the effective time of the merger, and each certificate formerly representing any of the shares of MOCON common stock will thereafter represent only the right to receive the per-share merger consideration. As described further in “The Merger Agreement—Exchange and Payment Procedures” beginning on page 59, at or immediately prior to the effective time of the merger, Parent will deposit or cause to be deposited cash sufficient to pay the aggregate per-share merger consideration with a designated paying agent (which shall not include any amounts payable to the holders of MOCON’s stock options). Following completion of the merger, you will receive shortly thereafter a letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the per-share merger consideration for each share of our common stock represented by the stock certificates.

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the per-share merger consideration, but you will no longer have any rights as a MOCON shareholder as a result of the merger (except that shareholders who have properly perfected and not withdrawn or lost their demand for dissenters’ rights will have the right to receive a payment for the “fair value” of their shares as contemplated by Minnesota law, as described below under “The Merger—Dissenters’ Rights” beginning on page 52) nor will you be entitled to receive any shares in Parent or the surviving corporation.

Treatment of Stock Options; Employee Stock Purchase Plan (page 48)

The merger agreement provides for the following treatment of stock options and options to purchase MOCON common stock under MOCON’s 2015 Employee Stock Purchase Plan, which we refer to as the ESPP:

Stock Options

Effective as of the effective time of the merger, each then-outstanding option to purchase shares of MOCON common stock, whether or not vested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of MOCON common stock subject to the option and (ii) the amount (if any) by which the per-share merger consideration exceeds the exercise price per share of MOCON common stock underlying the stock option (less any applicable withholding taxes).

Employee Stock Purchase Plan

No new offering period will commence under the ESPP following completion of the offering period in progress as of the date of the merger agreement which such current offering period ends June 30, 2017. If the effective time of the merger has not occurred by the end of the current offering period, the ESPP will then be suspended until the effective time of the merger. The ESPP will be terminated as of the effective time of the merger.

If the effective time of the merger occurs on or before June 30, 2017, MOCON will pay to each participant in the current offering period an amount (not less than zero) in cash equal to the per-share merger consideration multiplied by (i) the result obtained by dividing the amount of the payroll deductions credited to such participant’s account pursuant to the ESPP prior to the effective time of the merger by (ii) the purchase price (as defined by the ESPP). If the effective time of the merger occurs on or after July 1, 2017, MOCON will issue shares of MOCON common stock to the participants in the current offering period in accordance with its terms as of the end of the current offering period (June 30, 2017) and the participants will receive the per-share merger consideration in the same manner as other shareholders for each such share the participant holds as of the effective time of the merger.

The Special Meeting (page 20)

Date, Time and Place

This proxy statement is furnished in connection with the solicitation by the Board of Directors of MOCON of proxies to be voted at a special meeting of our shareholders to be held on June 21, 2017, at Fox Rothschild LLP, 222 South Ninth Street, Suite 2000, Minneapolis, MN 55402, at 10:00 a.m., Central Daylight Time.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on May 15, 2017, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date.

Purpose

At the special meeting, we will ask our shareholders of record as of the record date to vote on proposals (i) to approve and adopt the merger agreement; (ii) to approve one or more adjournments of the special meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting or in the absence of a quorum; (iii) to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger; and (iv) to consider and act upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Quorum

As of the record date, there were approximately 5,896,445 shares of our common stock outstanding and entitled to be voted at the special meeting. A quorum of shareholders is necessary to hold a special meeting. The holders of 33-1/3 percent of the voting power of all shares of our common stock entitled to vote at the special meeting, either present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, 1,965,482 shares must be represented by proxy or by shareholders present and entitled to vote at the special meeting to have a quorum.

Required Vote

Approval and adoption of the merger agreement requires the affirmative vote of at least a majority of the voting power of all shares of our common stock entitled to vote at the special meeting. Approval of the proposal to approve one or more adjournments of the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting. Approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, in person or by proxy, and entitled to vote at the special meeting.

Share Ownership of Our Directors and Executive Officers

As of the close of business on May 15, 2017, the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 262,764 shares of our common stock (excluding any shares of our common stock that would be delivered upon exercise or conversion of stock options or other equity-based awards), representing approximately 4.5% of the outstanding shares of our common stock. Our directors and executive officers have informed us that they currently intend to vote all of their shares of MOCON common stock (i) “FOR” the proposal to approve and adopt the merger agreement; (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting or in the absence of a quorum; and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Wells Fargo Shareowner Services, you may cause your shares to be voted by returning a signed proxy card, or you may vote in person at the special meeting. Additionally, you may submit electronically over the Internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet or telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person. If you attend the special meeting and wish to vote in person, you must deliver to our Secretary a written revocation of any proxy you previously submitted, as your vote by ballot will not revoke any proxy previously submitted.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the shareholder. Properly executed proxies that do not contain voting instructions will be voted (i) “FOR” the proposal to approve and adopt the merger agreement; (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting or in the absence of a quorum; (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger; and (iv) in the discretion of the proxies named therein with respect to such other business as may properly come before the special meeting or any adjournment or postponement thereof.

If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement, but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may be paid to MOCON’s named executive officers that is based on or otherwise relates to the merger. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger.

Recommendation of the Board of Directors and Reasons for the Merger (page 32)

MOCON’s Board of Directors, which we refer to as the Board, after considering various factors described in the section entitled “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of MOCON and its shareholders, approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger; and directed that the approval of the merger and the adoption of the merger agreement be submitted to the shareholders of MOCON.

The Board unanimously recommends that you vote (i) “FOR” the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting or in the absence of a quorum; and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger.

Fairness Opinion of Financial Advisor (page 37)

Robert W. Baird & Co. Incorporated

Robert W. Baird & Co. Incorporated, which we refer to as Baird, delivered its oral opinion to the Board on April 16, 2017, which opinion was subsequently confirmed in a written opinion dated as of the same date, that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the $30.00 in cash per share of MOCON common stock to be paid to the holders of shares of MOCON common stock (other than to holders of Excluded Shares) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Robert W. Baird & Co. Incorporated, dated April 16, 2017, which sets forth certain of the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C. Baird provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the transaction contemplated therein. The Baird opinion is not a recommendation as to how any holder of shares of MOCON common stock should vote or act with respect to the transaction or any other matter. Pursuant to an engagement letter between MOCON and Baird, MOCON has agreed to pay Baird an aggregate fee equal to approximately $4.9 million upon consummation of the merger. Baird was paid $375,000 upon the rendering of its opinion, which amount is fully creditable against the aggregate fee. MOCON also has agreed to reimburse Baird for its reasonable out-of-pocket expenses, including attorneys’ fees, and to indemnify Baird and certain related parties against certain liabilities that may arise out of its engagement, including certain liabilities under U.S. federal securities laws.

Interests of the Directors and Executive Officers of MOCON in the Merger (page 46)

When considering the recommendation of the Board that you vote to approve the proposal to approve and adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a shareholder. The Board was aware of these interests in approving the merger agreement and the merger and in recommending that the merger agreement be adopted by the shareholders of MOCON. These interests include the following:

●	Accelerated vesting of stock options, and the settlement of those awards in exchange for cash in the amounts specified in this proxy statement;

●

The entitlement of certain of MOCON’s executive officers to receive severance payments under their respective severance agreements in the event the executive officer’s employment is terminated on or within 24 months following the closing of the merger either by the surviving company without cause or by the officer for good reason;

●	Continued indemnification and directors’ and officers’ liability insurance to be provided by the surviving company; and

●

Two of our non-employee directors have served on our Board for more than five years and therefore will be eligible to receive a payment under our director retirement plan upon their resignation from our Board in connection with the merger.

If the proposal to approve and adopt the merger agreement is approved by our shareholders and the merger closes, any shares of MOCON common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of MOCON common stock held by all other MOCON shareholders entitled to receive the per-share merger consideration.

Financing of the Merger (page 51)

The merger agreement is not subject to any financing contingency. We anticipate that the total amount of funds necessary to consummate the merger and the related transactions will be approximately $187 million, including the funds needed to (i) pay our shareholders the amounts due to them under the merger agreement; (ii) make payments in respect of MOCON’s outstanding stock options pursuant to the merger agreement; and (iii) pay all fees and expenses payable by Parent and Merger Sub under the merger agreement. This amount will be funded through Parent and Merger Sub’s cash and cash equivalents on hand at closing.

Employee Benefits (page 70)

The merger agreement provides for the following treatment with respect to those employees of MOCON and its subsidiaries who are employees as of the closing date and continue to be so employed following the effective time of the merger, who we refer to collectively as the continuing employees:

●

During the one-year period following the closing of the merger, each continuing employee will receive base salary, target annual bonus opportunity, and other health and welfare benefits that are no less favorable in the aggregate to the base salary, target annual bonus opportunity, and other health and welfare benefits provided, at Parent’s election either (i) to the continuing employees by MOCON immediately prior to the date of the merger agreement, or (ii) to similarly situated employees of Parent;

●

Each continuing employee who incurs a termination of employment during the one-year period following the closing of the merger will receive severance benefits that are no less favorable than the severance benefits to which similarly situated employees of the Parent or the applicable subsidiary would have been entitled with respect to such termination; and

●

Each continuing employee will receive service credit for purposes of eligibility, vesting and determination of the level of benefits under any employee benefit plans maintained by Parent or the surviving company in which the continued employee participates, subject to certain exceptions.

Dissenters’ Rights (page 52)

If the merger is approved and becomes effective, holders of our common stock who do not vote their shares in favor of the merger will be entitled to statutory dissenters’ rights if they comply with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, as amended. For a description of the rights of such holders and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of their shares of stock, see Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, copies of which are attached as Appendix B, as well as the information set forth below.

IN ORDER TO PERFECT DISSENTERS’ RIGHTS WITH RESPECT TO THE MERGER, A SHAREHOLDER MUST SEND A NOTICE TO MOCON BEFORE THE DATE OF THE SPECIAL MEETING AND MUST NOT VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER AGREEMENT BY PROXY OR OTHERWISE.

U.S. Federal Income Tax Consequences of the Merger (page 54)

The receipt of cash for shares of MOCON common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. Holder (as defined under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 54) in exchange for such U.S. Holder’s shares of MOCON common stock in the merger will result in the recognition of gain or loss in an amount measured by the difference between the cash such U.S. Holder receives in the merger and such U.S. Holder’s adjusted tax basis in the shares of MOCON common stock surrendered in the merger. A Non-U.S. Holder (as defined under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 54) generally will not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States. Shareholders should refer to the discussion in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger,” beginning on page 54 and consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Approvals Required for the Merger (page 56)

Under the merger agreement, the merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, has expired or been terminated. In addition, any mandatory waiting period or required consent, approval or other authorization under any regulatory law of Germany, or any other regulatory approval law (except where the failure to observe the waiting period or obtain a consent under any other regulatory approval would not reasonably be expected to delay the merger or have a material adverse effect on the expected benefits of the merger to Parent and MOCON) must be expired or terminated. MOCON and Parent and its affiliates filed their respective HSR Act notifications on April 28, 2017, and the waiting period is scheduled to expire on May 30, 2017. Parent filed the required German regulatory filing on April 28, 2017, and received clearance for the transaction on May 8, 2017. We cannot assure you that an anti-trust or other regulatory challenge to the merger will not be made.

No Solicitation of Other Offers (page 66)

In the merger agreement, subject to certain exceptions, MOCON has agreed that it will not, directly or indirectly, among other things:

●

Initiate, knowingly encourage, knowingly facilitate or solicit (including in each case by way of furnishing material non-public information of MOCON or any of subsidiaries to any person) any inquiries with respect to, or the making, submission, announcement or implementation of, any proposal or offer (written or oral) that constitutes, or would reasonably be expected to lead to, an alternative proposal;

●

Initiate, knowingly encourage, participate in or solicit any discussions or negotiations with any person (whether such discussions or negotiations are initiated by MOCON, any of its representatives or a third party), other than Parent or any of its representatives, regarding or in furtherance of such inquiries or relating to an alternative proposal;

●

Provide any material non-public information, documentation or data of MOCON or any of its subsidiaries to any person, other than Parent or any of its representatives, relating to an alternative proposal;

●	Otherwise cooperate with any effort or attempt to make, implement or accept any alternative proposal;

●

Take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested shareholder” under, Section 302A.673 of the Minnesota Business Corporation Act, which we refer to as the MBCA), or any restrictive provision of any applicable anti-takeover provision in MOCON’s articles of incorporation or bylaws inapplicable to any transactions contemplated by an alternative proposal (and, to the extent permitted thereunder, MOCON shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any person other than Parent or any of its affiliates under any such provisions);

●

Enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any alternative proposal (other than an acceptable confidentiality agreement as described below); or

●	Adopt or approve any alternative proposal, or propose the approval or adoption of any alternative proposal, or resolve or agree to take any such action.

MOCON has agreed to immediately cease, and cause its subsidiaries and direct its and their representatives to terminate, any cooperation with or assistance or participation in any inquiries or proposals of any persons made prior to the date of the merger agreement, and any discussions or negotiations with any persons conducted theretofore by MOCON, its subsidiaries or any of its or their representatives, in each case, with respect to any alternative proposal, and request and instruct to be returned or destroyed all non-public information provided by or on behalf of MOCON or any of its subsidiaries to such person relating to an alternative proposal.

Notwithstanding the above restrictions, which we refer to as the no-shop restrictions, if at any time prior to the special meeting, (i) MOCON receives a written alternative proposal from a third party that the Board believes in good faith to be bona fide; (ii) such alternative proposal does not result from a breach by MOCON of the no-shop restrictions described above; and (iii) the Board determines in good faith, after consultation with MOCON’s financial advisors and outside legal counsel, that such alternative proposal constitutes or could reasonably be expected to lead to a superior proposal and that not taking such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board to MOCON’s shareholders under applicable law, then MOCON may, furnish information with respect to MOCON and its subsidiaries to the person making such alternative proposal and engage and participate in discussions or negotiations with the person making such alternative proposal regarding such alternative proposal; provided, however, that MOCON (x) will not, and will not permit its subsidiaries to, and will not permit its representatives to, disclose any material non-public information to such person without first entering or having entered into an acceptable confidentiality agreement with such person and (y) will concurrently provide to Parent any non-public information concerning MOCON or its subsidiaries provided or made available to such other person which was not previously provided or made available to Parent.

For a further discussion of the limitations on solicitation of acquisition proposals from third parties, see “The Merger Agreement—No Solicitation of Other Offers” beginning on page 66.

Adverse Recommendation Changes; Alternative Acquisition Agreements (page 69)

Except as described below, neither the Board nor any committee thereof is permitted to (i)(A) withhold, withdraw or modify or qualify, or propose publicly to withhold, withdraw or modify or qualify, in a manner adverse to Parent, the approval, determination of advisability or recommendation by the Board as described in this proxy statement, (B) make any other public statement in connection with the special meeting by or on behalf of the Board or that would reasonably be expected to have the same effect, or (C) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, to our shareholders an alternative proposal (any action described in this paragraph being referred to as an adverse recommendation change); or (ii) authorize MOCON or any of its subsidiaries to enter into any letter of intent, merger, acquisition or similar agreement that is intended or could reasonably be expected to result in, any alternative proposal (other than an acceptable confidentiality agreement).

Prior to the special meeting, provided MOCON shall not have breached in any material respect its obligations under the “no solicitations” provisions of the merger agreement, and notwithstanding the restrictions described below in “The Merger Agreement—No Solicitation of Other Offers,” the Board is permitted in certain circumstances and subject to MOCON’s compliance with certain obligations (as summarized below), to (i) effect an adverse recommendation change; and (ii) approve or recommend a superior proposal and/or terminate the merger agreement and enter into a definitive agreement with respect to such superior proposal.

The Board is permitted to (i) make an adverse recommendation change in response to an intervening event (as defined below) or in the case of a superior proposal; and (ii) approve or recommend such superior proposal and/or terminate the merger agreement to enter into a definitive written agreement providing for a superior proposal if such superior proposal does not result from a breach of the no-shop restrictions, if, in each case, the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law and it has complied with the procedure and its obligations as summarized below in “The Merger Agreement—Adverse Recommendation Changes; Alternative Acquisition Agreements.”

For a further discussion of the limitations on effecting adverse recommendation changes, and approving or recommending a superior proposal and/or terminating the merger agreement in connection with a superior proposal, see “The Merger Agreement—Adverse Recommendation Changes; Alternative Acquisition Agreements” beginning on page 69.

Conditions to the Closing of the Merger (page 73)

The parties expect to complete the merger after all of the conditions to the merger in the merger agreement are satisfied or waived. The parties currently expect to complete the merger in the second quarter of 2017. However, it is possible that factors outside of each party’s control could require them to complete the merger at a later time or not to complete it at all. The following are some of the conditions that must be satisfied or, where permitted by law, waived before the merger may be consummated:

●	The approval of the proposal to approve and adopt the merger agreement by the requisite affirmative vote of MOCON’s shareholders;

●

The expiration or termination of the applicable waiting period under the HSR Act, German regulatory law and any other regulatory approval law except where the failure to observe the waiting period or obtain a consent under any other regulatory approval would not reasonably be expected to delay the merger or have a material adverse effect on the expected benefits of the merger to Parent and MOCON (see “The Merger—Regulatory Approvals Required for the Merger” beginning on page 56);

●	The consummation of the merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority;

●

The accuracy of the representations and warranties of MOCON, on the one hand, Parent and Merger Sub, on the other hand, in the merger agreement, subject in some instances to materiality or “material adverse effect” qualifiers, at and as of the closing date of the merger;

●

The performance by MOCON, on the one hand, and Parent and Merger Sub, on the other hand, of their respective material obligations required to be performed by them under the merger agreement on or before the closing date of the merger; and

●

Since the date of the merger agreement, there not having occurred any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company material adverse effect (as described below).

Termination of the Merger Agreement (page 74)

In general, the merger agreement may be terminated, whether before or after approval of the proposal to approve and adopt the merger agreement by the shareholders of MOCON, in the following ways:

●	By mutual written consent of Parent and MOCON at any time before the effective time of the merger;

●	By either Parent or MOCON at any time before the effective time of the merger:

●

If the merger has not been consummated on or before October 16, 2017, provided, that if the waiting period for HSR Act, foreign regulatory approvals, other governmental and regulatory approvals and any legal restraints have not terminated or expired on or before such date, then the consummation date shall automatically be extended to January 16, 2018, which date we refer to as the termination date; provided, however, that the right to terminate the merger agreement for the reasons stated herein are not available to any party whose material breach of any provision of the merger agreement directly or indirectly caused the failure of the effective time of the merger to occur by the foregoing dates;

●

If any governmental authority has, enacted, issued, promulgated, enforced or entered any legal restraint permanently enjoining or otherwise prohibiting or making illegal prior to the effective time, the merger, and such decision, injunction, decree, ruling, law or order shall have become final and nonappealable; provided, however, that the right to terminate the merger agreement for the reasons stated herein are not available to any party whose breach of the merger agreement was the primary cause or primarily resulted in the issuance of such legal restraint; or

●

If MOCON’s shareholders fail to approve the proposal to approve and adopt the merger agreement at the special meeting of shareholders, or any adjournment or postponement thereof, at which a vote on such proposal is taken; provided, however, that the right to terminate the merger agreement for the reasons stated herein shall not be available to a party if the failure to obtain shareholder approval was primarily due to the material breach by such party of the merger agreement; or

●	By MOCON:

●

At any time prior to the effective time of the merger, if Parent or Merger Sub has breached any of its representations or warranties, or failed to perform any of its covenants or agreements in the merger agreement such that specified conditions in the merger agreement, which would result in the failure of a related closing condition and which breach or failure to perform is incapable of being cured prior to the termination date or, if curable by such date, is not cured, within the earlier of the termination date or the date that is 30 calendar days following MOCON’s delivery of written notice of such breach; provided that MOCON shall not have the right to terminate the merger agreement for the reasons set forth herein if MOCON is then in material breach of any of its representations, warranties, or covenants which would give rise to the failure of a related closing condition;

●

Prior to receiving the shareholder approval, in order to enter into a definitive written agreement providing for a superior proposal in accordance with the terms of the merger agreement; provided if (i) the Board has, after complying with its obligations to notify and consult with Parent with respect to a superior proposal, authorizes MOCON to enter into a definitive written agreement providing for a superior proposal; and (ii) MOCON pays to Parent or its designee the termination fee of $5.6 million under the merger agreement (it being understood that MOCON may, enter into such definitive written agreement simultaneously with such termination of, and in accordance with the terms of, the merger agreement); or

●	By Parent at any time prior to the effective time:

●

If (A) the Board shall have effected an adverse action by: (i) effecting an adverse recommendation change; (ii) failing to include the Board recommendation that our shareholders approve the merger agreement as described in this proxy statement; (iii) recommending or approving any alternative proposal; (iv) failing to affirm publicly the Board recommendation following any reasonable written request by Parent to provide such affirmation within ten (10) calendar days following such request; (v) MOCON being in material breach of its non-solicitation obligations or its obligations to call and hold the special meeting of its shareholders for the purpose of approving the merger; or (vi) formally resolving to take or publicly announcing an intention to take any of the foregoing actions or (B) MOCON or any subsidiary enters into an acquisition agreement; or

●

If MOCON has breached any of its representations or warranties, or failed to perform any of its covenants or agreements in the merger agreement such that specified conditions in the merger agreement, which would result in the failure of a related closing condition and which breach or failure to perform is incapable of being cured prior to the termination date or, if curable by such date, is not cured, within the earlier of the termination date or the date that is 30 calendar days following Parent’s delivery of written notice of such breach; provided that Parent shall not have the right to terminate the merger agreement for the reasons set forth herein if either Parent or Merger Sub is then in material breach of any of its representations, warranties, or covenants which would give rise to the failure of a related closing condition.

Termination Fees (page 76)

Under the merger agreement, MOCON may be required to pay to Parent or its designee a termination fee of $5.6 million if the merger agreement is terminated under specified circumstances. In no event will MOCON be required to pay a termination fee more than once.

Fees and Expenses (page 76)

Except in specified circumstances, whether or not the merger is consummated, MOCON and Parent are each responsible for all of their respective costs and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement.

Market Prices and Dividend Data (page 80)

Our common stock is listed on NASDAQ under the symbol “MOCO.” On April 13, 2017, the last trading day prior to the public announcement of the execution of the merger agreement, the closing price of our common stock on NASDAQ was $21.65 per share. On May 15, 2017, the latest practicable trading day before the printing of this proxy statement, the closing price of our common stock on NASDAQ was $30.05 per share.

MOCON will pay the previously declared dividend on June 2, 2017 of $0.12 per share payable to holders of record on May 19, 2017. Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, we may not declare or pay quarterly cash dividends to our common shareholders without Parent’s written consent except for paying the previously declared dividend.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder of MOCON. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents incorporated by reference or referred to in this proxy statement, which you should read carefully and in their entirety.

Q:	Why am I receiving these materials?

A:

The Board is furnishing this proxy statement and form of proxy card to the holders of MOCON common stock in connection with the solicitation of proxies to be voted at a special meeting of shareholders or at any adjournments or postponements of the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting will take place on June 21, 2017 at Fox Rothschild LLP, 222 South Ninth Street, Suite 2000, Minneapolis, MN 55402, at 10:00 a.m., Central Daylight Time.

Q:	Who is entitled to vote at the special meeting?

A:

Only holders of record of our common stock at the close of business on May 15, 2017 will be entitled to notice of, and to vote at, the special meeting. On May 15, 2017, there were 5,896,445 shares of our common stock outstanding. Each outstanding share on that date entitles its holder to one vote, in person or by proxy, on each matter to be voted on at the special meeting.

Q:	May I attend the special meeting and vote in person?

A:

Yes. All shareholders as of the record date may attend the special meeting and vote in person. Seating will be limited. Shareholders will need to present proof of ownership of MOCON common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting. Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and wish to vote in person, you must deliver to our Secretary a written revocation of any proxy you previously submitted, as your vote by ballot will not revoke any proxy previously submitted. If you hold your shares in “street name,” because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to consider and vote on the following proposals:

●	To approve and adopt the merger agreement, pursuant to which Merger Sub will merge with and into MOCON, and MOCON will become a wholly owned subsidiary of Parent;

●

To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting or in the absence of a quorum;

●	To approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger; and

●	Such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q:	What is the proposed merger and what effects will it have on MOCON?

A:

The proposed merger is the acquisition of MOCON by Parent pursuant to the merger agreement. If the proposal to approve and adopt the merger agreement is approved by the holders of MOCON common stock and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into MOCON, with MOCON continuing as the surviving company. As a result of the merger, MOCON will become a wholly owned subsidiary of Parent. MOCON will cooperate with Parent to delist our common stock from NASDAQ and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective under after the effective time of the merger, and at such time, we will no longer be a publicly traded company and will no longer file periodic reports with the SEC. If the merger is consummated, you will not own any shares of the capital stock of the surviving company.

Q:	What will I receive if the merger is completed?

A:

Upon completion of the merger, you will be entitled to receive the per-share merger consideration of $30.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock that you own, unless you do not vote in favor of the merger and you have properly perfected and not withdrawn or lost your dissenters’ rights under the Minnesota Business Corporation Act with respect to such shares. For example, if you own 100 shares of common stock, you will receive $3,000.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes. In either case, you will not own shares in the surviving company.

Q:	How does the per-share merger consideration compare to the market price of MOCON common stock prior to the public announcement of the merger agreement?

A:

The per-share merger consideration represents a premium of approximately 38.6% over the closing share price of $21.65 on April 13, 2017, the last trading day before the public announcement that MOCON entered into the merger agreement.

Q:	What do I need to do now?

A:

We encourage you to read this proxy statement, the appendices to this proxy statement, including the merger agreement, and the documents we refer to in this proxy statement carefully and consider how the merger affects you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the special meeting.

If you hold your shares in “street name,” please refer to the voting instruction forms provided by your broker, bank or other nominee to vote your shares.

Q:	Should I send in my stock certificates now?

A:

No. After the merger is completed, under the terms of the merger agreement, you will receive shortly thereafter a letter of transmittal instructing you how to send your stock certificates to the paying agent in order to receive the cash payment of the per-share merger consideration for each share of our common stock represented by the stock certificates. You must use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger. Please do not send in your stock certificates now.

Q:	What happens if I sell or otherwise transfer my shares of MOCON common stock after the record date but before the special meeting?

A:

The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you sell or transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies MOCON in writing of such special arrangements, you will transfer the right to receive the per-share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote these shares at the special meeting. Even if you sell or otherwise transfer your shares of common stock after the record date, we encourage you to complete, date, sign and return the enclosed proxy or vote via the Internet or telephone.

Q:	Will MOCON pay the dividend of $0.12 per share that was declared on March 2, 2017?

A:

Yes.  The merger cannot take place before the special meeting which will be held on June 21, 2017, and the dividend will be paid on June 2, 2017 to holders of record of shares of our common stock on May 19, 2017. Therefore, if you are a record holder of shares of our common stock on May 19, 2017, you will be paid the $0.12 per share dividend on June 2, 2017.

Q:	How does MOCON’s Board of Directors recommend that I vote?

A:

After consideration of, and based among other factors upon, the Special Committee’s recommendation, our Board unanimously determined that the merger agreement and the transactions are fair to and in the best interests of MOCON and its shareholders; approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger; and directed that the approval and adoption of the merger agreement and the approval of the merger be submitted to the shareholders of MOCON.

The Board unanimously recommends that you vote (i) “FOR” the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting or in the absence of a quorum; and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not adopted by MOCON shareholders or if the merger is not consummated for any other reason, MOCON shareholders will not receive any payment for their shares of common stock. Instead, MOCON will remain a public company, the common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

Under specified circumstances, MOCON may be required to pay Parent or its designee a termination fee, upon the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees” beginning on page 76.

Q:	Do any of MOCON’s directors or officers have interests in the merger that may differ from those of MOCON shareholders generally?

A:

In considering the recommendation of the Board with respect to the proposal to approve and adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a shareholder. The Special Committee was aware of these interests and considered them, among other matters, in evaluating and overseeing the negotiation of the merger agreement, and in recommending that the Board approve the merger agreement and the merger. The Board was also aware of these interests in approving the merger agreement and the merger and in recommending that the merger agreement be adopted by the shareholders of MOCON. For a description of the interests of our directors and executive officers in the merger, see “The Merger—Interests of the Directors and Executive Officers of MOCON in the Merger” beginning on page 46.

Q:	What vote is required to approve and adopt the merger agreement?

A:

The affirmative vote of the holders of a majority of the voting power of all shares of our common stock entitled to vote at the special meeting is required to approve the proposal to approve and adopt the merger agreement.

The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will result in a broker non-vote and will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

As of May 15, 2017, the record date for determining who is entitled to vote at the special meeting, there were approximately 5,896,445 shares of MOCON common stock issued and outstanding. Each holder of MOCON common stock is entitled to one vote per share of stock owned by such holder as of the record date.

Q:

What vote is required to approve the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger?

A:

Approval of the proposal to approve one or more adjournments of the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting. Approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, in person or by proxy, and entitled to vote at the special meeting.

The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will result in a broker non-vote and will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger.

Q:	What is a quorum?

A:

The holders of 33-1/3 percent of the voting power of all shares of our common stock entitled to vote at a special meeting, either present in person or represented by proxy, will constitute a quorum at the special meeting. If a quorum is not present, the affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the meeting may adjourn the meeting to such day as they shall, by majority vote, agree upon, and a notice of such adjournment shall be mailed to each shareholder entitled to vote at least 14 days before such adjourned meeting.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, to be the “shareholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by MOCON.

If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of MOCON common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.

Q:	How may I vote?

A:	If you are a shareholder of record (that is, if your shares of common stock are registered in your name with Wells Fargo Shareowner Services, our transfer agent), there are four ways to vote:

●	By attending the special meeting and voting in person by ballot;

●	By visiting the Internet at the address on your proxy card;

●	By calling toll-free (within the U.S. or Canada) at the phone number on your proxy card; or

●	By completing, dating, signing and returning the enclosed proxy card in the accompanying prepaid reply envelope.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Even if you plan to attend the special meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a valid proxy to vote shares which you beneficially own, you may still vote your shares of common stock in person at the special meeting if you deliver to our Secretary a written revocation of any proxy you previously submitted.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or electronically over the Internet or by telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or via telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

Not without your direction. Your broker, bank or other nominee will only be permitted to vote your shares on any proposal if you instruct your broker, bank or other nominee on how to vote. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares.

You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares of MOCON common stock. Without instructions, a broker non-vote will result, and your shares will not be voted. A broker non-vote will have the same effect as if you voted against the proposal to approve and adopt the merger agreement, but will have no effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote by proxy?

A:	Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

●	Submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

●	Delivering a written notice of revocation to our Secretary;

●	Signing another proxy card with a later date and returning it to us prior to the special meeting; or

●	Attending the special meeting, revoking your proxy by delivering notice of revocation to our Secretary, and voting in person.

If you hold your shares of common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid proxy from your broker, bank or other nominee.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of MOCON common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of MOCON common stock is called a “proxy card.” The Board has designated Robert L. Demorest, MOCON’s President and Chief Executive Officer, and Elissa Lindsoe, MOCON’s Chief Financial Officer, Treasurer and Secretary, and each of them, with full power of substitution, as proxies for the special meeting.

Q:	If a shareholder gives a proxy, how are the shares voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (i) “FOR” the proposal to approve and adopt the merger agreement; (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting or in the absence of a quorum; and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	Who will count the votes?

A:	The votes will be counted by the independent inspector of election appointed for the special meeting.

Q:	Where can I find the voting results of the special meeting?

A:

MOCON intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that MOCON files with the SEC are publicly available when filed. See “Where You Can Find More Information” beginning on page 83 of this proxy statement.

Q:	Will I be subject to U.S. federal income tax upon the exchange of MOCON common stock for cash pursuant to the merger?

A:

If you are a U.S. Holder (as defined under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 54), the exchange of MOCON common stock for cash pursuant to the merger generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received by such U.S. Holder pursuant to the merger and such U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered pursuant to the merger. A Non-U.S. Holder (as defined under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 54) generally will not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States. Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of the U.S. federal income tax consequences of the merger is provided under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 54 of this proxy statement.

Q:	What will the holders of MOCON stock options and the participants in MOCON’s employee stock purchase plan receive in the merger?

A:

At the effective time of the merger, each then-outstanding option to purchase shares of MOCON common stock, whether or not vested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of MOCON common stock subject to the option and (ii) the amount (if any) by which the per-share merger consideration exceeds the exercise price per share of MOCON common stock underlying the stock option (less any applicable withholding taxes).

If the effective time of the merger occurs on or before June 30, 2017, which is the end of the current ESPP offering period, MOCON will pay to each participant in the current offering period an amount (not less than zero) in cash equal to the per-share merger consideration multiplied by (i) the result obtained by dividing the amount of the payroll deductions credited to such participant’s account pursuant to the ESPP prior to the effective time by (ii) the purchase price (as defined by the ESPP). If the effective time of the merger occurs on or after July 1, 2017, MOCON will issue shares of MOCON common stock to the participants in the ESPP in accordance with its terms as of the end of the current offering period and the participants will receive the per-share merger consideration for each such share the participant holds as of the effective time of the merger.

Q:	When do you expect the merger to be completed?

A:

We anticipate that the merger will be completed in the second quarter of 2017, assuming satisfaction or waiver of all of the conditions to the merger. However, the merger is subject to various regulatory approvals and other conditions, and it is possible that factors outside the control of MOCON and Parent could result in the merger being completed at a later time or not at all.

Q:	Am I entitled to dissenters’ rights under the Minnesota Business Corporation Act?

A:

Yes. As a holder of MOCON’s common stock, you are entitled to exercise dissenters’ rights under the Minnesota Business Corporation Act in connection with the merger if you take certain actions and meet certain conditions. See “The Merger—Dissenters’ Rights” beginning on page 52.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of shares of MOCON common stock held through brokerage firms. If your family has multiple accounts holding shares of MOCON common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my questions?

A:

If you have any questions concerning the merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact MOCON or our proxy solicitor:

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

(212) 297-0720 (Main)

Shareholders Call Toll-Free: (877) 796-5274

Email: info@okapipartners.com

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board for use at the special meeting of shareholders or at any adjournments or postponements thereof.

Date, Time and Place

We will hold the special meeting on June 21, 2017 at Fox Rothschild LLP, 222 South Ninth Street, Suite 2000, Minneapolis, MN 55402, at 10:00 a.m., Central Daylight Time.

Purpose of the Special Meeting

At the special meeting, we will ask our shareholders of record as of the record date to vote on proposals (i) to approve and adopt the merger agreement; (ii) to approve one or more adjournments of the special meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting or in the absence of a quorum; (iii) to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger; and (iv) to consider and act upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date; Shares Entitled to Vote; Quorum

Only shareholders of record as of the close of business on May 15, 2017 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. A list of shareholders entitled to vote at the special meeting will be available in our offices located at 7500 Mendelssohn Avenue North, Minneapolis, Minnesota 55428, during regular business hours for a period of at least ten days before the special meeting and at the place of the special meeting during the meeting.

As of the record date, there were approximately 5,896,445 shares of our common stock outstanding and entitled to be voted at the special meeting.

A quorum of shareholders is necessary to hold a special meeting. Our Bylaws provide that the presence at the special meeting, in person or by proxy, of the holders of 33-1/3 percent of the outstanding shares of our common stock entitled to vote at the meeting (1,965,482 shares) is required for a quorum for the transaction of business. In general, shares of our common stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the special meeting for purposes of determining a quorum. Shares represented by proxies marked “Abstain” are counted as present in determining whether a quorum is present.

In the event that a quorum is not present at the special meeting, it is expected that the meeting would be adjourned to a later date to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the voting power of all shares of our common stock entitled to vote at the special meeting is required to approve the proposal to approve and adopt the merger agreement. Approval and adoption of the merger agreement by our shareholders is a condition to the closing of the merger.

Approval of the proposal to approve one or more adjournments of the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting. Approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, in person or by proxy, and entitled to vote at the special meeting.

If a MOCON shareholder abstains from voting, the abstention will have the same effect as if the shareholder voted “AGAINST” the proposal to approve and adopt the merger agreement. For shareholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the shareholder voted “AGAINST” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting or in the absence of a quorum and “AGAINST” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger.

If you hold your shares in “street name” the failure to instruct your broker, bank or other nominee on how to vote your shares will result in a broker non-vote, and each broker non-vote will count as a vote “AGAINST” the proposal to approve and adopt the merger agreement, but will have no effect on the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting or in the absence of a quorum and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger.

Shares Held by MOCON’s Directors and Executive Officers

At the close of business on May 15, 2017, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 262,764 shares of our common stock (excluding any shares of our common stock that would be delivered upon exercise or conversion of stock options or other equity-based awards), which represented approximately 4.5% of the shares of our outstanding common stock on that date. Our directors and executive officers have informed us that they currently intend to vote all of their shares of MOCON common stock (i) “FOR” the proposal to approve and adopt the merger agreement; (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting or in the absence of a quorum; and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Wells Fargo Shareowner Services, you may cause your shares to be voted by returning a signed proxy card, or you may vote in person at the special meeting. Additionally, you may submit electronically over the Internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person. If you attend the special meeting and wish to vote in person, you must deliver to our Secretary a written revocation of any proxy you previously submitted, as your vote by ballot will not revoke any proxy previously submitted.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the shareholder. Properly executed proxies that do not contain voting instructions will be voted (i) “FOR” the proposal to approve and adopt the merger agreement; (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting or in the absence of a quorum; (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger; and (iv) in the discretion of the proxies named therein with respect to such other business as may properly come before the special meeting or any adjournment or postponement thereof. No proxy that is specifically marked against the proposal to approve and adopt the merger agreement will be voted in favor of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger, unless it is specifically marked “FOR” the approval of such proposal.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or by the Internet or telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions. If you do not return your broker’s, bank’s or other nominee’s voting form, do not vote via the Internet or telephone through your broker, bank or other nominee, if applicable, or do not attend the special meeting and vote in person with a proxy from your broker, bank or other nominee, such actions will result in a broker non-vote and will have the same effect as if you voted “AGAINST” the proposal to approve and adopt the merger agreement but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger.

Revocability of Proxies

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

●	Submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

●	Delivering a written notice of revocation to our Secretary;

●	Signing another proxy card with a later date and returning it to us prior to the special meeting; or

●	Attending the special meeting, revoking your proxy by delivering notice of revocation to our Secretary, and voting in person.

Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by our Secretary prior to the special meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m. eastern time on June 20, 2017. If you have submitted a proxy but instead attend the special meeting and wish to vote in person, you must deliver to our Secretary a written revocation of any proxy you previously submitted, as your vote by ballot will not revoke any proxy previously submitted.

If you hold your shares of common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid proxy from your broker, bank or other nominee. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow MOCON shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned.

Adjournment

In addition to the proposal to approve the merger, the merger agreement and the other actions and transactions contemplated by the merger agreement, shareholders are also being asked to approve any proposal submitted to a vote of shareholders to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional votes or proxies in favor of the approval of the merger, the merger agreement and the other actions and transactions contemplated by the merger agreement if there are insufficient votes at the time of the special meeting to approve such items or if a quorum is not present. If a quorum is not present, the affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the meeting may adjourn the meeting to such day as they shall, by majority vote, agree upon, and a notice of such adjournment shall be mailed to each shareholder entitled to vote at least 14 days before such adjourned meeting. If a quorum was present in person or by proxy at the time a duly called or held meeting convened, a meeting may be adjourned from time to time without notice other than announcement at the meeting. In addition, the special meeting could be postponed before it commences. If the special meeting is adjourned or postponed, shareholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals.

Board of Directors’ Recommendation

The Board, acting upon the recommendation of the Special Committee and after considering various factors described in the section entitled “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” unanimously determined that the merger agreement and the transactions are fair to and in the best interests of MOCON and its shareholders; approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger; and directed that approval and adoption of the merger agreement and the approval of the merger be submitted to the shareholders of MOCON.

The Board unanimously recommends that you vote (i) “FOR” the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting or in the absence of a quorum; and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger.

Solicitation of Proxies

The MOCON Board is soliciting your proxy, and MOCON will bear the cost of this solicitation of proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of our common stock.

We have retained Okapi Partners, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $15,000 plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, e-mail, telephone, facsimile or via the Internet by Okapi Partners or, without additional compensation, by certain of MOCON’s directors, officers and employees.

Anticipated Date of Completion of the Merger

We anticipate that the merger will be completed in the second quarter of 2017, assuming satisfaction or waiver of all of the conditions to the merger. However, the merger is subject to various regulatory approvals and other conditions, and it is possible that factors outside the control of MOCON and Parent could result in the merger being completed at a later time or not at all.

Other Matters

At this time, we know of no other matters to be submitted at the special meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on June 21, 2017

The proxy statement is available at ir.mocon.com/investor-relations/reports-and-filings/sec-filings and at materials.proxyvote.com/607494.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement for the special meeting may have been sent to multiple shareholders in each household. We will promptly deliver a separate copy of our proxy statement to any shareholder upon written or oral request to MOCON, Inc., Attention: Chief Financial Officer, 7500 Mendelssohn Avenue North, Minneapolis, Minnesota 55428, telephone: (763) 493-6370. Any shareholder who wants to receive separate copies of our proxy statement or annual report to shareholders in the future, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact the shareholder’s bank, broker, or other nominee record holder, or the shareholder may contact MOCON at the above address and phone number.

Rights of Shareholders Who Assert Dissenters’ Rights

If the merger is approved and becomes effective, holders of common stock who do not vote their shares in favor of the merger will be entitled to statutory dissenters’ rights if they comply with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act. For a description of the rights of such holders and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of their shares of stock, see Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, copies of which are attached as Appendix B, as well as the information set forth below.

IN ORDER TO PERFECT DISSENTERS’ RIGHTS WITH RESPECT TO THE MERGER, A SHAREHOLDER MUST SEND A NOTICE TO MOCON BEFORE THE DATE OF THE SPECIAL MEETING AND MUST NOT VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER AGREEMENT BY PROXY OR OTHERWISE.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact:

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

(212) 297-0720 (Main)

Shareholders Call Toll-Free: (877) 796-5274

Email: info@okapipartners.com

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain “forward-looking statements” that do not directly or exclusively relate to historical facts. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “project,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and similar words or expression. Shareholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

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The inability to consummate the merger within the anticipated time period, or at all, due to any reason, including the failure to obtain shareholder approval to adopt the merger agreement or failure to satisfy the other conditions to the completion of the merger, including the termination or expiration of any waiting period applicable to the merger under the HSR Act and any mandatory waiting period or required consent, approval or other authorization under any regulatory law of Germany or any other applicable regulatory law or regulation;

●	The risk that the merger agreement may be terminated in circumstances requiring us to pay Parent or its designee a termination fee of $5,600,000;

●	Risks that the proposed merger disrupts our current plans and operations or affects our ability to retain or recruit key employees;

●	The effect of the announcement or pendency of the merger on MOCON’s business relationships (including, without limitation, customers and suppliers), operating results and business generally;

●	The amount of the costs, fees, expenses and charges related to the merger agreement or the merger;

●	Risks related to diverting management’s or employees’ attention from ongoing business operations;

●	Risk that our stock price may decline significantly if the merger is not completed;

●	The risk that the merger may not be consummated in a timely manner, if at all;

●	The fact that under the terms of the merger agreement, MOCON is unable to solicit other acquisition proposals during the pendency of the merger;

●	The nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against us and others;

●	The fact that receipt of the all-cash merger consideration would be taxable to MOCON’s shareholders that are treated as U.S. holders for United States federal income tax purposes; and

●	The fact that MOCON’s shareholders would forgo the opportunity to realize the potential long-term value of the successful execution of MOCON’s current strategy as an independent public company.

Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q (see “Where You Can Find More Information” beginning on page 83). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. MOCON shareholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Appendix A and incorporated into this proxy statement by reference. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Parties Involved in the Merger

MOCON, Inc.

7500 Mendelssohn Avenue North

Minneapolis, Minnesota 55428

(763) 493-6370

MOCON, Inc. designs, manufactures, markets and services products, and provides consulting services, primarily in the test and measurement, analytical instrument and services markets. Our products include instruments that detect, measure and monitor gases and other chemical compounds which help our customers improve the quality of their products, as well as develop new products.

See also “Where You Can Find More Information” beginning on page 83.

Our common stock is currently listed on NASDAQ under the symbol “MOCO.”

AMETEK, Inc.

1100 Cassatt Road
Berwyn, Pennsylvania 19312
(610) 647-2121

AMETEK (NYSE: AME), a Delaware corporation, is a leading global manufacturer of electronic instruments and electromechanical devices with operations in North America, Europe, Asia and South America. AMETEK’s products are marketed and sold worldwide through two operating groups: Electronic Instruments (“EIG”) and Electromechanical (“EMG”). Electronic Instruments is a leader in the design and manufacture of advanced instruments for the process, power and industrial, and aerospace markets. Electromechanical is a differentiated supplier of precision motion control solutions, thermal management systems, specialty metals and electrical interconnects. End markets include aerospace and defense, medical, automation, mass transit, petrochemical and other industrial markets.  The common stock of AMETEK is a component of the S&P 500 Index.

AMETEK Atom, Inc.

c/o AMETEK, Inc.
1100 Cassatt Road
Berwyn, Pennsylvania 19312
(610) 647-2121

AMETEK Atom, Inc., is a Minnesota corporation and a wholly owned subsidiary of AMETEK.  It was formed solely for the purpose of effecting the merger and the transactions contemplated by the merger agreement and it has not engaged in any other business.

Certain Effects of the Merger on MOCON

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into MOCON, with MOCON continuing as the surviving company. As a result of the merger, MOCON will become a wholly owned subsidiary of Parent. MOCON will cooperate with Parent to delist our common stock from NASDAQ and deregister our common stock under the Exchange Act as soon as reasonably practicable following the effective time of the merger, and at such time, we will no longer be a publicly traded company and will no longer file periodic reports with the SEC. If the merger is consummated, you will not own any shares of the capital stock of the surviving company.

The effective time of the merger will occur upon the filing of articles of merger with the Secretary of State of the State of Minnesota (or at such later time as we and Parent may agree and specify in the articles of merger).

Effect on MOCON if the Merger is Not Completed

If the merger agreement is not adopted by MOCON shareholders or if the merger is not completed for any other reason, MOCON shareholders will not receive any payment for their shares of common stock. Instead, MOCON will remain a public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

Furthermore, if the merger is not consummated, and depending on the circumstances that would have caused the merger not to be consummated, it is likely that the price of MOCON’s common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of MOCON’s common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of MOCON’s common stock. If the merger is not consummated, the Board will continue to evaluate and review MOCON’s business operations, properties, dividend policy and capitalization, among other things, and make such changes as are deemed appropriate and continue to seek to enhance shareholder value. If the merger agreement is not adopted by MOCON’s shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to MOCON will be offered or that MOCON’s business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, MOCON may be required to pay Parent or its designee a termination fee, upon the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees” beginning on page 76.

Merger Consideration

In the merger, each outstanding share of common stock, par value $0.10 per share, of MOCON issued and outstanding immediately prior to the effective time of the merger (other than Excluded Shares) will be converted automatically into the right to receive the per-share merger consideration of $30.00 in cash, without interest and less any applicable withholding taxes, and without any action by the holders of such shares, will cease to be outstanding, be cancelled and cease to exist, and each certificate formerly representing any of the shares of MOCON common stock will thereafter represent only the right to receive the per-share merger consideration.

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the per-share merger consideration, but you will no longer have any rights as a MOCON shareholder as a result of the merger (except that shareholders who have properly perfected and not lost or withdrawn their dissenters’ rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to a dissenters’ proceeding as contemplated by Minnesota law, as described below under “—Dissenters’ Rights”).

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. During this period, representatives of MOCON held many conversations, both by telephone and in person, about possible strategic alternatives. The following chronology covers only the key events that led to the signing of the merger agreement, and does not purport to catalogue every conversation among representatives of MOCON or between representatives of MOCON and other parties.

Our Board has periodically reviewed strategic and business alternatives to maximize value for our shareholders as a part of the Board’s general oversight of our business and strategy. These reviews have included consideration of possible business combination opportunities, securities offerings, and the potential sale including evaluating unsolicited and non-binding proposals we have received from time to time. Based on circumstances and facts at the time that each unsolicited proposal was received, our Board, after consultation with outside advisors, did not believe it was in the best interest of our shareholders to pursue any of these unsolicited proposals.

On August 20 and 21, 2015, the Board held its annual two-day meeting at which the long term strategic direction of MOCON and our current performance and market environment was discussed in great depth. At the meeting, the Board unanimously decided to invite four prospective financial advisory firms to make presentations on assisting MOCON in exploring strategic alternatives to maximize shareholder value. These presentations were made to the Board on October 8, 2015.

Following the presentations, the Board unanimously authorized management to negotiate the terms of engaging Baird to assist MOCON with exploring strategic alternatives. We subsequently retained Baird on October 16, 2015 as our exclusive financial advisor to assist the Board in evaluating strategic alternatives.

On October 26, 2015, our management and Baird held an organizational meeting. On November 19, 2015, Baird made a presentation to the Board regarding MOCON’s situation, market environment and framework for evaluating strategic alternatives.

From October 2015 through May 2016, we provided various information to Baird so that it could thoroughly assess our situation and evaluate all alternatives for enhancing shareholder value. On May 26, 2016, we temporarily suspended the process with Baird while we focused on implementing some global realignment initiatives, which were designed to improve our financial performance. On August 31, 2016, Baird presented a mergers and acquisitions market update to the Board, and the Board agreed to keep the evaluation of alternatives on hold but to further discuss the matter after MOCON’s third quarter financial results were available. On October 20, 2016, the Board instructed management to recommence the evaluation of strategic alternatives.

At a Board meeting on November 30, 2016, at which all of our directors were present, representatives of Baird provided the Board with information regarding equity and merger and acquisition market conditions and potential strategic alternatives available to MOCON, including organic growth pursuant to management plans, strategic acquisition alternatives, a private placement of public equity (PIPE), or engaging in a sale as a means of providing value to our shareholders, and the benefits and considerations associated with each alternative. As part of the presentation, and based on the current state of the industry and information provided by management relative to MOCON, representatives from Baird provided an illustrative analysis on the potential future value of MOCON and the price of our stock based on possible future earnings of MOCON. A representative from Fox Rothschild LLP, our outside legal counsel, reviewed various legal matters related to the Board’s consideration of strategic alternatives.

After considering the information presented and various factors relevant to seeking to maximize shareholder value, the Board unanimously authorized management, with the assistance of legal counsel and Baird, to begin to explore the viability of a transaction involving the sale of MOCON as a means of maximizing value to our shareholders. The Board also decided to form a Special Committee constituted entirely of “disinterested” directors within the meaning of Section 302A.673 of the Minnesota Business Corporation Act and who also met the independence standards of NASDAQ, to review, consider, evaluate and possibly act upon various strategic alternatives that might be available to MOCON, including any proposal to acquire MOCON. On December 19, 2016, our Nominating and Governance Committee recommended that Robert F. Gallagher, Paul R. Zeller and Tom C. Thomas be appointed as members of the Special Committee, with Mr. Gallagher serving as Chairperson, and at a regular meeting held on December 20, 2016, our Board unanimously acted on the recommendation and appointed those individuals to serve on the Special Committee.

From November 2016 to January 2017, management worked with Baird to create “Confidential Evaluation Materials” (CEM) to present to interested companies. Beginning in January 2017, Baird contacted 53 potential buyers, consisting of 37 strategic buyers and 16 financial buyers. Baird began MOCON’s marketing process with phone calls to potential buyers to preview the potential opportunity and determine initial interest, but did not identify MOCON. Thirty-six of the companies contacted expressed an interest in receiving the CEM, and each of these companies was required to sign a confidentiality agreement before receipt of the CEM. The confidentiality agreements contained customary “standstill” provisions that prohibited the companies for a stated period of time from making unsolicited offers to acquire MOCON outside of the process being run by Baird. On January 24, 2017, Baird began distributing the CEM to the 36 parties that executed the confidentiality agreements and distributed instructions to potential buyers on the requirements for the submission of an indication of interest for the acquisition of MOCON. Between January 24, 2017 and February 16, 2017, potential buyers conducted preliminary business and financial due diligence based on the CEM, public documents and discussions with Baird.

Between February 15 and 17, 2017, nine of the companies who received the CEM submitted an indication of interest for a potential acquisition of MOCON. Six of the indications of interests were submitted by strategic buyers and the other three were submitted by financial buyers. The indications of interest had per-share price amounts or ranges from $20.73 to $26.00, which assumed approximately 6.1 million fully diluted shares of common stock outstanding.

On February 21, 2017, a special meeting of the Board was held by telephone with all members in attendance. Representatives of Baird reviewed the status of our strategic alternative exploration efforts, including the nine indications of interest submitted prior to the meeting. Upon the recommendation of Baird, the Board directed management and Baird to continue discussions with each of the six strategic parties who submitted an indication of interest.

During the weeks of February 26 and March 5, 2017, six of the parties who had submitted an indication of interest, including Parent, attended presentations given by management and representatives of Baird at which the parties received additional information concerning MOCON’s business, industry and strategic plans.

On March 7, 2017, MOCON opened an electronic data room to facilitate due diligence investigations by parties participating in the process.

Throughout March and early April 2017, potential buyers, including Parent, conducted business, financial, legal, tax, human resources and other operational due diligence with calls and facility visits and reviewed MOCON’s electronic data room.

On March 14, 2017 and March 28, 2017, two of the parties who had previously submitted an indication of interest informed Baird that they did not intend to submit an updated proposal for a transaction with MOCON.

On March 16, 2017, a telephonic meeting of the Special Committee was held and all members of the Special Committee attended. During the meeting, the Special Committee discussed the feedback that Baird had received from the six parties who had attended management presentations and discussed the process for continuing discussions with the interested parties and obtaining acquisition proposals from each of them.

On March 16, 2017, Baird distributed to each of the interested parties who had attended management presentations a bid instruction letter that requested each interested party to submit an acquisition proposal by April 10, 2017, addressing specific areas, including purchase price, financing, due diligence and timing. The instruction letter also stated that a draft Agreement and Plan of Merger would be made available in the electronic data room and requested all parties to submit a markup of the agreement by April 3, 2017.

On March 23, 2017, a draft Agreement and Plan of Merger that was drafted by counsel to MOCON was made available in the electronic data room, and during the week of April 3, 2017, each of the parties including Parent, who had previously submitted an indication of interest provided a markup of the draft Agreement and Plan of Merger.

On April 7, 2017, one party (Party D) submitted a proposal for a stock-for-stock transaction at a value of $25.50 per share. On April 10, 2017, each of the other three parties submitted proposals for a cash-for-stock transaction. Party C proposed a price of $25.50 per share, and Party B and Parent proposed a price of $27.00 per share and $28.00 per share, respectively; all proposals assumed there were approximately 6.2 million fully diluted shares of common stock outstanding. Each of Party C and Party B proposed a transaction structure of a tender offer followed by a back-end merger, and Parent proposed a one-step merger transaction.

On April 11, 2017, a telephonic meeting of the Special Committee was held with all members of the Special Committee attending and the four proposals were evaluated and discussed. As part of the evaluation and discussion, an analysis of the proposals prepared by Baird was discussed. Baird discussed the increase in price reflected in the proposals from each of the four parties compared to the initial prices or price ranges that were contained in their respective indications of interest. During the meeting, the Special Committee authorized Baird to share preliminary financial results from the first quarter of 2017 with each of the four parties. Following the meeting, Baird shared the preliminary financial results as authorized and requested each of the four parties to submit an updated proposal no later than the close of business on April 12, 2017.

On April 12, 2017, all four parties including Parent, submitted updated proposals. Party D raised its price from $25.50 to $26.50 per share, payable in shares of stock of Party D. Party C raised its price from $25.50 to $28.25 per share. Party B raised its price from $27.00 to $29.00, and Parent raised its price from $28.00 to $29.00. Other than the changes in price, the updated proposals from each party were unchanged from those submitted on April 7 (in the case of Party D) and April 10 (in the case of Parent and Parties B and C).

On April 12, 2017, a telephonic meeting of the Special Committee was held and all members of the Special Committee attended. The four updated proposals were evaluated and discussed with Baird. Following the meeting, at the direction of the Special Committee, Baird informed each of Parent and Party B that its proposal was economically indistinguishable from another party’s proposal. Parent and Party B were each given until the following morning to make final changes to their respective proposals.

On April 13, 2017, Party B raised the price in its final proposal from $29.00 to $29.50, and Parent raised the price in its final proposal from $29.00 to $30.00. Other than the change in price, all aspects of the proposals from Parent and Party B remained unchanged.

On April 13, 2017, a telephonic meeting of the Special Committee was held and all members of the Special Committee attended. The two final proposals were evaluated and discussed with Baird. The Special Committee decided to proceed with the potential transaction with Parent subject to approval by the full Board. Following the meeting, at the direction of the Special Committee, Fox Rothschild sent a markup of the merger agreement to Parent’s counsel, Stroock & Stroock & Lavan LLP. From April 13 through April 16, Fox Rothschild and Stroock & Stroock & Lavan continued to negotiate the terms of the definitive merger agreement.

On April 15, 2017, a special meeting of the Board was held by telephone and all members of the Board attended. Representatives of Baird presented an overview of the process of considering MOCON’s strategic alternatives, the process that led to the receipt of Parent’s offer letter, the terms of Parent’s offer letter, and the subsequent updates to the proposal that ultimately resulted in the final proposed price of $30.00 per share. Following this discussion, representatives of Baird told the Board that based on current information, Baird expected to be able to deliver an opinion that, based upon and subject to the factors and assumptions to be set forth in its written opinion, the $30.00 per share in cash to be paid to the holders of the shares of MOCON’s common stock (other than holders of Excluded Shares) would be fair from a financial point of view to such holders. Representatives of Fox Rothschild then summarized the merger agreement. The Board authorized management and Fox Rothschild to continue negotiating with Parent on the merger agreement and agreed to reconvene on April 16, 2017, to give final consideration to the proposed transaction with Parent.

On April 15, 2017, materials were delivered to each of our directors for a special telephonic Board meeting to be held on the evening of April 16, 2017 to formally consider the definitive merger agreement with Parent. The materials included a presentation by Baird of its financial analysis of the proposed transaction. A summary of Baird’s analysis is set forth under “The Merger — Fairness Opinion of Financial Advisor.”

On April 16, 2017, a telephonic meeting of the Special Committee was held and all members of the Special Committee attended. At the meeting, the Special Committee unanimously voted to recommend to the full Board that it approve the definitive merger agreement and the transaction with Parent. As part of the evaluation and discussion, an analysis of the proposals prepared by Baird was discussed.

On April 16, 2017, after the Special Committee meeting adjourned, the Board held a special telephonic Board meeting at which all directors were in attendance to consider the definitive merger agreement and the transactions contemplated by the merger agreement. At this meeting, representatives of Fox Rothschild summarized the terms of the merger agreement and the directors’ legal duties and responsibilities in connection with the proposed merger. Representatives of Baird discussed the financial aspects of the proposed merger and the procedures it undertook to evaluate the merger from a financial point of view, and responded to questions from the Board members. At the conclusion of its presentation, Baird orally rendered its opinion to the Board, which was subsequently confirmed in writing, that as of April 16, 2017, and based upon and subject to the factors and assumptions set forth in the written opinion, the $30.00 per share in cash to be paid to the holders (other than holders of Excluded Shares) of the shares of MOCON’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Following a discussion of a number of issues related to the merger agreement and the positive and negative factors bearing on whether the merger should be approved, the Board unanimously (i) determined that the merger agreement and the transactions contemplated therein, including the merger, are fair to and in the best interests of MOCON and its shareholders; (ii) approved, adopted and declared advisable the merger agreement and the transactions contemplated therein, including the merger; (iii) recommended that MOCON’s shareholders approve and adopt the merger agreement and the merger; and (iv) directed that approval of the merger and the adoption of the merger agreement be submitted to the shareholders of MOCON. The Board also authorized management to execute the merger agreement.

Following the Board meeting on the evening of April 16, 2017, Parent, Merger Sub and MOCON executed the merger agreement. On the morning of April 17, 2017, MOCON and Parent publicly announced the proposed merger through the issuance of a joint press release, and MOCON filed a Current Report on Form 8-K announcing the entry into the merger agreement.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board

The Board unanimously recommends that you vote (i) “FOR” the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting or in the absence of a quorum; and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger.

Reasons for the Merger

On April 16, 2017, the Special Committee unanimously approved the merger agreement and the transactions contemplated by the merger agreement, and unanimously recommended that the full Board approve the merger agreement and the transactions contemplated by the merger agreement. Later the same day, the full Board unanimously (i) determined that the merger agreement and the transactions are fair to and in the best interests of MOCON and its shareholders; (ii) approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger; (iii) recommended that MOCON’s shareholders approve and adopt the merger agreement and the merger; and (iv) directed that the approval of the merger and the adoption of the merger agreement be submitted to the shareholders of MOCON.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Board and Special Committee consulted with MOCON’s senior management, outside legal counsel and Baird. In recommending that MOCON’s shareholders vote their shares of common stock in favor of the proposal to approve and adopt the merger agreement, the Board and Special Committee also considered a number of potentially positive factors, including the following (not necessarily in order of relative importance):

MOCON’s Financial Condition and Prospects

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A review of MOCON’s current and historical financial condition, results of operations, business, competitive position and prospects as well as MOCON’s future business plan and potential long-term value taking into account its future prospects and risks if it were to remain an independent company, including:

o	MOCON’s recent financial performance, including the financial results of 2016 and the preliminary financial results of the first quarter of 2017;

o	MOCON’s current prospects for continued growth, including the potential benefits inherent in, as well as the risks associated with, continuing to execute upon and achieve its business plan; and

o	The growth rates in the overall markets for permeation testing products, package testing products and industrial analyzers.

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Risks relating to MOCON’s ability to implement its business plan, including the failure to develop successful new products, the administrative costs of complying with laws and regulations relating to MOCON’s common stock trading on a public exchange and the other risks identified in the “Risk Factors” section of MOCON’s annual report on Form 10-K for the year ended December 31, 2016.

Review of Strategic Alternatives

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A consideration of potential strategic alternatives available to MOCON, including the potential shareholder value based on MOCON’s business plan that could be expected to be generated from remaining an independent public company, the possibility of generating growth from acquisitions with other companies and other transactions, as well as the potential benefits, risks and uncertainties associated with such alternatives.

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An assessment as to whether the merger will result in greater value to MOCON’s shareholders than the value that could be expected to be generated from the various other strategic alternatives available to MOCON, including the alternatives of remaining independent and pursuing MOCON’s current business plan and making one or more strategic acquisitions, after giving consideration to the potential risks and uncertainties associated with those alternatives.

Transaction Process

●	The fact that the Board conducted an extensive and thorough strategic alternative review process which included the assistance of Baird beginning in October 2015.

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The contact by Baird, at the direction of the Board, with 53 potential strategic and financial acquirers to determine their interest in acquiring MOCON if the Board decided to pursue a sale transaction, and the belief that MOCON’s efforts to market itself to potentially interested parties, with the assistance of Baird, constituted a thorough, fair and full process.

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The Board’s belief that the submission of offers by four separate parties after completion of due diligence and management presentations, a second submission of offers by each of the parties which were higher than the initial offers, and a third and final submission by the two highest bidders in the second round ensured that the $30.00 per-share merger consideration to be paid to the MOCON shareholders in the merger was the highest offer that could reasonably be expected to be obtained within an acceptable timeframe and without unacceptable contingencies or risks to the completion of a transaction.

●	The belief that the parties most likely to be interested in acquiring MOCON were contacted as part of the sales process.

Negotiations with Parent

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Parent’s initial indication of interest contemplated a price of $22.00 per share, and in the course of the negotiations with Parent, Parent raised its initial post-due diligence proposal from $28.00 to $29.00 per share, and then finally to $30.00 per share, and the belief that this was the highest price Parent would pay, which was higher than any price submitted by any other party who submitted a proposal.

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The fact that Parent represented that it will have available to it at the effective time cash and cash equivalents sufficient to pay the merger consideration and to consummate the merger and the fact that the transaction is not conditioned on Parent receiving third-party financing.

Full and Fair Value

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The belief that the merger consideration of $30.00 per share represents full and fair value for the shares, taking into account the Board’s and the Special Committee’s familiarity with MOCON’s current and historical financial condition, results of operations, business and prospects as well as MOCON’s financial forecasts and its future prospects and risks if it were to remain an independent company.

Premium to Current and Historical Trading Prices

●	The fact that the merger consideration of $30.00 per share constitutes a significant premium over the current and historical market price of MOCON’s shares, including:

o	A premium of approximately 38.6% over the closing price per share on April 13, 2017, the last trading day prior to the transaction announcement;

o	A premium of approximately 46.2% over the volume weighted average closing price per share for the 30 trading days prior to the transaction announcement; and

o	A premium of approximately 78.3% over the volume weighted average closing price per share for the year prior to the transaction announcement.

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The fact that the premium of 78.3% over the volume weighted average closing price per share for the last year compares favorably to the average (45.6%) and median (45.2%) transaction premiums on public company transactions between $50 million and $500 million based on trading prices of the target companies over the 360 days prior to the transaction.

Other Stock Information

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The lack of significant trading volume for shares of MOCON’s common stock makes it difficult for a shareholder to obtain liquidity for shares of MOCON’s common stock without negatively affecting the stock price.

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The recent increase in the share price (prior to the announcement of the execution of the merger agreement) may not be sustainable and any adverse changes in MOCON’s financial performance or other negative news may have a significant negative effect on the share price.

Certainty of Value and Complete Liquidity

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The fact that the consideration to be paid in the merger is all cash, which provides certainty of value and complete liquidity to MOCON’s shareholders compared to stock or other forms of consideration.

Opinion of MOCON’s Financial Advisor

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The opinion of Baird that, and based upon and subject to the considerations described in its opinion, the $30.00 per-share merger consideration to be paid in the merger by Parent is fair, from a financial point of view, to the holders of MOCON common stock (other than to holders of Excluded Shares).

Conditions to Consummation of the Merger; Likelihood of Closing

●	The belief that the merger will be consummated, based on, among other things, the limited number of conditions to the merger and the absence of a financing condition.

Terms of Merger Agreement

●	The belief that the terms of the merger agreement were the product of arms-length negotiations between the Board and MOCON’s advisors, on the one hand, and Parent and its advisors, on the other hand.

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The belief that the terms of the merger agreement would be unlikely to deter third parties from making a superior proposal, including the fact that, subject to compliance with the terms and conditions of the merger agreement, MOCON is permitted to furnish information to and conduct negotiations with third parties that make unsolicited acquisition proposals and, upon payment of a $5.6 million termination fee (approximately 3.0% of the transaction value), terminate the merger agreement in order to approve a superior proposal, which the Board and Special Committee believed was important in ensuring that the merger would be substantively fair to the MOCON shareholders and providing the Board and Special Committee with adequate flexibility to respond to solicitations from other third parties.

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The belief that the $5.6 million termination fee payable by MOCON upon MOCON’s termination of the merger agreement to accept a superior proposal (i) is reasonable in light of the overall terms of the merger agreement and the benefits of the merger; (ii) is within the range of termination fees in other similar public transactions of this size and nature; and (iii) would not preclude another party from making a competing proposal.

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The Board’s right under the merger agreement to respond to third parties submitting unsolicited acquisition proposals by providing non-public information subject to an acceptable confidentiality agreement, and to engage in negotiations or substantive discussions with any such person, if the Board, prior to taking any such actions, determines in good faith that (i) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; and (ii) the competing proposal either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal.

●	The requirement that MOCON obtain shareholder approval as a condition to completion of the merger and that such shareholders would be free to reject the merger agreement.

Regulatory Approvals

●	The advice of regulatory counsel that the regulatory approvals required to consummate the merger are likely to be timely obtained.

Shareholder Dissenters’ Rights

●	The availability of dissenters’ rights to MOCON’s shareholders who comply with specified procedures under Minnesota law.

The Board and Special Committee also considered and balanced against the potentially positive factors a number of uncertainties, risks and other potentially negative factors in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):

No Shareholder Participation in Future Growth or Earnings

●

The fact that MOCON’s shareholders will cease to participate in MOCON’s future earnings growth or benefit from any future increase in its value following the merger and the possibility that the price of the shares might increase in the future to a price greater than $30.00 per share.

Completion of Transaction Uncertainty

●

The fact that there can be no assurances that the conditions in the merger agreement to the obligations of Parent to complete the merger agreement will be satisfied and, as a result, the merger may not be consummated.

Adverse Effect of Unconsummated Transaction

●

The potential adverse effect on (i) MOCON’s business, stock price and ability to attract and retain key management personnel and employees if the merger was announced but not consummated; (ii) the possibility that, as a result of the termination of the merger agreement, possible acquirers may consider MOCON to be an unattractive acquisition candidate; and (iii) the possible sale of MOCON’s common stock by short-term investors following an announcement that the merger agreement was terminated.

Effects of Transaction Announcement

●

The fact that the announcement and pendency of the merger, or the failure to complete the merger, may cause substantial harm to our relationships with our employees (including making it more difficult to attract and retain key personnel and the possible loss of key management and other personnel), vendors and customers.

Tax Treatment

●	The fact that gains from an all-cash transaction will generally be taxable to the MOCON shareholders for U.S. federal income tax purposes.

No Prior Public Announcement that Strategic Alternatives were being Explored

●

The fact that there was no public announcement that MOCON had engaged the services of Baird to help MOCON explore strategic alternatives, which public announcement could have resulted in additional parties that were not contacted by Baird to make a proposal to acquire MOCON. This decision not to make a public announcement of the engagement of Baird was based on the belief that Baird would contact the parties most likely to pursue an acquisition and the potential disruption to MOCON’s business, including uncertainty among MOCON’s employees and customers, that could have resulted from a public announcement.

Restrictions on MOCON’s Conduct of Business

●

The fact that the merger agreement contains restrictions on the conduct of MOCON’s business prior to the completion of the merger, including generally requiring MOCON to conduct its business only in the ordinary course, subject to specified limitations, and that MOCON will not undertake various actions related to the conduct of its business without the prior written consent of Parent, which may delay or prevent MOCON from undertaking business opportunities that may arise pending completion of the merger.

Discouragement of Superior Proposals

●

The fact that the merger agreement contains a number of provisions that may discourage a third party from making a superior proposal to acquire MOCON, but which were conditions to Parent’s willingness to enter into the merger agreement including:

o	Prohibition on MOCON and its advisors from soliciting competing proposals;

o	The requirement that MOCON must pay a termination fee of $5.6 million if the merger agreement is terminated under specified circumstances, including if MOCON accepts a superior proposal; and

o	The requirement that MOCON will be required to pay its own expenses associated with the merger agreement and the transactions contemplated thereby.

Time, Effort and Costs

●

The time, effort and substantial costs involved in connection with entering into the merger agreement and to complete the merger and the related disruptions to the operation of MOCON’s business, including the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts, and the risk that the operations of MOCON would be disrupted by employee concerns or departures, or changes to or termination of MOCON’s relationships with its customers, suppliers and distributors following the public announcement of the entry into the merger agreement.

Regulatory Approvals

●	The fact that the completion of the merger requires antitrust clearance in the United States and regulatory approval in Germany and potentially certain other foreign countries.

Interests of Directors and Executive Officers

●

The fact that MOCON’s directors and executive officers may have interests in the merger that may be deemed to be different from, or in addition to, those of MOCON’s shareholders. The Board and Special Committee were made aware of and considered these interests, to the extent such interests existed at the time.

After taking into account all of the factors set forth above, as well as others, the Board and Special Committee concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger to MOCON’s shareholders.

The foregoing discussion of factors considered by the Board and Special Committee is not intended to be exhaustive, but summarizes the material factors considered by the Board and Special Committee. In light of the variety of factors considered in connection with their evaluation of the merger, the Board and Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Board and Special Committee applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board and Special Committee did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support their ultimate determinations. The Board and Special Committee based their recommendations on the totality of the information presented, including thorough discussions with, and questioning of, MOCON’s senior management and outside financial advisor and legal counsel. It should be noted that this explanation of the reasoning of the Board and Special Committee and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 25.

Fairness Opinion of Financial Advisor

Robert W. Baird & Co. Incorporated

The Board selected Baird as MOCON’s financial advisor in connection with the merger and to render an opinion as to the fairness, from a financial point of view, of the $30.00 per-share cash consideration to be paid in the merger to the holders of shares of MOCON common stock (other than to holders of Excluded Shares) pursuant to the merger agreement.

The Board retained Baird based on Baird’s qualifications, reputation, experience in the valuation of businesses and their securities, and its experience in valuing companies in the testing and measurement industry. As a leading global independent provider of financial advisory and investment banking services, Baird is regularly engaged in the valuation of businesses and securities and the preparation of opinions in connection with mergers, acquisitions, spin-offs, financings, and other strategic transactions.

Baird delivered its oral opinion to the Board on April 16, 2017, which opinion was subsequently confirmed in a written opinion dated as of the same date, that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the $30.00 in cash per share of MOCON common stock to be paid to the holders of shares of MOCON common stock (other than holders of Excluded Shares) pursuant to the merger agreement was fair from a financial point of view to such holders.

As a matter of policy, Baird’s opinion was approved by a fairness committee, a majority of the members of which were not involved in providing financial advisory services on its behalf to MOCON in connection with the merger.

The full text of the written opinion of Baird, dated April 16, 2017, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C. Baird provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the transaction contemplated therein. The Baird opinion is not a recommendation as to how any holder of shares of MOCON common stock should vote with respect to the transaction or any other matter. Pursuant to an engagement letter between MOCON and Baird, MOCON has agreed to pay Baird an aggregate fee equal to 2.6% of transaction value, or approximately $4.9 million. Baird was paid $375,000 upon the rendering of its opinion, which amount is fully creditable against the aggregate fee. MOCON also has agreed to reimburse Baird for its reasonable out-of-pocket expenses, including attorneys’ fees, and to indemnify Baird and certain related parties against certain liabilities that may arise out of its engagement, including certain liabilities under U.S. federal securities laws.

In conducting its financial analyses and in arriving at its opinion, Baird reviewed such information and took into account such financial and economic factors, investment banking procedures and considerations Baird deemed relevant under the circumstances. In that connection, and subject to the various assumptions, qualifications and limitations set forth herein, Baird, among other things: (i) reviewed certain internal information, primarily financial in nature, including financial forecasts for fiscal years (ending December) 2017 – 2021 concerning the business and operations of the Company (the “Forecasts”) furnished to Baird, and prepared, by MOCON’s management for purposes of Baird’s analysis; (ii) reviewed financial statements of MOCON for the fiscal years ended December 31, 2015 and 2016 and preliminary interim financial statements of MOCON for the three-month period ended March 31, 2017, which MOCON’s management prepared and identified as being the most current financial statements available; (iii) reviewed certain publicly available information, including, but not limited to, MOCON’s recent filings with the Securities and Exchange Commission; (iv) reviewed certain other internal strategic information, including presentations to the Board; (v) reviewed the principal financial terms of the merger agreement; (vi) compared the financial position and operating results of MOCON with those of certain other publicly traded companies it deemed relevant; (vii) compared the historical market prices, trading activity and market trading multiples of MOCON common stock with those of certain other publicly traded companies it deemed relevant; (viii) compared the proposed aggregate consideration with the reported implied enterprise values of certain other transactions it deemed relevant; and (ix) considered the present values of the forecasted cash flows of MOCON reflected in the Forecasts. In addition, at MOCON’s direction, for purposes of its opinion, Baird applied net upward adjustments to MOCON’s earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings before interest and taxes (EBIT) for 2015 and 2016, which adjustments the Company represented, and Baird assumed, were reasonable and appropriate. Had such upward adjustments not been made, the EBITDA- and EBIT-related transaction multiples referred to below would have been higher. Baird held discussions with members of MOCON’s senior management concerning MOCON’s historical and current financial condition and operating results, as well as the future prospects of the Company. As a part of Baird’s engagement, Baird was requested by the Board, and Baird did, solicit third party indications of interest in acquiring all of MOCON. Baird was not involved in assisting Parent in obtaining any financing in the merger. Baird also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant for the preparation of its opinion.

In arriving at its opinion, Baird assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was publicly available or provided to Baird by or on behalf of MOCON. Baird did not independently verify any publicly available information or information supplied to Baird by MOCON or Parent. Baird was not engaged to independently verify, did not assume any responsibility to verify, did not assume liability for, and expressed no opinion on, any such information, and it assumed and relied upon MOCON’s statement, without independent verification, that MOCON is not aware of any information that might be material to Baird’s opinion that had not been provided to Baird. Baird assumed and relied upon, without independent verification, that: (i) all assets and liabilities (contingent or otherwise, known or unknown) of MOCON are as set forth in MOCON’s most recent financial statements provided to Baird, and there is no information or facts that would make any of the information reviewed by Baird incomplete or misleading; (ii) the financial statements of MOCON provided to Baird present fairly the results of operations, cash flows and financial condition of MOCON for the periods, and as of the dates, indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied; (iii) the Forecasts for MOCON were reasonably prepared on bases reflecting the best available estimates and good faith judgments of MOCON’s senior management as to the future performance of MOCON, and Baird relied, without independent verification, upon such Forecasts in the preparation of its opinion, although Baird expressed no opinion with respect to the Forecasts or any judgments, estimates, assumptions or basis on which they were based, and Baird assumed, without independent verification, that the Forecasts currently contemplated by MOCON’s management used in Baird’s analysis will be realized in the amounts and on the time schedule contemplated; (iv) the net upward adjustments applied to MOCON’s earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings before interest and taxes (EBIT) for 2015 and 2016 were represented by MOCON’s senior management to be reasonable and appropriate, and Baird relied with MOCON’s permission, but without independent verification, on such adjustments to EBITDA and EBIT for purposes of its opinion; (v) the merger will be consummated in accordance with the terms and conditions of the agreement without any amendment or modification thereto and without waiver by any party of any of the conditions to their respective obligations thereunder; (vi) the representations and warranties contained in the agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the Agreement; (vii) all corporate, governmental, regulatory or other consents and approvals (contractual or otherwise) required to consummate the merger have been, or will be, obtained without the need for any material changes to the consideration or other material financial terms or conditions of the merger or that would otherwise materially affect MOCON or Baird’s analysis; and (viii) Baird relied upon and assumed, without independent verification, that the final form of the merger agreement will not differ in any material respect from the draft presented to Baird. Baird relied, without independent verification, as to all legal, regulatory, accounting, insurance and tax matters regarding the merger on the advice of MOCON and its professional advisors, and Baird assumed that all such advice was correct. In conducting its review, Baird did not undertake or obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise, known or unknown) or solvency of MOCON nor did Baird make a physical inspection of the properties or facilities of MOCON. Baird did not consider any expenses or potential adjustments to the consideration relating to the merger as part of its analysis. In each case above, Baird made the assumptions and took the actions or inactions described above with the knowledge and consent of MOCON’s Board of Directors.

Baird’s opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date thereof, and Baird’s opinion did not predict or take into account any changes which may occur, or information which may become available, after the date thereof. Baird is under no obligation to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date thereof. Furthermore, Baird expresses no opinion as to the price or trading range at which any of MOCON’s securities (including the common stock) will trade following the date of its opinion or as to the effect of the merger on such price or trading range. Such price and trading range may be affected by a number of factors, including but not limited to (i) dispositions of shares of MOCON’s common stock by shareholders within a short period of time after, or other market effects resulting from, the announcement and/or effective date of the merger; (ii) changes in prevailing interest rates and other factors which generally influence the price of securities; (iii) adverse changes in the current capital markets; (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of MOCON or in MOCON’s industries; (v) any necessary actions by, or restrictions of, federal, state or other governmental agencies or regulatory authorities; and (vi) timely completion of the merger on terms and conditions that are acceptable to all parties at interest.

Baird’s opinion did not address the relative merits or risks of: (i) the merger, the merger agreement or any other agreements or other matters provided for, or contemplated by, the merger agreement; (ii) any other transactions that may be, or might have been, available as an alternative to the merger; or (iii) the merger compared to any other potential alternative transactions or business strategies considered by the Board and, accordingly, Baird relied upon its discussions with the senior management of MOCON with respect to the availability and consequences of any alternatives to the merger. Baird’s opinion did not constitute a recommendation to the Board, any shareholder or any other person as to how any such person should vote or act with respect to the merger or whether any shareholder of MOCON should tender shares of MOCON common stock in any tender offer or make any election with respect to the merger.

The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion, which is qualified in its entirety by reference to the full text of such opinion attached as Appendix C and to the other disclosures contained therein and in this section. The following summary, however, does not purport to be a complete description of the financial analyses performed by Baird. The order of analyses described does not represent the relative importance or weight given to the analyses performed by Baird. Some of the summaries of the financial analyses include information presented in a tabular format. These tables must be read together with the full text of each summary and alone are not a complete description of Baird’s financial analyses. Except as otherwise noted, the following quantitative information is based on market and financial data as it existed on or before April 16, 2017 and is not necessarily indicative of current market conditions.

Implied Valuation and Transaction Multiples

Based on the cash consideration of $30.00 per share (the “Per Share Equity Purchase Price”), Baird calculated the implied “equity purchase price” (defined as the Per Share Equity Purchase Price multiplied by the total number of diluted common shares outstanding of MOCON, including net shares issuable upon the exercise of MOCON options) to be $187.0 million. In addition, Baird calculated the implied “total purchase price” (defined as the equity purchase price plus the book value of MOCON’s total debt, less cash and cash equivalents and estimated transaction expenses as estimated by MOCON management as of March 31, 2017) to be $182.0 million. Baird then calculated the multiples of the total purchase price to MOCON’s revenues, adjusted EBITDA and adjusted EBIT for its fiscal year ended December 31, 2016 and last 12 months ended March 31, 2017 (“LTM”) and to estimated revenues, adjusted EBITDA and adjusted EBIT for the current fiscal year, as provided by the senior management of MOCON. These transaction multiples are summarized in the table below.

	Calendar Year	Preliminary LTM March 31,	Calendar Year
	2016	2017	2017P
Revenue	2.9x	2.8x	2.7x
Adj. EBITDA	16.1	16.2	14.4
Adj. EBIT	20.7	20.8	18.0

Selected Publicly Traded Company Analysis

Baird reviewed certain publicly available financial information and stock market information for certain publicly traded companies that Baird deemed relevant. The group of selected publicly traded companies reviewed is listed below.

●	AMETEK, Inc.	●	Mesa Laboratories, Inc.
●	Fortive Corporation	●	Shimadzu Corporation
●	HORIBA, Ltd.	●	Spectris plc
●	INFICON Holding AG	●	Teledyne Technologies Incorporated
●	Keysight Technologies, Inc.

Baird selected these companies based on a review of publicly traded companies that, in Baird’s professional judgment, possessed general business, operating and financial characteristics representative of companies in the industry in which MOCON operates. Baird noted that none of the companies reviewed is identical to MOCON and that, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of such companies.

For each company, Baird calculated the “equity market value” (defined as the market price per share of each company’s common stock multiplied by the total number of diluted common shares outstanding of such company, including net shares issuable upon the exercise of stock options and warrants). In addition, Baird calculated the “total market value” (defined as the equity market value plus the book value of each company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each company’s total market value to its LTM (ended December 31, 2016 for all companies except for Teledyne Technologies Inc., which ended on January 1, 2017, and Keysight Technologies, Inc., which ended on January 31, 2017) and projected calendar year 2017 revenue, EBITDA and EBIT. Stock market and historical financial information for the selected companies was based on publicly available information as of April 13, 2017, and projected financial information was based on publicly available research reports as of such date. A summary of the implied multiples is provided in the table below.

	Transaction Multiple Implied by the	Selected Company Multiples
	Merger	Low	Mean	Median	High
Revenue
CY 2016	2.9x	1.4x	3.0x	2.3x	5.9x
CY 2017P	2.7	1.4	2.9	2.3	5.5

Adj. EBITDA
CY 2016	16.1x	10.4x	14.6x	13.8x	20.7x
CY 2017P	14.4	9.1	13.5	13.5	18.5

Adj. EBIT
CY 2016	20.7x	13.3x	18.5x	16.7x	30.3x
CY 2017P	18.0	11.9	16.7	15.9	26.8

In addition, Baird calculated the implied per share equity values based on the trading multiples of the selected public companies and compared such values to the merger consideration of $30.00 per share. The implied per share equity values, based on the multiples that Baird deemed relevant, are summarized in the table below.

	Implied MOCON Equity Value Per Share
	Low	Mean	Median	High
Revenue
CY 2016	$16.38	$31.45	$24.90	$59.00
CY 2017P	16.99	32.09	25.83	58.49

Adj. EBITDA
CY 2016	$20.32	$27.47	$26.14	$37.83
CY 2017P	19.97	28.21	28.23	37.68

Adj. EBIT
CY 2016	$20.22	$27.08	$24.74	$42.57
CY 2017P	20.75	27.98	26.76	43.34

Mean Equity Value per Share	$19.11	$29.05	$26.10	$46.49

Baird compared the implied per share equity values in the table above with the consideration implied in the merger in rendering its opinion.

Selected Transaction Analysis

Baird reviewed certain publicly available financial information concerning completed acquisition transactions that Baird deemed relevant. The group of selected acquisition transactions is listed below.

Date Announced		Target		Acquiror

12/12/2016	●	e2v Technologies plc	●	Teledyne Technologies Inc.
04/21/2016	●	Morpho Detection, Inc.	●	Smiths Group plc
04/06/2016	●	PCB Group, Inc.	●	MTS Systems Corporation
02/23/2016	●	Newport Corp.	●	MKS Instruments, Inc.
07/27/2015	●	Magnetek Inc.	●	Columbus McKinnon Corporation
09/03/2014	●	Bolt, Inc.	●	Teledyne Technologies Inc.
06/18/2014	●	Measurement Specialties Inc.	●	TE Connectivity Ltd.
05/30/2014	●	Wema Group Holding AS	●	Measurement Specialties Inc.
05/20/2014	●	Aeroflex Holding Corp.	●	Cobham plc
04/11/2014	●	Zygo Corporation	●	AMETEK, Inc.
11/12/2013	●	Andor Technology plc	●	Oxford Instruments plc
05/29/2012	●	LeCroy, Inc.	●	Teledyne Technologies Inc.
04/10/2012	●	X-Rite, Incorporated	●	Danaher Corporation

Baird chose these acquisition transactions in its professional judgment based on a review of completed acquisition transactions involving target companies that possessed size, product and operating characteristics which were representative of companies in the industry in which MOCON operates. Baird notes that none of the acquisition transactions or subject target companies reviewed is identical to the merger or MOCON and that, accordingly, the analysis of such acquisition transactions necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each subject target company and each acquisition transaction and other factors that affect the values implied in such acquisition transactions.

For each transaction, Baird calculated the implied “total purchase price” (defined as the equity purchase price plus the book value of each target company’s total debt-like liabilities, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each target company’s implied total purchase price to its LTM revenues, adjusted EBITDA and adjusted EBIT. A summary of the implied multiples is provided in the table below.

	Transaction Multiple Implied by the	Selected Acquisition Multiples
	Merger*	Low	Mean	Median	High
Revenue	2.9x	1.2x	2.3x	2.3x	3.9x
Adj. EBITDA	16.1	8.3	12.6	11.1	21.9
Adj. EBIT	20.7	10.3	16.3	14.6	26.3

*Calculated based on calendar year 2016 revenue, adjusted EBITDA and adjusted EBIT as provided by Company management.

In addition, Baird calculated the implied per share equity values of MOCON common stock based on the acquisition transaction multiples of the selected acquisition transactions shown in the table above and compared such values to the merger consideration of $30.00 per share in cash. The implied per share equity values, based on the multiples that Baird deemed relevant, are summarized in the table below.

	Implied MOCON Equity Value Per Share
	Low	Mean	Median	High
Revenue (CY2016)	$13.31	$24.08	$24.16	$39.57
Adj. EBITDA (CY2016)	16.76	24.19	21.57	39.93
Adj. EBIT (CY2016)	16.31	24.12	21.96	37.35

Mean Equity Value per Share	$15.46	$24.13	$22.56	$38.95

Baird compared the implied per share equity values in the table above with the consideration implied in the merger in rendering its opinion.

Discounted Cash Flow Analysis

Baird performed a discounted cash flow analysis utilizing MOCON’s unlevered free cash flows (defined as after-tax operating income, plus depreciation and amortization, less increases in net working capital (excluding cash and debt) and increases in capital expenditures from 2017 to 2021, as reflected in the Forecasts prepared and provided by MOCON’s senior management and these Forecasts are set forth beginning on page 44 below. In such analysis, Baird calculated the present values of the unlevered free cash flows from fiscal year 2017 through 2021 by discounting such amounts at rates ranging from 10.5% to 11.5%, which are estimates of MOCON’s weighted average cost of capital. Baird calculated the present values of the free cash flows beyond 2021 by assuming terminal values ranging from 12.0x to14.0x fiscal year 2021 adjusted EBITDA, determined by Baird in its professional judgment to be appropriate and discounting the resulting terminal values at rates ranging from 10.5% to 11.5%. The summation of the present values of the unlevered free cash flows and the present values of the terminal values produced equity values ranging from $27.34 to $31.93 per share with a mean and median of $29.59 per share, as compared to the per-share merger consideration of $30.00 per share. Baird compared these implied per share equity values with the per share consideration implied in the merger in rendering its opinion.

The foregoing summary does not purport to be a complete description of the analyses performed by Baird or its presentations to MOCON’s Board of Directors. The preparation of financial analyses and an opinion as to fairness from a financial point of view is a complex process and is not necessarily susceptible to partial analyses or summary description. Baird believes that its analyses (and the summary set forth above) must be considered as a whole and that selecting portions of such analyses and factors considered by Baird, without considering all of such analyses and factors, could create an incomplete view of the processes and judgments underlying the analyses performed and conclusions reached by Baird and its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

Supplemental Price Activity Information

Although not an integral part of its analyses, Baird reviewed certain historical price and trading activity of the shares and noted that the high and low closing prices for the shares were $22.75 and $13.16, respectively, over the last twelve months as of April 13, 2017, and $22.75 and $13.00, respectively, over the last three years as of April 13, 2017. Baird also noted that the share price rose 47% over the last twelve months and rose 29% over the last three years.

Baird also calculated the premiums that the per-share merger consideration represented over the closing market price of the shares for various time periods ranging from 1- day to 1- year prior to April 13, 2017. These premiums, along with the selected acquisition premiums of all U.S. target transactions, that Baird identified, with a transaction value of between $50 million and $500 million (excluding premiums less than 0% and greater than 100%) that included only cash consideration and closed between January 1, 2015 and April 13, 2017 are summarized in the table below.

As of April 13, 2017
	Stock Price		Selected Acquisition Premiums
		Premium Implied by the Merger	Low	Mean	Median	High
1-Day Prior	$21.65	38.6%	0.7%	38.9%	38.3%	100.0%
7-Days Prior	$22.30	34.5%	0.5%	39.6%	38.8%	98.0%
30-Days Prior	$20.20	48.5%	3.9%	40.7%	33.5%	100.0%
180-Days Prior	$15.52	93.3%	0.7%	43.0%	42.4%	98.9%
360-Days Prior	$14.70	104.1%	0.7%	45.6%	45.2%	100.0%

Additional Information about Baird and Its Engagement

As part of its investment banking business, Baird is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Pursuant to an engagement letter dated October 13, 2015 and extension dated December 8, 2016, Baird will receive a transaction fee equal to 2.6% of the transaction value for its services upon consummation of the merger, which will be approximately $4.9 million. Pursuant to such engagement letter, MOCON also agreed to pay Baird a fee of $375,000 which was paid upon delivery of its opinion to the Board, and was to be paid regardless of the conclusions reached in such opinion or whether the merger is consummated; however, such fee is creditable against the transaction fee described above. In addition, MOCON has agreed to reimburse Baird for certain of its expenses and to indemnify Baird and certain related parties against certain liabilities that may arise out of its engagement. Baird will not receive any other significant payment or compensation contingent upon the successful completion of the merger.

Over the past two years, Baird has not provided investment banking or financial services to MOCON, other than in connection with the merger. Neither Baird nor its affiliates has received any payments from Parent over the past two years. However, Baird has provided investment banking services to Parent in the past and actively solicits engagements from Parent to provide investment banking services. Although Baird has no current investment banking engagements with Parent, Baird has provided and continues to provide various ad hoc investment banking advisory services and analyses to Parent (none of which is related to the merger) without compensation in furtherance of its efforts to be engaged on future transactions and other related matters. Specifically, over recent years, Baird has been engaged as financial advisor to Parent in connection with Parent’s acquisition of Zygo Corporation in June 2014, for which Baird was paid a transaction fee. Baird was also engaged in 2015 as financial advisor to Parent in connection with another potential acquisition, which was not completed, and Baird did not receive any fees for its services on that matter. In addition, Baird has provided investment banking services to two clients over the past two years on sell-side engagements in which Parent was the acquiror. No material relationship between MOCON, Parent or any other party or affiliate to the merger is mutually understood to be contemplated in which any compensation is intended to be received.

Certain Financial Forecasts

We do not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results due to the inherent unpredictability of the underlying long term assumptions, estimates and projections. Our management prepared and provided to our Board estimated forward-looking financial information for the years 2017 through 2021 for use in connection with the evaluation of the proposed merger. These internal financial forecasts for the years 2017 through 2021 (the “financial forecasts”) were reviewed by our Board and authorized by the Board for use by our financial advisor, Baird.

The information set forth below is included solely to give MOCON’s shareholders access to relevant portions of such financial projections and is not included in this proxy statement in order to influence any shareholder of MOCON to vote in favor of the merger or for any other purpose, including whether or not to seek dissenters’ rights with respect to a shareholder’s shares of MOCON common stock.

The financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. In addition, the financial forecasts were not prepared with the assistance of or reviewed, compiled or examined by independent accountants. The financial forecasts do not comply with U.S. generally accepted accounting principles (“GAAP”). The financial forecasts may differ from published analyst estimates and forecasts and do not take into account any events or circumstances after the date they were prepared, including the announcement of the merger.

The financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond our management’s control. Important factors that may affect actual results and result in such forecasts not being achieved include: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement and the inability to complete the merger due to the failure to obtain shareholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including that a governmental authority may prohibit, delay or refuse to grant approval for the consummation of the transaction, and risks and uncertainties pertaining to our business, including the risks and uncertainties detailed in our public periodic filings with the SEC. In addition, the financial forecasts may be affected by our ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions upon which the financial forecasts were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which we operate, and the risk and uncertainties described under “Cautionary Statement Concerning Forward-Looking Statements,” all of which are difficult or impossible to predict accurately and many of which are beyond our control and, upon consummation of the merger, will be beyond the control of the surviving company. The financial forecasts also reflect assumptions as to certain business decisions that are subject to change.

The financial forecasts were developed by MOCON without giving effect to the transactions contemplated by the merger agreement, and therefore the financial forecasts do not give effect to the merger or any changes to MOCON’s operations or strategy that may be implemented after the consummation of the merger, including any costs incurred in connection with the merger. Furthermore, the financial forecasts do not take into account the effect of any failure of the transactions contemplated by the merger agreement to be completed and should not be viewed as accurate or continuing in that context.

Accordingly, there can be no assurance that the financial forecasts will be realized, and actual results may vary materially from those shown. The inclusion of the financial forecasts in this proxy statement should not be regarded as an indication that any of MOCON, Baird, Parent and Merger Sub or their respective affiliates, officers, directors, advisors or other representatives considered or consider the financial forecasts necessarily predictive of actual future events, and the financial forecasts should not be relied upon as such. None of MOCON, Baird, Parent, Merger Sub or their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the financial forecasts, and MOCON undertakes no obligation to update or otherwise revise or reconcile the financial forecasts to reflect circumstances existing after the date such financial forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial forecasts are shown to be in error. None of MOCON, or, to the knowledge of MOCON, Parent and Merger Sub, intends to make publicly available any update or other revisions to the financial forecasts. None of MOCON or its respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any shareholder or other person regarding the ultimate performance of MOCON compared to the information contained in the financial forecasts or that forecasted results will be achieved. MOCON has made no representation to Parent or Merger Sub, in the merger agreement or otherwise, concerning the financial forecasts.

The financial forecasts include certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted EBIT (in each case, as defined below). Certain of the financial projections set forth herein may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by MOCON may not be comparable to similarly titled amounts used by other companies.

In light of the foregoing factors and the uncertainties inherent in these projections, shareholders of MOCON are cautioned not to place undue, if any, reliance on these projections.

	Actual				Forecast
	For this Fiscal Year Ended Dec. 31		LTM		For the Fiscal Year Ending Dec. 31
	2015	2016	3/31/2017	2017	2018	2019	2020	2021
Net Revenue	$60.0	$63.2	$64.1	$67.8	$72.7	$77.9	$83.7	$89.3
% Growth	(6.9)%	5.4%	7.6%	7.2%	7.3%	7.1%	7.5%	6.7%

Gross Profit	$33.4	$35.9	$36.3	$38.7	$41.9	$45.4	$48.7	$52.4
% Margin	55.6%	56.8%	56.6%	57.1%	57.6%	58.3%	58.2%	58.6%

Net Income	$3.0	$5.0	$5.4	$6.3	$7.1	$8.5	$9.6	$11.1
% Margin	5.0%	7.9%	8.4%	9.3%	9.8%	10.9%	11.5%	12.4%

Adjusted EBITDA(1)	$11.2	$11.3	$11.3	$12.6	$13.7	$15.6	$17.2	$19.3
% Margin	18.6%	17.9%	17.6%	18.6%	18.8%	20.0%	20.5%	21.7%

Adjusted EBIT(2)	$8.7	$8.8	$8.8	$10.1	$11.2	$13.2	$14.9	$17.1
% Margin	14.5%	13.9%	13.7%	14.9%	15.4%	17.0%	17.8%	19.1%

Capital Expenditures	$1.6	$0.9	-	$1.5	$1.5	$1.5	$1.5	$1.5

Net Working Capital	$8.8	$8.2	-	$8.3	$9.0	$10.0	$11.0	$12.4

(all $ figures in millions)

(1)	The non-GAAP measurement of Adjusted EBITDA is calculated in the same manner as Adjusted EBIT (set forth in footnote 2 below) plus adding back depreciation and amortization expenses.

(2)

The non-GAAP measurement of Adjusted EBIT for 2015, 2016 and LTM 3/31/2017 is calculated by adding back to net income charges for interest, income taxes, and certain non-recurring expenses (including expenses relating to realignment, share based compensation, personnel no longer with MOCON, transaction expenses associated with the merger and certain other non-recurring items), and excluding the financial results from the operations and sale of the Microanalytics business and excluding the effects of foreign currency translation.  Forecasted Adjusted EBIT for 2017 – 2021 is calculated by adding back to forecasted net income charges for interest and income taxes.

Interests of the Directors and Executive Officers of MOCON in the Merger

When considering the recommendation of the Board that you vote to approve the proposal to approve and adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a shareholder. The Special Committee was aware of these interests and considered them, among other matters, in evaluating and overseeing the negotiation of the merger agreement, and in recommending that the Board approve the merger agreement and the merger. The Board was also aware of these interests in approving the merger agreement and the merger and in recommending that the merger agreement be adopted by the shareholders of MOCON.

This section discusses such interests held by each of (1) our directors, consisting of Robert L. Demorest (Chairman), Robert F. Gallagher, Bradley D. Goskowicz, Tom C. Thomas, David J. Ward, Kathleen Iverson, and Paul R. Zeller; (2) our named executive officers, consisting of Robert L. Demorest, President and Chief Executive Officer; Elissa Lindsoe, Chief Financial Officer; and Michael Barto, Senior Vice President of Global Manufacturing and Engineering; and (3) Maurice Janssen, Senior Vice President of Global Sales and Marketing, who was hired in January 2017. Donald N. DeMorett, our former Chief Operating Officer, who resigned on September 1, 2016, was a named executive officer in our definitive proxy statement for our 2017 Annual Meeting of Shareholders, but is not entitled to any compensation that may become payable in connection with the merger and does not have any outstanding unvested stock options that will vest in connection with the merger. The compensation that may become payable to our named executive officers in connection with the merger is subject to a non-binding advisory vote of MOCON’s shareholders, as described below in “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation” beginning on page 79.

Compensation of Directors

MOCON’s non-employee directors receive compensation consisting of a mix of cash and equity for their service. They receive equity in the form of stock options, granted as determined by MOCON’s Compensation Committee. The options MOCON grants to our non-employee directors are typically made in December of each year and have generally had an exercise term of seven years and vest or become exercisable December 31 of the following year, and will have a per-share exercise price equal to the closing sale price of our common stock on the date of grant. Pursuant to the MOCON, Inc. Director Retirement Plan, a non-employee director who has served on MOCON’s Board for at least five years will, upon retirement, receive an amount equal to the annual retainer fee such director would have been entitled to receive during the fiscal year in which such director’s retirement occurs. This payment, however, will not be made to a director who, following the director’s retirement, continues to serve as a consultant to MOCON. Any amount payable under the retirement plan will be paid as determined by MOCON’s Board in its sole discretion following such director’s retirement. Messrs. Gallagher and Thomas are the only non-employee directors eligible to receive payments pursuant to the retirement plan upon their retirement from MOCON’s Board.

Other than the acceleration and conversion of any MOCON stock options in connection with the merger, and payments under the Director Retirement Plan, our outside directors will not receive any additional compensation based on the merger.

The table below shows the estimated amounts of payments and benefits that each of our outside directors would receive in connection with the merger, based on outstanding equity awards as of May 15, 2017:

Name	Cash(1)	Equity(2)	Total

Robert F. Gallagher	$ 16,000	$ 27,500	$ 43,500

Bradley D. Goskowicz	$ 0	$ 27,500	$ 27,500

Kathleen P. Iverson	$ 0	$ 27,500	$ 27,500

Tom C. Thomas	$ 16,000	$ 27,500	$ 43,500

David J. Ward	$ 0	$ 27,500	$ 27,500

Paul R. Zeller	$ 0	$ 27,500	$ 27,500

(1)	Reflects payment made under the MOCON Director Retirement Plan, which is equal to the current annual retainer fee.

(2)

Consists of the value of the automatic acceleration of the vesting of unvested stock options held by a director. The equity acceleration values are “single trigger” and would be recognized immediately following completion of the merger. The value of this automatic vesting is based on the excess of (i) the $30.00 per-share merger consideration over (ii) the exercise price of the options, multiplied by the number of unvested shares of common stock underlying the options. Each director holds 2,500 unvested stock options.

Agreements with Executive Officers

No executive officer of MOCON has entered into an agreement with Parent or Merger Sub or any of their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving company or one or more of its affiliates. Prior to or following the closing of the merger, however, these executive officers may discuss or enter into such agreements with Parent, Merger Sub and/or any of their respective affiliates.

Treatment of Stock Options; Employee Stock Purchase Plan

Under the merger agreement, the equity-based awards held by MOCON’s directors and executive officers under the MOCON stock plans, and any right to purchase MOCON common stock under the ESPP, will be treated as follows:

Stock Options. Effective as of the effective time of the merger, each then-outstanding stock option held by directors or executive officers whether or not vested will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of MOCON common stock subject to the option and (ii) the amount (if any) by which the per-share merger consideration ($30.00) exceeds the exercise price per share of MOCON common stock underlying the stock option (less any applicable withholding taxes).

Employee Stock Purchase Plan. Under the ESPP, no new offering period will commence following completion of the offering period in progress as of the date of the merger agreement. If the effective time of the merger occurs on or before June 30, 2017, MOCON will pay to each participant in the current offering period (including any participants that are executive officers) an amount (not less than zero) in cash equal to the per-share merger consideration multiplied by (i) the result obtained by dividing the amount of the payroll deductions credited to such participant’s account pursuant to the ESPP as of prior to the effective time of the merger, by (ii) the purchase price (as defined by the ESPP). If the effective time of the merger occurs on or after July 1, 2017, MOCON will issue shares of MOCON common stock to the participants in the current offering period in accordance with its terms as of the end of the current offering period and the participants will receive the per-share merger consideration for each such share the participant holds as of the effective time of the merger.

Payments to MOCON Executives Upon Termination Following Change in Control

Annual Incentive Plan

The MOCON Annual Incentive Plan (the “Incentive Plan”) provides that if a change in control occurs and then the Incentive Plan is discontinued during the same year in which the change in control occurred, (1) each participant, including executive officers, will be deemed to have achieved all of his or her individual objectives for that year and (2) the operating income and revenue growth components of the Incentive Plan for that year will be deemed to have been achieved at goal amounts, and then all payouts will be pro-rated based on the date that the Incentive Plan was discontinued. In addition, if a change in control occurs and then the Incentive Plan is discontinued after the completion of an Incentive Plan year but prior to the date any amounts that have been earned under the terms of the Incentive Plan for the completed Incentive Plan year have been paid, all participants will be paid all such earned amounts for the completed Incentive Plan year in accordance with the terms of the Incentive Plan. Notwithstanding the foregoing, if an executive officer voluntarily terminates his or her employment (other than for “good reason” in the case of a participant that has in place with MOCON a severance agreement or other similar agreement that defines “good reason”) prior to the date of a payment otherwise payable under either of such paragraphs, then such participant will not receive such payment.

Each of MOCON’s executive officers has entered into a severance agreement that provides that, if the executive officer’s employment is terminated within two years following a change in control of MOCON, then the executive officer would be entitled to receive severance in an amount equal to two times the executive officer’s highest annual base salary in effect at any time prior to such termination; provided, however, the amount of severance payment will be reduced by any amount paid to the executive officer for employment following the change in control, but not below an amount equal to such annual base salary. However, a payment will only be made if such termination is (i) by MOCON other than for “cause,” or (ii) by the executive officer for “good reason,” each as defined in the respective severance agreements. In addition, payment will only be made if the executive officer executes a general release of claims against MOCON in the form and manner prescribed by MOCON. If the executive officer is terminated other than for cause or resignation for good reason outside the two years following a change in control of MOCON the executive officer will receive severance in an amount up to his or her highest annual base salary prior to such termination.

The severance agreements with MOCON’s executive officers also provide that all outstanding stock options then held by the executive officer under any equity incentive plan approved by MOCON’s shareholders will become immediately exercisable in full and any applicable restrictions will lapse and will remain exercisable for the remainder of their terms if the executive officer is terminated other than for cause or resigns for a good reason within 24 months following a change in control or prior to and in connection with such change in control.

Finally, the severance agreements with executive officers contain a “golden parachute best results” provision to the extent any acceleration of the exercisability of the options (which acceleration could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), together with any other payments which the executive officer has a right to receive from MOCON or any corporation which is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which MOCON is a member, would constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code, then the exercisability of option will be reduced so no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, if taking into account all applicable taxes, such reduction would result in the receipt by the executive officer, on an after-tax basis, of a greater amount of benefits. The terms of the merger agreement require MOCON to use commercially reasonable efforts to enter into agreements or amendments with any individual who may receive payments in connection with the transactions contemplated by the merger agreement that would be “parachute payments” under Section 280G of the Code to provide that any payments or benefits that the individual may receive (whether on account of acceleration of payment, vesting or exercisability or cash payments) should be reduced so that no amounts will be deemed payments subject to excise tax under Section 4999 of the Code.

Our Compensation Committee has established the MOCON Executive Special Performance Bonus Plan (the “Performance Plan”) for our executive officers to further motivate these individuals to attain certain company-related performance goals in addition to the operating income, revenue growth and objectives goals covered under the Incentive Plan. If achieved, the bonuses will be in the form of an extra week of paid vacation and an all-expense paid trip up to maximum amounts ranging from $15,000 to $20,000. The Performance Plan provides any executive officer participating in the Performance Plan with a bonus if the employment of any executive officer participating in the Performance Plan is terminated for any reason before the last day of the Performance Plan year and after a change in control that took place during such year, the participant will be paid a pro-rated amount of his or her “award value” (defined as the dollar amount equal to the amount of expenses that would be covered for that participant’s trip plus the dollar value of one week’s salary for that participant) based on the date of such termination. If the employment of any executive officer participating in the Performance Plan is terminated after the last day of the Performance Plan year (regardless of whether a change in control occurred during the Performance Plan year) and the Board or a committee of the Board determines the participant achieved his or her goals for that year, the participant will receive the award value for that year. Notwithstanding the foregoing, if a participant voluntarily terminates his or her employment (other than for “good reason” in the case of a participant that has in place with MOCON a severance agreement or other similar agreement that defines “good reason”) prior to the date of a payment otherwise payable under either of such paragraphs, then such participant will not receive such payment.

While all executive officers will receive the benefit of being cashed out of their stock options whether or not vested, in connection with the merger, there has been no determination made as to whether any executive officers will be terminated in connection the merger, such that the other severance payments would be triggered.

All of the employees of MOCON, Inc., including executive officers, are employed “at will” and do not have employment agreements with MOCON.

Quantification of Payments and Benefits to MOCON Executive Officers

The table below and its footnotes show the estimated amounts of payments and benefits that each named executive officer and Maurice Janssen would receive in connection with the merger, based on their compensation levels and outstanding equity awards as of May 15, 2017, and assuming solely for illustrative purposes that each applicable individual experiences a qualifying termination of employment on the closing date of the merger.

The amounts reflected in the table and the footnotes are determined using a per-share price for MOCON’s common stock of $30.00, the per-share merger consideration as specified in the merger agreement. The compensation summarized in the table and footnotes below in respect of the named executive officers is subject to a non-binding advisory vote of MOCON’s shareholders, as described below in “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation” beginning on page 79.

The calculations in the tables below do not include amounts the officers were already entitled to receive or that were vested as of May 15, 2017, or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of an officer and that are available generally to all of the salaried employees of MOCON. The estimated amounts below are based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement. In addition, certain amounts will vary depending on the actual date of closing of the merger, which is presently expected to occur in the second quarter of 2017. As a result, the actual amounts, if any, to be received by an applicable individual may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Name	Cash(1)(2)(3)	Equity(4)	Total

Robert L. Demorest	$983,535	$550,000	$$1,533,535

Elissa Lindsoe	$606,298	$220,000	$826,298

Michael Barto	$466,269	$165,000	$631,269

Maurice Janssen	$482,567	$165,000	$647,567

(1)

Includes the following lump sum equal to two times base salary: Mr. Demorest: $834,000; Ms. Lindsoe: $530,000; Mr. Barto: $420,000; and Mr. Janssen: $430,000. All such payments are “double trigger” and would be paid only upon the named executive officer’s involuntary termination without cause or resignation for good reason in connection with or within 24 months following the merger.

(2)

Includes the following award value for each named executive officer and Mr. Jannsen under the MOCON Executive Special Performance Bonus Plan, which is an amount equal to the dollar value of the amount of expenses that would be covered for such person’s vacation under such plan and the dollar value of one week’s salary for that person, pro-rated through the date of termination (which for this purpose was assumed to be June 30): Mr. Demorest: $14,010; Ms. Lindsoe: $10,048; Mr. Barto: $9,519; and Mr. Janssen: $9,567. All such payments are “double trigger” and would be paid only upon the qualifying termination of the named executive officer in connection with the merger.

(3)

Includes the following lump sum payments equal to the pro rata target bonus of each named executive officer and Mr. Jannsen under the MOCON Annual Incentive Plan: Mr. Demorest: $135,525; Ms. Lindsoe: $66,250; Mr. Barto: $36,750; and Mr. Janssen; $43,000. All such payments are “double trigger” and would be paid only upon the qualifying termination of the person in connection with the merger.

(4)

Consists of the value of the automatic cash out of all of unvested stock options held by a named executive officer and Mr. Jannsen. The equity cash outs are “single trigger” and would be recognized immediately following completion of the merger, regardless of whether the executive experiences a qualifying termination within 24 months following completion of the merger. The value of this automatic cash out is based on the excess (if any) of (i) the $30.00 per-share merger consideration over (ii) the exercise price of the options, multiplied by the number of unvested shares of common stock underlying the options. Mr. Demorest holds 50,000 unvested stock options, Ms. Lindsoe holds 20,000 unvested stock options, Mr. Barto holds 15,000 unvested stock options, and Mr. Janssen holds 15,000 unvested stock options, all with an exercise price of $19.00 per share.

Insurance and Indemnification of Directors and Executive Officers

From and after the effective time of the merger, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time now existing in favor of the current or former directors or officers of MOCON and MOCON subsidiaries as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) and any indemnification or other similar agreements of MOCON or any MOCON subsidiaries, in each case as in effect on the date of the merger agreement, shall continue in full force and effect in accordance with their terms (it being agreed that after the closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall cause MOCON and MOCON subsidiaries to perform its obligations thereunder. Without limiting the foregoing, from and after the effective time of the merger, the surviving company agrees that it will indemnify and hold harmless each individual who is as of the date of the merger agreement, or who becomes prior to the effective time, a director or officer of MOCON or any MOCON subsidiaries or who is as of the date of the merger agreement, or who thereafter commences prior to the effective time, serving at the request of MOCON or any MOCON subsidiaries as a director or officer of another person (any of the foregoing we refer to as company indemnified parties), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the effective time (including the merger agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the company indemnified party is or was a director or officer of MOCON or any MOCON subsidiary or is or was serving at the request of MOCON or any MOCON subsidiary as a director or officer of another person, whether asserted or claimed prior to, at or after the effective time, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit or proceeding, (x) each company indemnified party will be entitled to advancement of reasonable expenses of counsel reasonably selected by the indemnified parties, incurred in the defense of any such claim, action, suit or proceeding from the surviving company within 10 business days of receipt by the surviving company from the company indemnified party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if any only to the extent required by the MBCA or the surviving company’s articles of incorporation or bylaws (or comparable organizational documents) to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (y) the surviving company shall cooperate in the defense of any such matter.

For a period of six years from and after the effective time of the merger, the surviving company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by MOCON or its subsidiaries or provide substitute policies for MOCON and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by MOCON, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by MOCON with respect to claims arising from facts or events that occurred on or before the effective time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall the surviving company be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by MOCON prior to the date of the merger agreement (referred to as the maximum amount), and if the surviving company is unable to obtain the insurance required by the merger agreement it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the maximum amount, in respect of each policy year within such period. In lieu of such insurance, prior to the closing date MOCON may, and at Parent’s request shall, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for MOCON and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by MOCON, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by MOCON with respect to claims arising from facts or events that occurred on or before the effective time; provided that in no event shall the cost of any such tail policy in respect of any one policy year exceed the maximum amount. The surviving company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

Financing of the Merger

The merger agreement is not subject to any financing contingency. We anticipate that the total amount of funds necessary to consummate the merger and the related transactions will be approximately $187 million, including the funds needed to (i) pay our shareholders the amounts due to them under the merger agreement; (ii) make payments in respect of MOCON’s outstanding stock options pursuant to the merger agreement; (iii) discharge certain outstanding indebtedness of MOCON, including indebtedness that will come due or otherwise be repaid or refinanced as a result of the merger; and (iv) pay all fees and expenses payable by Parent and Merger Sub under the merger agreement. This amount will be funded through Parent or Merger Sub’s cash and cash equivalents and/or available sources of credit on hand at closing.

Closing and Effective Time of the Merger

Unless another date is agreed by the parties, the closing of the merger will take place no later than the second business day following the satisfaction or, to the extent permitted by law, waiver of all conditions to closing (described below under “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 73) (other than those conditions to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions).

Concurrently with the closing, the parties will file articles of merger with the Secretary of State for the State of Minnesota as provided under the Minnesota Business Corporation Act. The merger will become effective upon the filing of the articles of merger, or at such later time as is agreed by Parent and MOCON and specified in the articles of merger.

Dissenters’ Rights

Section 302A.471 of the Minnesota Business Corporation Act entitles any shareholder of MOCON who is entitled to vote and who objects to a merger to dissent from such action and obtain payment for the “fair value” of his or her shares of common stock. Any shareholder of MOCON contemplating an attempt to assert and exercise dissenters’ rights in connection with the proposed merger described in this proxy statement should review carefully the provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (copies of which are provided in Appendix B), particularly the specific procedural steps required to perfect such rights. DISSENTERS’ RIGHTS ARE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 302A.473 ARE NOT FULLY AND PRECISELY SATISFIED.

Set forth below (to be read in conjunction with the full text of Section 302A.473 appearing in Appendix B) is a brief description of the procedures relating to the exercise of dissenters’ rights applicable to the proposed merger agreement. The following description does not purport to be a complete statement of the provisions of Section 302A.473 and is qualified in its entirety by reference thereto.

Under Section 302A.473, Subd. 3, a shareholder who wishes to exercise dissenters’ rights, which we refer to as a dissenter, must file with MOCON, before the shareholder vote on the proposed merger agreement, a written notice of intent to demand the “fair value” of MOCON’s shares owned by the shareholder. Under Section 302A.471, Subd. 2, beneficial owners of shares who desire to exercise statutory dissenters’ rights must obtain and submit the registered owner’s written consent at or before the time the notice of intent to demand fair value is due. IN ADDITION, THE SHAREHOLDER MUST NOT VOTE HIS OR HER SHARES IN FAVOR OF THE PROPOSED MERGER AGREEMENT. A VOTE AGAINST THE PROPOSED MERGER AGREEMENT DOES NOT IN ITSELF CONSTITUTE SUCH A WRITTEN NOTICE AND A FAILURE TO VOTE DOES NOT AFFECT THE VALIDITY OF A TIMELY WRITTEN NOTICE.

If the proposed merger agreement is approved by the shareholders of MOCON, MOCON must send to all dissenters who filed the necessary notice of intent to demand the fair value of their shares (and who did not vote their shares in favor of such proposal) a notice containing certain information required by Section 302A.473, Subd. 4, including without limitation the address to which a dissenter must send a demand for payment and certificates representing shares in order to obtain payment for such shares and the date by which they must be received. In order to receive the fair value of the shares under Section 302A.473, a dissenter must demand payment and deposit certificates representing shares within 30 days after such notice from MOCON is given. Under Minnesota law, notice by mail is given by a corporation when deposited in the United States mail. A SHAREHOLDER WHO FAILS TO MAKE DEMAND FOR PAYMENT AND TO DEPOSIT CERTIFICATES AS REQUIRED BY SECTION 302A.473, SUBD. 4, LOSES THE RIGHT TO RECEIVE THE FAIR VALUE OF HIS OR HER SHARES UNDER SUCH SECTION NOTWITHSTANDING THE TIMELY FILING OF NOTICE OF INTENT TO DEMAND PAYMENT UNDER SECTION 302A.473, SUBD. 3.

Except as provided below, if demand for payment and deposit of stock certificates is duly made by a dissenter with MOCON as required by the notice, then after MOCON’s receipt of such demand or the effective date of the merger, whichever is later, MOCON must pay the dissenter an amount which MOCON estimates to be the fair value of the dissenter’s shares of stock, with interest, if any. For the purpose of a dissenter’s appraisal rights under Sections 302A.471 and 302A.473, “fair value” means the value of the shares of stock immediately before the effective date of such merger and “interest” means interest commencing five days after the effective date of such merger until the date of payment, calculated at the rate provided in Minnesota Statutes Section 549.09. If a dissenter believes the payment received from MOCON is less than the fair value of the shares of stock, with interest, if any, such dissenter must give written notice to MOCON of his or her own estimate of the fair value of the shares of stock, with interest, if any, within 30 days after the date of MOCON’s remittance, and must demand payment of the difference between his or her estimate and MOCON’s remittance. If such dissenter fails to give written notice of such estimate to MOCON within the 30-day time period, such dissenter is entitled only to the amount remitted by MOCON.

MOCON may withhold such remittance with respect to shares of stock for which a dissenter demanding payment (or persons on whose behalf such dissenter acts) was not the beneficial owner as of the first public announcement date of the proposed merger, or the public announcement date. As to each such dissenter who has validly demanded payment, following the effective date of such merger or the receipt of demand, whichever is later, MOCON must mail its estimate of the fair value of such dissenter’s shares of stock and offer to pay this amount with interest, if any, to the dissenter upon receipt of such dissenter’s agreement to accept this amount in full satisfaction. If such dissenter believes that MOCON’s offer is for less than the fair value of the shares of stock, with interest, if any, such dissenter must give written notice to MOCON of his or her own estimate of the fair value of the shares of stock, with interest, if any, and demand payment of this amount. This demand must be mailed to MOCON within 30 days after the mailing of MOCON’s offer. If the dissenter fails to make this demand within the 30-day time period, such dissenter is entitled only to the amount offered by MOCON.

If MOCON and a dissenter (including both a dissenter who held shares of stock on April 17, 2017, which was the date the merger was publicly announced, and a dissenter who purchased shares of stock after such date who have complied with their respective demand requirements) do not settle the dissenter’s demand within 60 days after MOCON receives the dissenter’s estimate of the fair value of his or her shares of stock, then MOCON must file a petition in a court of competent jurisdiction in the county in which the registered office of MOCON is located, requesting that the court determine the statutory fair value of stock with interest, if any. All dissenters whose demands are not settled within the applicable 60-day settlement period must be made parties to this proceeding.

The court will then determine whether each dissenter in question has fully complied with the provisions of Section 302A.473, and for all dissenters who have fully complied and not forfeited statutory dissenters’ rights, will determine the fair value of the shares, taking into account any and all factors the court finds relevant (including, without limitation, the recommendation of any appraisers which may have been appointed by the court), computed by any method that the court, in its discretion, sees fit to use, whether or not used by MOCON or a dissenter. The fair value of the shares as determined by the court is binding on all shareholders. However, under the statute, dissenters are not liable to MOCON for the amount, if any, by which payments remitted to the dissenters exceed the fair value of such shares determined by a court, with interest. The costs and expenses of such a court proceeding are assessed against MOCON, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment is found to be arbitrary, vexatious or not in good faith.

Under Section 302A.471, Subd. 2, a shareholder of MOCON may not assert dissenters’ rights with respect to less than all of the shares of stock registered in such shareholder’s name, unless the shareholder dissents with respect to all shares beneficially owned by another person and discloses the name and address of such other person.

Under Section 302A.471, Subd. 4, a shareholder of MOCON has no right at law or equity to set aside the approval of a merger, except if such approval or consummation is fraudulent with respect to such shareholder or MOCON.

In view of the complexity of Section 471 of the Minnesota Business Corporation Act, MOCON’s shareholders who may wish to pursue dissenters’ rights should consult their legal and financial advisor.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the U.S. federal income tax consequences of the merger that are relevant to holders of shares of MOCON common stock whose shares are converted into the right to receive cash pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of MOCON common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary does not describe any of the tax consequences arising under the laws of any state, local or foreign tax jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (e.g., state, gift or alternative minimum tax or the Medicare net investment income surtax). In addition, this summary does not address the U.S. federal income tax consequences to holders of shares who exercise dissenters’ rights under Minnesota law. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, including:

●

Holders who may be subject to special treatment under U.S. federal income tax laws, such as: financial institutions, tax-exempt organizations, S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes, insurance companies, mutual funds, dealers in stocks and securities, traders in securities that elect to use the mark-to-market method of accounting for their securities, regulated investment companies, real estate investment trusts, or certain expatriates or former long-term residents of the United States;

●	Holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

●	Holders that received their shares of MOCON common stock in a compensatory transaction;

●	Holders who own an equity interest, actually or constructively, in Parent or the surviving company; or

●	U.S. Holders whose “functional currency” is not the U.S. dollar.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of MOCON common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the shares of MOCON common stock and partners therein should consult their tax advisors regarding the consequences of the merger.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of MOCON common stock who or that is for U.S. federal income tax purposes:

●	An individual who is a citizen or resident of the United States;

●	A corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

●	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●

A trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of MOCON common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of MOCON common stock who or that is not a U.S. Holder or partnership for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

Any gain realized by a Non-U.S. Holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

●

The gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty);

●

Such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty); or

●

We are or have been a “United States real property holding corporation,” which we refer to as USRPHC, at some point during the applicable statutory period, and the Non-U.S. Holder’s shares of MOCON’s common stock represent a “U.S. real property interest,” which we refer to as USRPI, under the Foreign Investment in Real Property Act, which we refer to as FIRPTA.

Under FIRPTA, dispositions of a USRPI by a foreign person are generally subject to U.S. federal income taxation. Shares in a USRPHC with at least one class of stock that is regularly traded on an established securities market generally will be considered a USRPI with respect to a foreign person if such foreign person holds more than 5% of the value of the regularly traded class of stock.

We believe that we have not been a USRPHC during the applicable statutory period. Therefore, the sale of any shares of MOCON common stock held by a Non-U.S. Holder will not be subject to U.S. taxation under the FIRPTA rules.

Regulatory Approvals Required for the Merger

General

MOCON and Parent have agreed to use their reasonable efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the merger and the other transactions contemplated by the merger agreement. These approvals include the expiration or termination of the applicable waiting period under the HSR Act and any mandatory waiting period or required consent, approval or other authorization under any regulatory law of Germany or any other regulatory approval law except where the failure to observe the waiting period or obtain a consent under any other regulatory approval would reasonably be expected to delay the merger or have a material adverse effect on the expected benefits of the merger to Parent and MOCON. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or FTC, the merger cannot be completed until MOCON and Parent each file a notification and report form with the FTC and the Antitrust Division of the Department of Justice under the HSR Act and the applicable waiting period thereunder has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. MOCON and Parent and its affiliates filed their respective HSR Act notifications on April 28, 2017, and the waiting period is scheduled to expire on May 30, 2017.

At any time before or after consummation of the merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the Antitrust Division of the Department of Justice or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Notwithstanding any other provision of the merger agreement to the contrary, in no event shall Parent or any of its subsidiaries or affiliates be required to agree to (nor shall MOCON or any of its subsidiaries agree unless Parent so directs them (and they shall, if Parent so directs, agree, so long as such agreements are conditioned upon the closing)), to (i) sell, hold separate or otherwise dispose of all or a portion of its respective business, assets or properties, or conduct its business in a specified manner; (ii) pay any amounts (other than the payment of filing fees and expenses and fees of counsel or any nominal payments), or grant any counterparty to any contract any meaningful accommodation; (iii) limit in any manner whatsoever the ability of such entities to conduct, own, operate or control any of their respective businesses, assets or properties or of the businesses, properties or assets of MOCON and MOCON’s subsidiaries; (iv) waive any of the conditions to closing set forth in the merger agreement; or (v) initiate, defend, participate in, continue, or appeal any action in order to obtain the successful termination of any review of any review of any governmental entity regarding the merger or the other transactions, or any related matter brought by or on behalf of any governmental entity.

Foreign Regulatory Approval

Pursuant to the Federal Cartel Office (FCO) in Germany, the merger cannot be completed until Parent completes a mandatory pre-merger filing in Germany and either the FCO clears the merger or the mandatory waiting period expires.  Parent filed the mandatory pre-merger filing in Germany on April 28, 2017, and received clearance for the transaction on May 8, 2017.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Appendix A and incorporated into this proxy statement by reference. We encourage you to read the merger agreement carefully in its entirety because this summary may not contain all the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement except as expressly stated therein and may be subject to important qualifications, limitations and supplemental information agreed to by MOCON, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties were included in the merger agreement for the purpose of allocating contractual risk between MOCON, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Investors and security holders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of MOCON, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. The merger agreement is described below, and attached as Appendix A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding MOCON or our business. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding MOCON and our business. Please see “Where You Can Find More Information” beginning on page 83.

Effects of the Merger; Directors and Officers; Articles of Incorporation; Bylaws

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the Minnesota Business Corporation Act, at the effective time of the merger, Merger Sub will be merged with and into MOCON, with MOCON continuing as a wholly owned subsidiary of Parent from and after the effective time of the merger.

Effective as of, and immediately following, the effective time of the merger, the board of directors of the surviving company will consist of the directors of Merger Sub, each to hold office in accordance with the articles of incorporation and bylaws of the surviving company until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal, as the case may be. The individuals specified by Parent prior to the effective time of the merger, from and after the effective time of the merger, shall be the initial officers of the surviving company, each to hold office in accordance with the articles of incorporation and bylaws of the surviving company until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving company. At the effective time of the merger, the articles of incorporation of MOCON as the surviving company will be amended to be identical to the articles of incorporation set forth in Exhibit A to the merger agreement until amended in accordance with applicable law and the applicable provisions of such articles of incorporation (subject to Parent’s and the surviving company’s obligations described in “The Merger—Interests of the Directors and Executive Officers of MOCON in the Merger—Insurance and Indemnification of Directors and Executive Officers” beginning on page 50), and MOCON’s bylaws as in effect as of the date of the merger agreement shall be amended in their entirety to read the same as the bylaws of Merger Sub immediately prior to the effective time, and as so amended shall be the bylaws of the surviving company, until thereafter amended as provided therein or in accordance with applicable law.

Closing and Effective Time of the Merger

Unless another date is agreed by the parties, the closing of the merger will take place no later than the second business day following the satisfaction or, to the extent permitted by law, waiver of all conditions to closing (described below under “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions).

Concurrently with the closing, the parties will file articles of merger with the Secretary of State for the State of Minnesota as provided under the Minnesota Business Corporation Act. The merger will become effective upon the filing of the articles of merger, or at such later time as is agreed by Parent and MOCON and specified in the articles of merger.

Merger Consideration

Common Stock

At the effective time of the merger, each share of MOCON common stock issued and outstanding immediately prior to such time (other than Excluded Shares) will be converted automatically into the right to receive $30.00 per share in cash, without interest and less any applicable withholding taxes. All shares converted into the right to receive the per-share merger consideration will automatically be cancelled at the effective time of the merger, and each certificate formerly representing shares of MOCON common stock will thereafter represent only the right to receive the per-share merger consideration.

Outstanding Stock Options; Employee Stock Purchase Plan

The merger agreement provides for the following treatment with respect to equity awards relating to MOCON common stock:

●

Options. Effective as of the effective time of the merger, each then-outstanding option (that previously has not expired or been exercised) to purchase shares of MOCON common stock, whether or not vested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of MOCON common stock subject to the option and (ii) the amount, if any, by which the per-share merger consideration exceeds the exercise price per share of MOCON common stock underlying the stock option (less any applicable withholding taxes).

●

Employee Stock Purchase Plan. No new offering period will commence under MOCON’s Employee Stock Purchase Plan, which we refer to as the ESPP, following completion of the offering period in progress as of the date of the merger agreement. The ESPP will be terminated as of the effective time of the merger, provided that if the effective time of the merger has not occurred by the end of the current offering period, the ESPP will then be suspended until the effective time of the merger, at which time it will be terminated. If the effective time of the merger occurs on or before June 30, 2017, which is the end of the current ESPP offering period, MOCON will pay to each participant in the current offering period an amount (not less than zero) in cash equal to the per-share merger consideration multiplied by (i) the result obtained by dividing the amount of the payroll deductions credited to such participant’s account pursuant to the ESPP prior to the effective time by (ii) the purchase price (as defined by the ESPP).

Exchange and Payment Procedures

Prior to the effective time of the merger, Parent will appoint a bank or trust company reasonably acceptable to MOCON, which institution we refer to as the paying agent, to make payments of the per-share merger consideration to shareholders. Immediately prior to the effective time of the merger, Parent will deposit or cause to be deposited with the paying agent, cash sufficient to pay the aggregate per-share merger consideration to shareholders.

As reasonably promptly as practicable (but no later than the third business day) after the effective time of the merger, Parent will cause the paying agent to mail to each holder of record of MOCON common stock (other than the Excluded Shares) a letter of transmittal together with instructions thereto. Upon (i) in the case of shares of MOCON common stock (other than Excluded Shares) represented by a certificate, the surrender of such certificate for cancellation to the paying agent together with the letter of transmittal, duly, completely and validly executed in accordance with the instructions thereto and the certificates so surrendered shall forthwith be cancelled, or (ii) in the case of shares of MOCON common stock (other than Excluded Shares) held in book-entry form, the receipt of an “agent’s message” by the paying agent, and in each case, together with such other documents as may be reasonably required by the paying agent, the holder of such shares will be entitled to receive the per-share merger consideration in exchange therefor. The amount of any per-share merger consideration paid to the shareholders may be reduced by any applicable withholding taxes.

If any cash deposited with the paying agent remains undistributed to holders of MOCON common stock (other than Excluded Shares) one year following the effective time of the merger, such cash (including any interest received in respect thereto) will be delivered to Parent and any holders of MOCON common stock (other than Excluded Shares) who have not complied with the exchange procedures in the merger agreement will thereafter look only to Parent for payment of its claim for the per-share merger consideration, without any interest thereon. Any portion of the amount remaining unclaimed by holders of shares of MOCON common stock (other than Excluded Shares) as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of the surviving company free and clear of any claims or interest of any person previously entitled thereto.

If any stock certificate shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed, and (ii) if reasonably required by Parent, the receipt of an indemnity bond in form and substance and with surety reasonably satisfactory to the surviving company, the paying agent will, in exchange for such lost, stolen or destroyed stock certificate, pay the per-share merger consideration deliverable in respect thereof pursuant to the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties of MOCON, Parent and Merger Sub.

MOCON

Certain of the representations and warranties in the merger agreement made by MOCON are qualified as to “materiality” or “Company material adverse effect.” For purposes of the merger agreement, “Company material adverse effect” means any event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with any other directly related event, circumstance, change, condition, occurrence or effect, (a) has had, or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of MOCON and its subsidiaries, taken as a whole, or (b) prevents or materially delays the ability of MOCON to consummate the merger or the other transactions contemplated by the merger agreement. The foregoing notwithstanding, in the case of clause (a), none of the following, alone or in combination, shall be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company material adverse effect:

●	Any event, circumstance, change, condition, occurrence or effect resulting from or relating to:

o	a change in general economic, political, regulatory, business, financial, credit or capital market conditions, including interest or exchange rates,

o	any change in conditions generally affecting the principal industry in which MOCON and its subsidiaries operate,

o	any change in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof) or required by any change in applicable law after the date of the merger agreement,

o	any adoption, implementation, promulgation, repeal or modification of any applicable law after the date of the merger agreement,

o	any outbreak, escalation or acts of armed hostility, terrorism or war,

o

changes proximately caused by the announcement of the execution of the merger agreement or the pendency of the transactions (provided that the exceptions in this clause shall not apply to any representations or warranties contained in Section 3.05 of the merger agreement unless otherwise disclosed in Section 3.05 of MOCON’s disclosure letter),

o

compliance with the express terms of, or the taking of any action expressly required by, the merger agreement (excluding MOCON operating in the ordinary course of business) or the taking of any action consented to or requested in writing by Parent prior to the taking of such action;

Provided, further that the exceptions set forth in the first through fifth items immediately above, shall apply only to the extent that such event, circumstance, change, condition, occurrence or effect does not have a disproportionate impact on MOCON and its subsidiaries, taken as a whole, compared to other companies that operate in the industries in which MOCON and its subsidiaries operate.

●

Any legal proceedings made or brought by any current or former security holders of MOCON (on their own behalf or on behalf of MOCON) arising out of or related to the merger agreement or any transactions contemplated by the merger agreement.

●

Any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or trading volume of the shares (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be considered in determining whether there is a Company material adverse effect).

In the merger agreement, MOCON has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

●	Due organization, good standing and authority and qualification to conduct business with respect to MOCON and its subsidiaries;

●	The capital structure of MOCON, MOCON’s ownership of its subsidiaries;

●

Authority to enter into and perform the merger agreement, the enforceability of the merger agreement and the absence of conflicts with laws, MOCON’s organizational documents and MOCON’s material contracts;

●	Required consents and regulatory filings in connection with the merger agreement;

●	The accuracy of MOCON’s SEC filings and financial statements and the absence of certain specified undisclosed liabilities;

●	MOCON’s disclosure controls and procedures;

●	The accuracy of the information supplied by or on behalf of MOCON for inclusion in this proxy statement;

●	Tax matters;

●	The conduct of the business of MOCON and its subsidiaries since December 31, 2016 in the ordinary course consistent with past practice in all material respects;

●	The absence of any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company material adverse effect;

●

The absence of certain actions that, if taken in the period from the date of the merger agreement through the effective time of the merger, would have required Parent’s written consent under the merger agreement, since December 31, 2016 through the date of the merger agreement;

●	Employee benefit plans;

●	Litigation and investigation matters;

●	MOCON’s compliance with laws, including the FCPA and other anti-corruption laws and export-import laws and MOCON’s possession of material permits;

●	Environmental matters;

●	The existence and enforceability of specified categories of MOCON’s material contracts;

●	Real property and asset matters;

●	Intellectual property rights;

●	Labor and employment matters;

●	The inapplicability of anti-takeover statutes;

●	Payment of fees to brokers, investment bankers or other advisors in connection with the merger agreement;

●	Baird’s fairness opinion to the Board;

●	Insurance matters; and

●	Interested party transactions.

Parent and Merger Sub

Certain of the representations and warranties in the merger agreement made by Parent and Merger Sub are qualified as to a “Parent material adverse effect.” For purposes of the merger agreement, “Parent material adverse effect” means with respect to Parent or Merger Sub, any fact, circumstance, occurrence, effect, change, event or development that, individually or taken together with other facts, circumstances, occurrences, effects, changes, events or developments, is or would be reasonably likely to prevent or materially impair, interfere with, hinder or delay the consummation of the merger or the other transactions contemplated by the merger agreement.

In the merger agreement, Parent and Merger Sub have made customary representations and warranties to MOCON that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

●	Valid existence, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;

●	Authority to enter into and perform the merger agreement and enforceability of the merger agreement;

●	The absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s or Merger Sub’s contracts;

●	Required consents and regulatory filings in connection with the merger agreement;

●	The accuracy of the information supplied by or on behalf of Parent for inclusion in this proxy statement;

●	The absence of litigation;

●	Payment of fees to brokers, investment bankers or other advisors in connection with the merger agreement;

●	Ownership of Merger Sub and the capital structure of Merger Sub;

●	Parent and its affiliates’ absence of ownership interest in MOCON;

●	Matters with respect to Parent’s availability of funds;

●	The absence of certain other agreements relating to the merger; and

●	The absence of agreements between Parent and members of the Board or management.

None of the representations and warranties contained in the merger agreement survive the consummation of the merger.

Conduct of Business Pending the Merger

The merger agreement provides that, except as may be (i) set forth in MOCON’s disclosure letter; (ii) expressly permitted, contemplated or required pursuant to the merger agreement; (iii) as required by applicable law; or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) between the date of the merger agreement and the earlier of the effective time of the merger and the date, if any, the merger agreement is terminated as described in “—Termination of the Merger Agreement” below, MOCON shall, and shall cause each of MOCON’s subsidiaries to, conduct the business of MOCON and each of MOCON’s subsidiaries in the ordinary course of business consistent with past practice in all material respects; specifically, MOCON shall use commercially reasonable efforts to (i) preserve substantially intact the business organization of MOCON and its subsidiaries; (ii) keep available the services of its executive officers and key employees on commercially reasonable terms; (iii) maintain in effect all necessary licenses, permits, consents, franchises and approvals and authorizations; and (iv) maintain satisfactory relationships of MOCON and its subsidiaries with any persons with which MOCON or any subsidiary has material business relations and with governmental entities that have jurisdiction over their respective businesses and operations. MOCON agrees that, between the date of the merger agreement and the effective time, it shall not, directly or indirectly, take any action or knowingly fail to take any action that is intended to materially delay or prevent the consummation of the merger and related transactions.

Without limiting the generality of the foregoing, except (i) as expressly set forth in MOCON’s disclosure letter; (ii) as expressly permitted or required by the merger agreement; (iii) as required by applicable law; or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) from the date of the merger agreement to the effective time, MOCON shall not, and shall not permit any of its subsidiaries to, do any of the following:

●

Declare, set aside or pay any dividend on or make any other distribution (whether in cash, shares or property) in respect of any shares of its capital stock, except dividends and distributions by a direct or indirect wholly owned subsidiary of MOCON to its parent company and except that as provided in the disclosure letter, MOCON can pay the previously declared dividend of $0.12 that is payable on June 2, 2017 to record holders of shares of our common stock on May 19, 2017;

●

Split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

●

repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, MOCON or any MOCON subsidiary or any securities of MOCON or any MOCON subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, MOCON or any MOCON subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of MOCON common stock or other equity securities of MOCON in connection with (A) the payment of the exercise price of MOCON stock options with MOCON common stock (including in connection with “net exercises”), (B) required tax withholding in connection with the exercise of MOCON stock options pursuant to MOCON stock plans, and (C) forfeitures of MOCON stock options;

●

issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien (other than liens imposed by applicable securities laws) (i) any shares of capital stock of MOCON or any MOCON subsidiary, including under any MOCON stock plan or other equity or equity-based awards to employees, offers, directors or independent contractors of MOCON or any MOCON subsidiaries other than (A) the issuance of MOCON common stock upon the exercise of MOCON stock options pursuant to MOCON stock plans, in each case outstanding at the close of business on the date of the merger agreement and in accordance with their terms in effect at such time and (B) the issuance of MOCON common stock pursuant to the ESPP during the current offering period thereunder pursuant to payroll deductions established prior to the date hereof; (ii) any other equity interests or voting securities of MOCON or any MOCON subsidiary; (iii) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, MOCON or any MOCON subsidiary; (iv) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, MOCON or any MOCON subsidiary; or (v) any rights issued by MOCON or any MOCON subsidiary that are linked in any way to the price of any class of MOCON capital stock or any shares of capital stock of any MOCON subsidiary, the value of MOCON, any MOCON subsidiary or any part of MOCON or any MOCON subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of MOCON or any MOCON subsidiary;

●	Amend MOCON’s charter or bylaws or amend the charter or organizational documents of any MOCON subsidiary;

●	Allow for the commencement of any new offering periods under the ESPP;

●

Change MOCON’s financial accounting policies or procedures in effect as of December 31, 2016, other than as required by applicable law or GAAP, or write up, write down or write off the book value of any assets of MOCON or MOCON subsidiaries, other than as may be required by applicable law or GAAP;

●

Directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any person or division thereof or any material properties or assets except (i) acquisitions pursuant to contracts in existence on the date of the merger agreement (provided that such contracts were made available to Parent prior to the date of the merger agreement); or (ii) acquisitions with respect to transactions between MOCON, on the one hand, and any wholly owned subsidiary of MOCON, on the other hand, or between wholly owned subsidiaries of MOCON;

●

Except in relation to liens to secure indebtedness for borrowed money permitted to be incurred under the merger agreement, sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any lien (other than liens permitted under the merger agreement), or otherwise dispose of any property (including owned real property) or any of its material properties, assets, licenses, operation, rights, businesses or interests therein (including intellectual property) other than (i) in the ordinary course of business consistent with past practice; (ii) pursuant to contracts in existence on the date of the merger agreement; or (iii) with respect to transactions between MOCON, on the one hand, and any wholly owned subsidiary of MOCON, on the other hand, or between wholly owned subsidiaries of MOCON;

●	Incur any additional indebtedness, except as specifically permitted by the merger agreement;

●

(i) issue any debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of MOCON or any of its subsidiaries; (ii) make any loans advances or capital contributions to, or investments in, any other person (other than a subsidiary); (iii) enter into any “keep well” or other contracts to maintain any financial statement or similar conditions of another person or enter into any arrangement having the economic effect of any of the foregoing; or (iv) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person (other than a guaranty by MOCON on behalf of any subsidiary);

●	Enter into any collective bargaining agreement;

●	Assign, transfer, lease, cancel, fail to renew or fail to extend any material permit of MOCON;

●

Enter into, amend in a material manner, waive, renew or terminate any material contract (or any other contract that would be deemed a material contract if it had been entered into prior to the date of the merger agreement), other than in the ordinary course of business in a commercially reasonable manner;

●

Settle (or propose to settle) or compromise any litigation, or release, dismiss or otherwise dispose of any action, other than settlements or compromises of actions that involve the payment of monetary damages in an amount not in excess of $200,000 individually by MOCON or any of its subsidiaries and do not involve any injunctive or other non-monetary relief or impose restrictions on the business or operations of MOCON and its subsidiaries, taken as whole;

●

(i) change or adopt (or file a request to change or adopt) any method of tax accounting or any annual tax accounting period; (ii) make, change or rescind any material tax election; (iii) file any tax return relating to MOCON or any of its subsidiaries that has been prepared in a manner that is inconsistent in any material respect with the past practices of MOCON or subsidiary, as applicable; (iv) settle or compromise any claim, investigation, audit or controversy relating to taxes; (v) surrender any right to claim a tax refund; (vi) file any amended tax return (unless required by applicable law); (vii) enter into any closing agreement with respect to any tax; or (viii) waive or extend the statute of limitations with respect to the assessment or determination of taxes;

●

(i) increase (or promise to increase) the compensation, bonus or incentives (including opportunities) or other benefits payable or provided to, or grant or increase (or promise to grant or increase) any severance or termination pay or other benefits to any current or former directors, officers, employees or independent contractors of MOCON or any of its subsidiaries, other than in the ordinary course of business consistent with past practice; (ii) establish, adopt, enter into or amend any MOCON benefit plan (or any plan, arrangement, agreement, program, practice or policy that would be a MOCON benefit plan if it were in effect as of the date of the merger agreement); or (iii) except as required by MOCON’s stock plans as in effect on the date of the merger agreement, take any action to accelerate entitlement to material compensation or benefits under any MOCON benefit plan or otherwise;

●

Fail to maintain in full force and effect the existing insurance policies (or alternative policies with comparable terms and conditions to the extent available) covering MOCON and its subsidiaries and their respective properties, assets and businesses;

●

Merge or consolidate MOCON or any subsidiary with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of MOCON or any of its subsidiaries;

●

Other than in the ordinary course of business and in a commercially reasonable manner, abandon, disclaim, dedicate to the public, sell, assign, transfer or encumber (other than permitted liens) in, to or under any material intellectual property rights of MOCON, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and taxes, to maintain and protect MOCON’s or any of its subsidiary’s interest in such material intellectual property rights of MOCON; (ii) license any intellectual property rights to any third party; (iii) develop, create or invent any intellectual property rights jointly with any third party; or (iv) disclose any confidential information or confidential intellectual property rights of MOCON to any person, other than employees of MOCON or a subsidiary or third parties that are subject to confidentiality or non-disclosure agreements protecting against disclosure thereof, or to Parent or any of its affiliates in connection with the merger agreement and the related transactions;

●

Enter into, amend, waive or terminate (other than terminations in accordance with their terms) any contracts between (i) MOCON or any of its subsidiaries; and (ii) any of MOCON’s affiliates that would be required to be disclosed by MOCON under Item 404 of Regulation S-K under the Securities Act;

●	Fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

●	Agree, resolve, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

No Solicitation of Other Offers

MOCON will generally not be permitted to solicit or discuss alternative proposals with third parties, subject to certain exceptions. For purposes of the merger agreement:

●

“alternative proposal” means any bona fide proposal or offer (whether or not in writing) from any person or group (other than Parent or Merger Sub) relating to, in a single transaction or series of related transactions, (1) any direct or indirect acquisition of (A) 20% or more of the assets (whether based on the fair market value, revenue generation or net income) of MOCON and its consolidated subsidiaries, taken as a whole, including in any such case through the acquisition of one or more subsidiaries owning such assets, or (B) 20% or more of the outstanding common stock (or any securities convertible into, or exchangeable for, such common stock); (2) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group (or the shareholders of any person or group) beneficially owning 20% or more of the outstanding common stock; or (3) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving MOCON that would result in any person or group (or the shareholders of any person or group) beneficially owning, directly or indirectly, 20% or more of the outstanding common stock or 20% or more of the voting power of the surviving entity in a merger involving MOCON or the resulting direct or indirect parent of MOCON or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power). Whenever the term “group” is used in the merger agreement, it shall have the definition set forth in Rule 13d-3 of the Exchange Act;

●

“superior proposal” means any bona fide written alternative proposal made by any person or group (other than Parent or Merger Sub) after the date of the merger agreement, which alternative proposal did not result in any material respect from a breach (or deemed breach as set forth in the merger agreement), that (1) would result in such person or group (or in the case of a direct merger between such person and MOCON, the shareholders of such person) acquiring, directly or indirectly, 50% or more of the outstanding shares or all or substantially all of the assets of MOCON and its subsidiaries taken as a whole, (2) is on terms that the Board determines in good faith (after receiving the advice of its financial advisor and outside legal counsel and after taking into account all the terms and conditions of the alternative proposal) are more favorable to MOCON’s shareholders from a financial point of view than the merger and other transactions contemplated by the merger agreement (taking into account any proposed amendment or modification proposed by Parent as set forth in the merger agreement), (3) the Board determines (after receiving the advice of its financial advisor and outside legal counsel) is reasonably likely of being consummated in accordance with its terms on a timely basis, taking into account all financial, regulatory, legal and other aspects (including certainty of closing and certainty of financing) of such proposal, and (4) for which financing, to the extent required, is then fully committed or, in the good faith judgment of the Board, after receiving the advice of its financial advisors, is reasonably likely to be obtained;

●

“acceptable confidentiality agreement” means a confidentiality agreement containing terms no materially less favorable, in the aggregate, to MOCON than the terms set forth in the previously entered into confidentiality agreement with Parent; provided, however, that such confidentiality agreement (i) shall include a “standstill” restriction that is similar in scope to the “standstill” restrictions in the previously entered into confidentiality agreement with Parent, but such restrictions need not prohibit the making of any confidential alternative proposal to MOCON or the Board (or any committee thereof); and (ii) shall not provide for an exclusive right to negotiate with MOCON and shall not restrict MOCON from complying with any term or condition of the merger agreement, including the requirement of MOCON to provide certain information to Parent;

●

“intervening event” means, with respect to MOCON, any material development or change in circumstances that is not related to an alternative proposal, to the extent such material development or change in circumstances is disproportionately more favorable to MOCON and its subsidiaries, taken as a whole, relative to other participants operating in the same industries in similar geographic markets in which MOCON and any of its subsidiaries operate, occurs or arises after the date of the merger agreement but prior to obtaining shareholder approval and was neither known to, nor reasonably foreseeable by, MOCON or any of its subsidiaries or any of its or their representatives as of the date of the merger agreement (or if known, the magnitude or material consequences of which were not known to or reasonably foreseeable by the Board as of the date hereof); provided, however, that (i) changes in the market price or trading volume of MOCON common stock or the fact that MOCON meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period shall not constitute a intervening event (it being understood that the facts or occurrences giving rise to or contributing to such change or fact may be taken into account in determining whether there has been a intervening event); and (ii) the results of the introduction of new or modified products or the results of sales or marketing initiatives (including any increase in sales as a result thereof whether to new or existing customers) are reasonably foreseeable and shall not be considered a material development or change in circumstances.

Except as otherwise provided in the merger agreement MOCON shall not, and shall not authorize or permit its subsidiaries, to, and shall not permit its or their representatives to, directly or indirectly:

●

Initiate, knowingly encourage, knowingly facilitate or solicit (including in each case by way of furnishing material non-public information of MOCON or any of subsidiaries to any person) any inquiries with respect to, or the making, submission, announcement or implementation of, any proposal or offer (written or oral) that constitutes, or would reasonably be expected to lead to, an alternative proposal;

●

Initiate, knowingly encourage, participate in or solicit any discussions or negotiations with any person (whether such discussions or negotiations are initiated by MOCON, any of its representatives or a third party), other than Parent or any of its representatives, regarding or in furtherance of such inquiries or relating to an alternative proposal;

●

Provide any material non-public information, documentation or data of MOCON or any of its subsidiaries to any person, other than Parent or any of its representatives, relating to an alternative proposal;

●	Otherwise cooperate with any effort or attempt to make, implement or accept any alternative proposal;

●

Take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested shareholder” under, Section 302A.673 of the MBCA), or any restrictive provision of any applicable anti-takeover provision in MOCON’s articles of incorporation or bylaws inapplicable to any transactions contemplated by an alternative proposal (and, to the extent permitted thereunder, MOCON shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any person other than Parent or any of its affiliates under any such provisions);

●

Enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any alternative proposal (other than an acceptable confidentiality agreement as described above) (each, an “acquisition agreement”); or

●

Adopt or approve any alternative proposal, or propose the approval or adoption of any alternative proposal, or resolve or agree to take any such action. MOCON shall immediately cease, and cause its subsidiaries and direct its and their representatives to terminate, any cooperation with or assistance or participation in any inquiries or proposals of any persons made prior to the date hereof, and any discussions or negotiations with any persons conducted theretofore by MOCON, its subsidiaries or any of its or their representatives, in each case, with respect to any alternative proposal, and request and instruct to be returned or destroyed all non-public information provided by or on behalf of MOCON or any of its subsidiaries to such person relating to an alternative proposal.

MOCON must immediately cease, and cause its subsidiaries and direct its and their representatives to terminate, any cooperation with or assistance or participation in any inquiries or proposals of any persons made prior to the date hereof, and any discussions or negotiations with any persons conducted theretofore by MOCON, its subsidiaries or any of its or their representatives, in each case, with respect to any alternative proposal, and request and instruct to be returned or destroyed all non-public information provided by or on behalf of MOCON or any of its subsidiaries to such person relating to an alternative proposal. Notwithstanding the foregoing, nothing in the merger agreement will prohibit or restrict MOCON from, at any time, releasing any person from any “standstill” provision in favor of MOCON to which a person may be subject solely to the extent to allow the applicable person to make a confidential alternative proposal to the Board.

Notwithstanding the above restrictions, which we refer to as the no-shop restrictions, if at any time prior to obtaining shareholder approval of the merger, (i) MOCON receives a written alternative proposal from a third party that the Board believes in good faith to be bona fide; (ii) such alternative proposal does not result from a breach by MOCON of the no-shop restrictions described above; and (iii) the Board determines in good faith, after consultation with MOCON’s financial advisors and outside legal counsel, that such alternative proposal constitutes or could reasonably be expected to lead to a superior proposal and that not taking such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board to MOCON’s shareholders under applicable law, then MOCON may, furnish information with respect to MOCON and its subsidiaries to the person making such alternative proposal and engage and participate in discussions or negotiations with the person making such alternative proposal regarding such alternative proposal; provided, however, that MOCON (x) will not, and will not permit its subsidiaries to, and will not permit its representatives to, disclose any material non-public information to such person without first entering or having entered into an acceptable confidentiality agreement with such person and (y) will concurrently provide to Parent any non-public information concerning MOCON or its subsidiaries provided or made available to such other person which was not previously provided or made available to Parent.

From and after the date of the merger agreement, MOCON shall advise Parent orally and in writing of (i) the receipt by MOCON or any of its subsidiaries, or any of its or their respective representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any alternative proposal, specifying the material terms and conditions thereof and the identity of the person making such alternative proposal; and (ii) any material modifications to the financial or other material terms and conditions of such alternative proposal, in each case as promptly as practical (and in any event within 48 hours) of receipt thereof by MOCON or any of its representatives. MOCON shall not, and shall cause its subsidiaries not to, enter into any contract with any person subsequent to the date of the merger agreement which prohibits MOCON from providing such information to Parent and, to the extent MOCON is permitted by the terms of the merger agreement to engage in discussions or negotiations relating to any alternative proposal, shall otherwise keep Parent reasonably informed on a timely basis of the status of any such discussions or negotiations.

Adverse Recommendation Changes; Alternative Acquisition Agreements

As described in the “The Merger—Recommendation of the Board of Directors and Reasons for the Merger” beginning on page 32, and subject to the provisions described below, the Board has made the recommendation that the holders of shares of our common stock vote “FOR” the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger, which recommendation we refer to as the merger recommendation. The merger agreement provides that the Board may not withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, its merger recommendation or take any action, or make any public statement, filing or release inconsistent with its merger recommendation including recommending against the merger recommendation or approving, endorsing or recommending any alternative proposal (any of the foregoing we refer to as an adverse recommendation change) except as described below.

Prior to the special meeting, and notwithstanding the restrictions described above in “—No Solicitation of Other Offers,” the Board is permitted in certain circumstances and subject to MOCON’s compliance with certain obligations (as summarized below), to (i) make an adverse recommendation change; and (ii) terminate the merger agreement and enter into a definitive written agreement providing for a superior proposal.

The Board is permitted to (i) make an adverse recommendation change in response to an intervening event or in the case of a superior proposal; and (ii) approve or recommend such superior proposal and/or terminate the merger agreement to enter into a definitive written agreement providing for a superior proposal if such superior proposal does not result from a breach of the no-shop restrictions, if, in each case, the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law and it has complied with the procedure and its obligations as summarized in the following paragraph.

Prior to taking any of the actions described in (i) or (ii) of the foregoing paragraph, MOCON is required, at least three business days prior to taking such action, which we refer to as the notice period, to provide Parent with written notice that, it is prepared to take the applicable action in response to a intervening event or a superior proposal, as applicable, which notice shall describe such intervening event or superior proposal, as applicable, in reasonable detail, and, in the case of a superior proposal, be accompanied by the most current version of all relevant material written agreements or proposals relating to the transaction that constitutes such superior proposal; and Parent must fail, within such three business day period, to make a binding, written, irrevocable offer or modify the terms of the merger agreement so that such terms, as so modified, would, in the good faith judgment of the Board (after consultation with MOCON’s outside legal counsel and financial advisor), cause the alternative proposal previously constituting a superior proposal to no longer constitute a superior proposal or that would obviate the need to make an adverse recommendation change in the event of an intervening event. MOCON agrees that, during the three business day period prior to its effecting an adverse recommendation change or taking another related action permitted under the merger agreement, if requested by Parent, MOCON and its representatives shall negotiate in good faith with Parent and its representatives regarding any revisions to the terms of the transactions contemplated under the merger agreement such that the alternative proposal in question would no longer constituted a superior proposal or that would obviate the need to make a n adverse recommendation change in the event of an intervening event.

Notwithstanding the no-shop and other restrictions described above, the merger agreement does not prohibit MOCON or the Board from (i) taking and disclosing to the shareholders of MOCON a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act with respect to an alternative proposal; (ii) making any disclosure to the shareholders of MOCON (other than an adverse recommendation change described above) if the Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable law; (iii) informing any person of the existence of the no-shop provisions; or (iv) making any “stop, look and listen” communication to the shareholders of MOCON pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of MOCON). No disclosures described in this paragraph shall be, in themselves, a breach of the no-shop provision or a basis for Parent to terminate the merger agreement as otherwise provided therein if such disclosure is required under applicable law or required under the rules and regulations of any applicable stock exchange; provided, however, that any disclosure of a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or an express rejection of any applicable alternative proposal together with an express reaffirmation of the Board recommendation, shall be deemed to be an adverse recommendation change.

If any representative or any subsidiary of MOCON takes any action, on behalf of MOCON, which, if taken by MOCON, would constitute a material breach of the above restrictions, and MOCON does not take reasonable action to seek to cure such breach within two (2) business days of the earlier of (i) the date on which MOCON receives written notice from Parent of such breach; and (ii) the date on which MOCON obtains knowledge of such breach, then MOCON shall be deemed to be in breach of those provisions of the merger agreement.

In the event that MOCON makes an adverse recommendation change, it must promptly make a public announcement of such change and such announcement and must set forth the material reasons for such change.

Employee Benefits

For one year following the effective time of the merger, Parent has agreed to provide, or cause the surviving company to provide, the continuing employees with, at the Parent’s option, base salary, target annual bonus opportunity, and other health and welfare benefits that are no less favorable in the aggregate to the base salary, target annual bonus opportunity, and other health and welfare benefits provided, at Parent’s election, either (i) to such continuing employees immediately prior to the date of the merger agreement; or (ii) to similarly situated employees of Parent. However, the foregoing does not (i) require Parent to continue the employment of any MOCON employee; or (ii) limit Parent’s ability and discretion to change or amend the total cash compensation or employee benefits to which a MOCON employee may be entitled.

Parent has also agreed to provide each continuing employee whose employment is terminated by Parent or any of its subsidiaries during the one year period following the closing of the merger with severance benefits that are no less favorable than the severance benefits to which similarly situated employees of the Parent or the applicable subsidiary would have received upon such termination. On or before the closing of the merger, MOCON will provide a list of all employees of MOCON and each of its subsidiaries who have experienced, or will experience, an “employment loss” or “layoff” (as those terms are defined in the federal Worker Adjustment Retraining Notification Act or any analogous state or local law (collectively, the “WARN ACT”)) at any time during the ninety days prior to the closing. MOCON shall not, and shall cause each of its subsidiaries not to, at any time during the ninety days prior to the closing of the merger, without complying with the notice requirements and other requirements of the WARN Act, effectuate (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of MOCON or any of its subsidiaries; (ii) “mass layoff” (as defined in the WARN Act) at any site of employment of MOCON or any of its subsidiaries; or (iii) any other act triggering a notice obligation under the WARN Act at any site of employment of MOCON or any of its subsidiaries.

Parent has further agreed that continuing employees will receive full credit for their service with MOCON for purposes of eligibility, vesting, and determination of the level of benefits (including, for purposes of vacation and severance, but not for purposes of benefit accruals or early retirement subsidiaries under defined benefit pension plans) under certain employee benefit plans of Parent and the surviving company with certain exclusion to the same extent recognized by MOCON immediately prior to the effective time of the merger and without duplication of benefits.

In addition, Parent has agreed to use commercially reasonable efforts to (i) cause any preexisting condition limitations applicable to continuing employees and their eligible dependents under any Parent health benefit plans in which continuing employees may be eligible to participate following the closing of the merger to be waived; (ii) to honor any deductible, co-payment and out-of-pocket maximums incurred by the continuing employees and their eligible dependents under the health plans in which they participated immediately prior to the closing date for purposes of satisfying any such amounts under any health plans of Parent or the surviving company in which they are eligible to participate following the closing; and (iii) to waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a continuing employee and his or her eligible dependents on or after the closing date of the merger, subject to certain limitations.

MOCON will not send written notices or other written communication materials to the employees of MOCON or any of its subsidiaries without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed). Also, nothing in the foregoing description or in the merger agreement shall guarantee employment for any period of time or require Parent or the surviving company to continue any employee benefits plans or arrangements or prevent the amendment, modification or termination thereof after the effective time or amendment any other compensation or employee benefit plans or arrangements.

Certain Indebtedness Matters

MOCON has agreed to use commercially reasonable efforts to terminate its existing credit agreement immediately prior to the effective time or, if terminating the existing credit agreement is not commercially reasonable, then MOCON shall use commercially reasonable efforts to obtain and deliver to Parent an executed copy of a customary payoff letter from the agents under the existing credit agreement in form and substance reasonably satisfactory to Parent relating to the repayment in full of all obligations thereunder or secured thereby, the termination of all commitments in connection therewith and subject to payment of the amount specified in the payoff letter, the release of all liens securing the obligations thereunder.

Efforts to Close the Merger

Each of Parent and MOCON shall, and shall cause each of their respective subsidiaries to, use their respective commercially reasonable efforts (subject to compliance with applicable law) to reasonably promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under the merger agreement and applicable laws to consummate and make effective as reasonably promptly as practicable the transactions contemplated by the merger agreement.

Each of Parent and MOCON shall, in connection with the actions referenced above, (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other U.S. or other governmental entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other governmental entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other governmental entity or other person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other governmental entity.

In no event shall Parent or any of its subsidiaries or affiliates be required to agree to (nor shall MOCON or any of its subsidiaries agree unless Parent so directs them (and they shall, if Parent so directs, agree, so long as such agreements are conditioned upon the closing)), to (i) sell, hold separate or otherwise dispose of all or a portion of its respective business, assets or properties, or conduct its business in a specified manner; (ii) pay any amounts (other than the payment of filing fees and expenses and fees of counsel or any nominal payments), or grant any counterparty to any contract any meaningful accommodation; (iii) limit in any manner whatsoever the ability of such entities to conduct, own, operate or control any of their respective businesses, assets or properties or of the businesses, properties or assets of MOCON and MOCON subsidiaries; (iv) waive any of the conditions set forth in the representations and warranties of MOCON in the merger agreement; or (v) initiate, defend, participate in, continue, or appeal any action in order to obtain the successful termination of any review of any governmental entity regarding the merger or the other transactions, or any related matter brought by or on behalf of any governmental entity.

Indemnification and Insurance

From and after the effective time of the merger, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time now existing in favor of the current or former directors or officers of MOCON and MOCON subsidiaries as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) and any indemnification or other similar agreements of MOCON or any MOCON subsidiaries, in each case as in effect on the date of the merger agreement, shall continue in full force and effect in accordance with their terms (it being agreed that after the closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall cause MOCON and MOCON subsidiaries to perform its obligations thereunder. Without limiting the foregoing, from and after the effective time of the merger, the surviving company agrees that it will indemnify and hold harmless each individual who is as of the date of the merger agreement, or who becomes prior to the effective time, a director or officer of MOCON or any MOCON subsidiaries or who is as of the date of the merger agreement, or who thereafter commences prior to the effective time, serving at the request of MOCON or any MOCON subsidiaries as a director or officer of another person (any of the foregoing we refer to as company indemnified parties), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the effective time (including the merger agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the company indemnified party is or was a director or officer of MOCON or any MOCON subsidiary or is or was serving at the request of MOCON or any MOCON subsidiary as a director or officer of another person, whether asserted or claimed prior to, at or after the effective time, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit or proceeding, (x) each company indemnified party will be entitled to advancement of reasonable expenses of counsel reasonably selected by the indemnified parties, incurred in the defense of any such claim, action, suit or proceeding from the surviving company within 10 business days of receipt by the surviving company from the company indemnified party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if any only to the extent required by the MBCA or the surviving company’s articles of incorporation or bylaws (or comparable organizational documents) to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (y) the surviving company shall cooperate in the defense of any such matter.

For a period of six years from and after the effective time of the merger, the surviving company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by MOCON or its subsidiaries or provide substitute policies for MOCON and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by MOCON, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by MOCON with respect to claims arising from facts or events that occurred on or before the effective time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall the surviving company be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by MOCON prior to the date of the merger agreement (referred to as the maximum amount), and if the surviving company is unable to obtain the insurance required by the merger agreement it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the maximum amount, in respect of each policy year within such period. In lieu of such insurance, prior to the closing date MOCON may, and at Parent’s request shall, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for MOCON and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by MOCON, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by MOCON with respect to claims arising from facts or events that occurred on or before the effective time; provided that in no event shall the cost of any such tail policy in respect of any one policy year exceed the maximum amount. The surviving company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

Special Meeting

MOCON has agreed (i) to duly set a record date for, call and give notice of a special meeting of shareholders as promptly as practicable after the date of the merger agreement following the clearance of the preliminary proxy statement by the SEC for the purpose of considering and taking action upon the merger agreement (with the record date and meeting date set in consultation with Parent) and the approval of the merger and the other transactions and such other matters as may be legally required, and convene and hold the shareholders meeting; (ii) subject to the exceptions set forth in the merger agreement, continue to make the Board’s recommendation that the shareholders of MOCON approve and adopt the merger agreement and approve the merger, and include that recommendation in the proxy statement and solicit proxies in connection therewith; and (iii) comply in all material respects with all legal requirements applicable to such meeting.

Transaction Litigation

The merger agreement requires MOCON to give Parent the opportunity to reasonably participate in the defense or settlement of any shareholder or similar litigation against it and/or its directors or officers relating to the merger and the other transactions contemplated by the merger agreement, subject to certain exceptions agreed by the parties. Neither MOCON nor any of its representatives may settle or offer to settle any litigation commenced prior to or after the date of the merger agreement against MOCON or any of its directors or executive officers by any shareholder of MOCON relating to the merger agreement, the merger or the transactions contemplated thereby, without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Conditions to the Closing of the Merger

The respective obligations of each party to consummate the merger are subject to the satisfaction or waiver (where permissible under applicable law) by MOCON and Parent of the following conditions:

●

The approval of the proposal to approve and adopt the merger agreement by a majority of the voting power of all shares of MOCON’s common stock entitled to vote at the special meeting, which we refer to as the shareholder approval, having been obtained;

●

Any waiting periods (including any extensions thereof) applicable to the consummation of the merger under (i) the HSR Act and any regulatory law of Germany and (ii) any other regulatory law, except where the failure to observe such waiting period or obtain a consent, approval or other authorization would not reasonably be expected to delay or prevent the consummation of the merger or have a material adverse effect on the expected benefits of the merger to Parent and MOCON, taken as a whole, having expired or been terminated; and

●	The consummation of the merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority.

The obligations of Parent and Merger Sub to effect the merger are further subject to the satisfaction (or waiver by Parent, if permissible under applicable law) on or prior to the closing of the merger of the following conditions:

●

The representations and warranties of MOCON shall be true and correct in all respects (without giving effect to any materiality or Company material adverse effect qualifications contained therein) as of the date of the merger agreement and as of the closing of the merger with the same effect as though made on and as of the closing of the merger (except to the extent that any such representation and warranty expressly speaks as of an earlier or specific date, in which case such representation and warranty shall be true and correct as of such earlier or specific date), except where the failure to be true and correct (without giving effect to any materiality or Company material adverse effect qualifications contained therein) would not reasonably be expected, individually or in the aggregate, to have a Company material adverse effect (with such exceptions further described in the merger agreement);

●	MOCON having performed all material obligations required to be performed by it under the merger agreement at or before the closing date of the merger;

●	Since the date of the merger agreement, there not having occurred or be continuing a Company material adverse effect; and

●	Parent’s receipt of a certificate of MOCON signed by an executive officer certifying the matters in the foregoing bullets.

The obligations of MOCON to effect the merger are also subject to the satisfaction or (to the extent permitted by applicable law) waiver by MOCON of the following conditions:

●

The representations of Parent and Merger Sub shall be true and correct as of the date of the merger agreement and as of the closing of the merger with the same effect as though made on and as of the effective time (except to the extent that such representation and warranty expressly speaks as of an earlier or specific date, in which case such representation and warranty shall be true and correct as of such earlier or specific date) except where such failures to be so true and correct would not have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the merger and related transactions (with such exceptions further described in the merger agreement);

●	Parent and Merger Sub having performed in all material respects all their obligations required to be performed by them under the merger agreement on or before the closing date of the merger; and

●	MOCON’s receipt of a certificate signed by an executive officer of Parent certifying the matters in the foregoing two bullets.

Termination of the Merger Agreement

In general, the merger agreement may be terminated, whether before or after approval of the proposal to approve and adopt the merger agreement by the shareholders of MOCON, in the following ways:

●	By mutual written consent of Parent and MOCON at any time before the effective time of the merger;

●	By either Parent or MOCON at any time before the effective time of the merger:

●

If the merger has not been consummated on or before October 16, 2017, provided, that if the waiting period for HSR Act, foreign regulatory approvals, other governmental and regulatory approvals and any legal restraints have not terminated or expired on or before such date, then the consummation date shall automatically be extended to January 16, 2018, which date we refer to as the termination date; provided, however, that the right to terminate the merger agreement for the reasons stated herein are not available to any party whose material breach of any provision of the merger agreement directly or indirectly caused the failure of the effective time of the merger to occur by the foregoing dates;

●

If any governmental authority has, enacted, issued, promulgated, enforced or entered any legal restraint permanently enjoining or otherwise prohibiting or making illegal prior to the effective time, the merger, and such decision, injunction, decree, ruling, law or order shall have become final and nonappealable; provided, however, that the right to terminate the merger agreement for the reasons stated herein are not available to any party whose breach of the merger agreement was the primary cause or primarily resulted in the issuance of such legal restraint; or

●

If MOCON’s shareholders fail to approve the proposal to approve and adopt the merger agreement at the special meeting of shareholders, or any adjournment or postponement thereof, at which a vote on such proposal is taken; provided, however, that the right to terminate the merger agreement for the reasons stated herein shall not be available to a party if the failure to obtain shareholder approval was primarily due to the material breach by such party of the merger agreement; or

●	By MOCON:

●

At any time prior to the effective time, if Parent or Merger Sub has breached any of its representations or warranties, or failed to perform any of its covenants or agreements in the merger agreement such that specified conditions in the merger agreement, which would result in the failure of a related closing condition and which breach or failure to perform is incapable of being cured prior to the termination date or, if curable by such date, is not cured, within the earlier of the termination date or the date that is 30 calendar days following MOCON’s delivery of written notice of such breach;

●

Prior to receiving the shareholder approval, in order to enter into a definitive written agreement providing for a superior proposal in accordance with the applicable provisions of the merger agreement; if (i) the Board has, after complying with its obligations to notify and consult with Parent with respect to a superior proposal, authorizes MOCON to enter into a definitive written agreement providing for a superior proposal and (ii) MOCON pays to Parent or its designee the termination fee of $5.6 million under the merger agreement (it being understood that MOCON may, enter into such definitive written agreement simultaneously with such termination of the merger agreement); or

●	By Parent at any time prior to the effective time:

●

If (A) the Board shall have effected an adverse action by: (i) effecting an adverse recommendation change; (ii) failing to include the Board recommendation that our shareholders approve the merger agreement as described in this proxy statement; (iii) recommending or approving any alternative proposal; (iv) failing to affirm publicly the Board recommendation following any reasonable written request by Parent to provide such affirmation within ten (10) calendar days following such request; (v) MOCON being in material breach of its non-solicitation obligations or its obligations to call and hold the special meeting of its shareholders for the purpose of approving the merger; or (vi) formally resolving to take or publicly announcing an intention to take any of the foregoing actions or (B) MOCON or any subsidiary enters into an acquisition agreement; or

●

If MOCON has breached any of its representations or warranties, or failed to perform any of its covenants or agreements in the merger agreement such that specified conditions in the merger agreement, which would result in the failure of a related closing condition and which breach or failure to perform is incapable of being cured prior to the termination date or, if curable by such date, is not cured, within the earlier of the termination date or the date that is 30 calendar days following Parent’s delivery of written notice of such breach; provided that Parent shall not have the right to terminate the merger agreement for the reasons set forth herein if either Parent or Merger Sub is then in material breach of any of its representations, warranties, or covenants which would give rise to the failure of a related closing condition.

Effect of Termination

In the event that the merger agreement is terminated pursuant to the termination rights above, the merger agreement will become void and of no effect without liability or obligation on the part of any party thereto. However, the confidentiality agreement and certain provisions of the merger agreement relating to certain confidentiality obligations, the effect of termination of the merger agreement, termination fee, expenses, and certain general provisions will survive any termination of the merger agreement; provided, however, that no such termination shall relieve or release any party from any liability or damages for any fraud or willful breach of the merger agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Termination Fees

Under the merger agreement, MOCON may be required to pay to Parent or its designate a termination fee of $5.6 million if the merger agreement is terminated under the following circumstances:

●	If the merger agreement is terminated by MOCON in order for it to enter into a definitive written agreement with respect to a superior proposal;

●

If the merger agreement is terminated by Parent in connection with: (A) the Board effecting an adverse action by: (i) effecting an adverse recommendation change, (ii) failing to include the Board recommendation that our shareholders approve the merger agreement in this proxy statement, (iii) recommending or approving any alternative proposal, (iv) failing to affirm publicly the Board recommendation following any reasonable written request by Parent to provide such affirmation within ten (10) calendar days following such request, (v) MOCON being in material breach of its non-solicitation obligations or its obligations to call and hold the special meeting of its shareholders for the purpose of approving the merger, or (vi) formally resolving to take or publicly announcing an intention to take any of the foregoing actions; or (B) MOCON or any subsidiary enters into an acquisition agreement; provided, further, that such termination fee shall be paid within two business days of such termination; or

●

If the merger agreement is terminated: (A) by Parent or MOCON because the merger is not consummated on or before the six-month anniversary of the date of the merger agreement (including any extensions provided for in the merger agreement) or the MOCON shareholder approval has not been obtained (subject to certain conditions set forth in the merger agreement) or at the time of the termination of the merger agreement, the merger agreement is, or could have been, terminated by Parent due to MOCON’s breach of its representations or warranties or failure to perform any of its covenants or agreements as set forth in the merger agreement, (B) an alternative proposal is publicly disclosed, announced or otherwise made public other than by Parent (as more fully described in the merger agreement), and (C) within one year following such termination MOCON or any of its subsidiaries enters into a definitive agreement providing for, or otherwise consummates, any alternative proposal (as further described in the merger agreement) which termination fee shall be paid upon the earlier of the public announcement of MOCON’s entry into any such agreement or the consummation of any such transaction; provided, however, that for purposes of this provision, the references to 20% in the definition of “alternative proposal” shall be deemed to be references to 50.1%.

In no event will MOCON be required to pay a termination fee more than once.

Specific Performance

Both MOCON and Parent are entitled to an injunction to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement.

Fees and Expenses

Generally, all fees and expenses incurred in connection with the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses.

Amendment

Generally, the merger agreement may be amended in writing at any time before or after approval of the proposal to approve and adopt the merger agreement by the shareholders of MOCON. However, no amendment that requires further approval by MOCON’s shareholders pursuant to law or the rules of any stock exchange may be made without further shareholder approval nor any change not permitted by law.

Governing Law

The merger agreement is governed by Delaware law except to the extent that the MCBA mandatorily applies and governs the merger.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT

The Merger Agreement Proposal

We are asking you to approve a proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger. For a detailed discussion of the terms and conditions of the merger agreement, see the section entitled “The Merger Agreement.” A copy of the merger agreement is attached to this proxy statement as Appendix A.

Vote Required and Board Recommendation

As discussed in the section entitled “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” acting upon the recommendation of the Special Committee and after considering various factors described in such section, the Board has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of MOCON and its shareholders. The Board has unanimously approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, and the Board unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement.

Under Minnesota law, approval of the merger agreement requires the affirmative vote of at least a majority of the voting power of all shares of MOCON common stock entitled to vote at the special meeting. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the proposal.

The Board unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting or if we do not have a quorum at the special meeting. If our shareholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against adoption of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the merger agreement such that the proposal to approve and adopt the merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

Vote Required and Board Recommendation

Approval of the proposal to approve one or more adjournments of the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting.

The Board believes that it is in the best interests of MOCON and its shareholders to be able to adjourn the special meeting to a later date or dates if necessary or appropriate for the purpose of soliciting additional proxies in respect of the proposal to approve and adopt the merger agreement if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting or in the absence of a quorum.

The Board unanimously recommends that you vote “FOR” the proposal to approve one or more adjournments of the special meeting.

PROPOSAL 3: ADVISORY VOTE ON MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

The Non-Binding Advisory Proposal

In accordance with Section 14A of the Exchange Act, MOCON is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to the named executive officers of MOCON in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, the value of which is set forth under “The Merger—Interests of the Directors and Executive Officers of MOCON in the Merger—Golden Parachute Compensation” beginning on page 50.

For purposes of this proxy statement, our named executive officers consist of (i) Robert L. Demorest, Chairman of the Board, President and Chief Executive Officer; (ii) Elissa Lindsoe, Chief Financial Officer; and (iii) Mike Barto, Senior Vice President of Global Manufacturing and Engineering. Although compensation to be paid or which may become payable to Maurice Janssen, Senior Vice President of Global Sales and Marketing, is provided on page 50, Mr. Janssen is not a named executive officer for purposes of this proxy statement.

The Board encourages you to carefully review the named executive officer merger-related compensation information disclosed in this proxy statement. As required by Section 14A of the Exchange Act, MOCON is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the shareholders approve, on a nonbinding, advisory basis, the compensation that may be paid or become payable to MOCON’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as disclosed under “The Merger—Interests of the Directors and Executive Officers of MOCON in the Merger—Golden Parachute Compensation,” in MOCON’s proxy statement for the special meeting.”

Shareholders should note that this proposal is not a condition to completion of the merger, and as an advisory vote, the result will not be binding on MOCON, the Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

Vote Required and Board Recommendation

Approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of all shares of common stock present or represented by proxy at the special meeting and entitled to vote at the special meeting.

The Board unanimously recommends that you vote “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by MOCON to its named executive officers in connection with the merger.

MARKET PRICES AND DIVIDEND DATA

MOCON’s common stock is listed on NASDAQ under the symbol “MOCO” As of May 15, 2017, there were 5,896,445 shares of our common stock outstanding, held by approximately 298 shareholders of record.

The following table sets forth, for the indicated periods, the high and low sales prices of MOCON’s common stock for the periods shown as reported by NASDAQ:

	Common Stock Prices		Dividend
	High	Low	Declared
FY 2017—Quarter Ended
Fiscal Second Quarter (through May 15, 2017)	$30.05	$21.50	$0.00
March 31	22.75	18.50	$0.12
FY 2016—Quarter Ended
December 31	$19.80	$15.05	$0.11
September 30	17.00	13.79	0.11
June 30	15.00	13.02	0.11
March 31	14.99	13.00	0.11
FY 2015—Quarter Ended
December 31	$15.20	$13.21	$0.11
September 30	16.25	12.10	0.11
June 30	18.04	15.89	0.11
March 31	17.90	15.50	0.11
FY 2014—Quarter Ended
December 31	$18.83	$12.50	$0.11
September 30	16.67	14.85	0.11
June 30	17.25	14.50	0.11
March 31	17.49	14.55	0.11

Prior to executing the merger agreement, MOCON declared a dividend of $0.12 per share payable on June 2, 2017 to holders of record on May 19, 2017. Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement and with the exception of the dividend declared prior to execution of the merger agreement, we may not declare or pay quarterly cash dividends to our common shareholders without Parent’s written consent except for paying this previously declared dividend.

The closing price of our common stock on NASDAQ on April 13, 2017, the last trading day prior to the public announcement of the merger agreement, was $21.65 per share. On May 15, 2017, the latest practicable trading day before the printing of this proxy statement, the closing price of our common stock on NASDAQ was $30.05 per share. You are encouraged to obtain current market quotations for our common stock.

Following the merger, there will be no further market for our common stock and our stock will be delisted from NASDAQ and deregistered under the Exchange Act. As a result, following the merger and such deregistration, we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of May 15, 2017 unless otherwise noted by (a) each shareholder who is known to us to beneficially own more than 5 percent of the outstanding shares of our common stock and (b) all of our executive officers and directors as a group.

Shares are deemed to be “beneficially owned” by a person or entity if such person or entity, directly or indirectly, has sole or shared power to vote or to direct the voting of such shares or sole or shared power to dispose or direct the disposition of such shares. Except as otherwise indicated, we believe that each of the beneficial owners of our common stock listed below, based on information provided by such person, has sole dispositive and voting power with respect to such person’s shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group. The ownership percentages are based on 5,896,445 shares outstanding as of May 15, 2017. Unless otherwise indicated below, the address of each beneficial owner listed in the table is 7500 Mendelssohn Avenue North, Minneapolis, MN 55428.

	Shares of Common Stock
	Beneficially Owned
Name	Amount(1)		Percent of Class
GAMCO Investors, Inc.	800,893	(2)	13.6%
Michael Barto	10,000		*
Robert L. Demorest	371,167	(3)	6.3%
Robert F. Gallagher	37,000		*
Bradley D. Goskowicz	11,000		*
Kathleen P. Iverson	5,000		*
Elissa Lindsoe	41,500		*
Tom C. Thomas	31,147		*
David J. Ward	10,000		*
Paul R. Zeller	5,000		*
All directors and executive officers as a group (9 persons)	521,814	(4)	8.9%

*Less than one percent.

(1)

Includes the following number of shares issuable upon exercise of stock options exercisable within 60 days of May 15, 2017: Mr. Barto 10,000 shares; Mr. Demorest: 149,000 shares; Mr. Gallagher: 15,000 shares; Mr. Goskowicz: 10,000 shares; Ms. Iverson: 5,000 shares; Ms. Lindsoe: 40,000 shares; Mr. Thomas: 15,000 shares; Mr. Ward: 10,000 shares; Mr. Zeller: 5,000 shares and all current directors and executive officers as a group: 249,000 shares.

(2)

The share ownership information regarding GAMCO Investors, Inc. is based upon Amendment No. 5 to Schedule 13D filed on April 24, 2017. The address of this reporting person is One Corporate Center, Rye, NY 10580-1435

(3)	Includes 201,952 shares owned beneficially by Mr. Demorest and his wife jointly as to which he shares voting and investment power.

(4)

Includes an aggregate of 262,814 shares as to which voting and investment power are shared or may be deemed to be shared by certain directors and executive officers and 259,000 shares issuable upon exercise of options exercisable as of May 15, 2017 or within 60 days thereafter, held by these individuals.

FUTURE SHAREHOLDER PROPOSALS

As of the date of this proxy statement, the Board knows of no matters that will be prepared for consideration at the special meeting other than as described in this proxy statement.

If the merger is consummated, we will have no public shareholders and there will be no public participation in any future meetings of shareholders of MOCON. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholders’ meetings.

MOCON will hold an annual meeting of shareholders on May 25, 2017. MOCON will hold an annual meeting in 2018 only if the merger is not completed.  For timing of shareholder proposals relating to our 2017 annual meeting, please see our proxy statement for our 2017 annual meeting that was filed with the SEC on April 20, 2017.

The deadline for submitting a shareholder proposal for consideration at our 2017 Annual Meeting has passed. Proposals of shareholders that are intended for inclusion in our proxy statement relating to our annual meeting in 2018, if held, must be received by us no later than December 21, 2017 if the date of the annual meeting has not been changed by more than 30 days from the date of the previous year’s meeting, or by a reasonable time before MOCON begins to print and send its proxy materials in the event that the date of such meeting has been changed by more than 30 days from the date of the previous year’s meeting.

Shareholder proposals that are intended to be presented at our 2018 Annual Meeting of Shareholders, but that are not intended to be considered for inclusion in our proxy material related to that meeting, must have been delivered to our Corporate Secretary at our corporate offices at the mailing address below no later than the close of business on the 90th day prior to the date of the preceding year’s annual meeting, or no later than the close of business on February 26, 2018, based on the date of our 2017 Annual Meeting of Shareholders. If the date of the 2018 Annual Meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the 2017 Annual Meeting, notice by the shareholder to be timely must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. MOCON did not receive any such notice during the permitted time period.

Except as otherwise set forth above, proposals should be addressed to:

MOCON, Inc.
Attention: Corporate Secretary
7500 Mendelssohn Avenue North
Minneapolis, Minnesota 55428

OTHER MATTERS

As of the date of this proxy statement, our Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.  However, if any other matter is properly presented at the special meeting, the shares represented by proxies in the form of the enclosed proxy card will be voted in the discretion of the named proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following MOCON filings with the SEC are incorporated by reference:

●	MOCON’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 3, 2017;

●	MOCON’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed with the SEC on May 10, 2017;

●	MOCON’s Current Reports on Form 8-K filed with the SEC on March 3, 2017 and April 17, 2017 (other than the portions of such documents not deemed to be filed).

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by MOCON through the Investor Relations section of our website, www.mocon.com, and the “SEC Filings” section therein.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

MOCON, Inc.
Attn: Shareholder Information
7500 Mendelssohn Avenue North
Minneapolis, Minnesota 55428

(763) 493-6370

If you would like to request documents from us, please do so by June 14, 2017, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.mocon.com, and the “SEC Filings” section therein. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact MOCON or:

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

(212) 297-0720 (Main)

Shareholders Call Toll-Free: (877) 796-5274

Email: info@okapipartners.com

MISCELLANEOUS

MOCON has supplied all information relating to MOCON, and Parent has supplied, and MOCON has not independently verified, all of the information relating to Parent and Merger Sub contained in “Summary—Parties Involved in the Merger” and “The Merger—Parties Involved in the Merger.”

You should not send in your MOCON stock certificates until you receive transmittal materials after the merger is completed.

You should rely only on the information contained in this proxy statement, the appendices to this proxy statement and the documents we refer to in this proxy statement to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated May 18, 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Appendix A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of April 16, 2017

among

MOCON, INC.

AMETEK, INC.

and AMETEK ATOM, INC.

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 16, 2017 (the “Agreement Date”), among MOCON, Inc., a Minnesota corporation (the “Company”), AMETEK, Inc., a Delaware corporation (“Parent”), and AMETEK Atom, Inc., a Minnesota corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties”.

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Company (the “Merger” and together with the other transactions contemplated by this Agreement, collectively, the “Transactions”), in accordance with the Minnesota Business Corporation Act (the “MBCA”), whereby each of the issued and outstanding shares (the “Shares”) of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) (other than Excluded Shares) will be converted into the right to receive $30.00 per Share, payable net to the holder in cash, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Law;

WHEREAS, the Board of Directors of the Company (the “Company Board”), as required by the MBCA, among other things, unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its shareholders, (ii) approved, adopted and declared advisable this Agreement and the Transactions, including the Merger, (iii) recommended that the Company’s shareholders approve and adopt this Agreement and the Merger (the “Company Board Recommendation”); and (iv) directed that the approval of the Merger and the adoption of this Agreement be submitted to the shareholders of the Company;

WHEREAS, (i) the Board of Directors of Parent has, upon the terms and subject to the conditions set forth herein, approved this Agreement and (ii) Parent, as the sole shareholder of Merger Sub, has adopted and approved this Agreement;

WHEREAS, the Board of Directors of Merger Sub has (i) approved this Agreement and declared its advisability and (ii) recommended the adoption and approval of this Agreement by the sole shareholder of Merger Sub;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 9.03.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01     The Merger.

(a)     Subject to the terms and conditions of this Agreement, and in accordance with the MBCA, at the Effective Time the Company and Merger Sub shall consummate the Merger pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the MBCA and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Company”. The Parties agree that, for U.S. federal income tax purposes, Merger Sub (and its actions hereunder) shall be disregarded and the Merger shall be treated as a taxable purchase by Parent from shareholders of the Company of the Shares converted in the Merger. The Merger shall have the effects set forth in this Agreement and in Section 302A.641 of the MBCA.

(b)     At the Effective Time, (i) the Restated Articles of Incorporation of the Company as in effect as of the Agreement Date (the “Company Charter”) shall be amended and restated in their entirety to be identical to the form attached as Exhibit A and as so amended shall be the articles of incorporation of the Surviving Company, until thereafter amended as provided therein or in accordance with applicable Law, and (ii) the Third Restated Bylaws of the Company as in effect as of the Agreement Date (the “Company Bylaws”) shall be amended in their entirety to read the same as the bylaws of Merger Sub immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Company, until thereafter amended as provided therein or in accordance with applicable Law.

(c)     The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Company, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Company until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Company. The individuals specified by Parent prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Company, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Company until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Company.

(d)     If at any time after the Effective Time, the Surviving Company shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

Section 1.02     Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Fox Rothschild LLP, 222 South Ninth Street, Suite 2000, Minneapolis, Minnesota 55402 at 9:00 a.m., Central time, on a date to be specified by the Company and Parent, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03     Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Minnesota Secretary of State the articles of merger relating to the Merger (the “Articles of Merger”), executed in accordance with the relevant provisions of the MBCA. The Merger shall become effective at the time that the Articles of Merger have been duly filed with the Minnesota Secretary of State, or at such later time as the Company and Parent shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

ARTICLE II

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

Section 2.01     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of Company Common Stock, any other securities of the Company or any shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”):

(a)     Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b)     Cancellation of Parent-Owned Stock and Subsidiary-Owned Stock. Each share of Company Common Stock that is owned directly by Parent, Merger Sub or by any direct or indirect wholly owned Subsidiary of the Company or Parent (other than Merger Sub) immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)     Conversion of Company Common Stock. Subject to Sections 2.02 and 2.03, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (x) any shares of Company Common Stock cancelled in accordance with Section 2.01(b) and (y) except as provided in Section 2.03, any shares of Company Common Stock the holder of which (i) has not voted in favor of approval of the Merger and adoption of the Plan of Merger, (ii) has demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA, and (iii) as of the Effective Time has not effectively withdrawn or lost such dissenter’s rights (the shares referred to in clause (y), the “Dissenting Shares” and together with the shares referred to in clause (x), the “Excluded Shares”) shall be converted into the right to receive the Merger Consideration. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Company Common Stock will be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that it is not otherwise authorized or permitted to undertake by the terms of this Agreement.

(d)     Treatment of Equity and Equity-Based Awards. All outstanding Company Stock Options shall be treated in accordance with Section 6.04(a).

Section 2.02     Exchange of Certificates; Payment Fund.

(a)     Paying Agent. Prior to the Effective Time, Parent shall, at its sole cost and expense, appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment and delivery of the Merger Consideration (which, for the avoidance of doubt, shall not include any amounts payable to holders of Company Stock Options pursuant to Section 6.04(a)). Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of the holders of Certificates (other than Certificates representing Excluded Shares), for payment in accordance with this Article II through the Paying Agent, cash sufficient to pay the Merger Consideration. All such cash deposited with the Paying Agent is hereinafter referred to as the “Payment Fund”.

(b)     Letter of Transmittal. As reasonably promptly as practicable after the Effective Time (and in any event within three Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of Company Common Stock (other than Excluded Shares) a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify subject to the Company’s reasonable approval (not to be unreasonably withheld, conditioned or delayed), and shall be prepared prior to the Closing), together with instructions thereto.

(c)     Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Company Common Stock (other than Excluded Shares) represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto and the Certificates so surrendered shall forthwith be cancelled, or (ii) in the case of shares of Company Common Stock (other than Excluded Shares) held in book-entry form, the receipt of an “agent’s message” by the Paying Agent, in each case together with such other documents as may reasonably be required by the Paying Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificate representing such Company Common Stock (or, if such Company Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid or is not applicable (as reasonably determined by Parent). Until surrendered as contemplated by this Section 2.02(c), each share of Company Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of shares of Company Common Stock are entitled to receive in respect of such shares pursuant to Section 2.01(c). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Company Common Stock held in book-entry form). Payment of the applicable Merger Consideration with respect to shares of Company Common Stock held in book-entry form shall be made only to the person in whose name such shares are registered.

(d)     No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) are presented to Parent or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II. The Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Company shall be required to deliver shares of Company Common Stock or other capital stock of the Company, Parent or the Surviving Company to any Person as a result of the exercise of or in settlement of any Company Stock Options, and that all such Company Stock Options shall be cancelled and the holders of such Company Stock Options shall only be entitled to receive the consideration, if any, provided to them under Section 6.04(a) and shall not have any other rights or remedies with respect thereto.

(e)     Termination of Payment Fund. Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock (other than Excluded Shares) for one year after the Effective Time shall be delivered to Parent, and any holder of Company Common Stock (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration without any interest thereon. Any portion of the Payment Fund remaining unclaimed by holders of shares of Company Common Stock (other than Excluded Shares) as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

(f)     No Liability. None of the Company, Parent, Merger Sub, the Surviving Company or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)     Investment of Payment Fund. The Paying Agent shall invest the Payment Fund if and as directed by Parent; provided, that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $1 billion, or in mutual funds investing in such assets. Any interest and other income resulting from such investments shall be paid to, and be the sole and exclusive property of, Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company’s shareholders to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Parent shall reasonably promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.

(h)     Withholding Rights. Each of Parent, Merger Sub, the Company, the Surviving Company and the Paying Agent (without duplication) shall be entitled to deduct and withhold from any amounts payable to any Person (including, without limitation, payments treated as compensation made pursuant to Section 6.04 of this Agreement) pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law and pay such withholding amount over to the appropriate Governmental Entity. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(i)     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and (ii) if reasonably required by the Parent, the receipt by it of an indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Company, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 2.03     Dissenter’s Rights.

(a)     Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of approval of the Merger and adoption of the plan of merger required by the MBCA and set forth herein and who is entitled to appraisal rights under Section 302A.471 of the MBCA, and who has properly exercised and perfected such holder’s demand for appraisal rights under Section 302A.473 of the MBCA (the “Dissenter’s Rights”), shall not be converted into or represent a right to receive the Merger Consideration as provided in Section 2.01, but instead the holders of such Dissenting Shares shall be entitled to the payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with such holder’s Dissenter’s Rights. In such case, at the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except with respect to Dissenter’s Rights and as provided in this Section 2.03. Notwithstanding the foregoing, if any such holder shall have failed to perfect or shall have otherwise waived, or effectively withdrawn or lost such holder’s right to appraisal under the Dissenter’s Rights or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Dissenter’s Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under the Dissenter’s Rights shall cease, such shares shall no longer be considered Dissenting Shares for purposes hereof, and such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, as provided in Section 2.01.

(b)     The Company shall provide prompt written notice to Parent of any notices or demands for appraisal by any holder of shares of Company Common Stock, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to the Dissenter’s Rights, and, to the extent permitted by applicable Law, Parent shall have the right to participate in all negotiations and proceedings with respect to any such notices or demands. The Company shall not, without the prior written consent of Parent or as otherwise required by an order of a Governmental Entity of competent jurisdiction, voluntarily make any payment with respect to, compromise, settle or offer to settle any such notices or demands, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the MBCA, or agree to do any of the foregoing. If the Surviving Company makes any payment with respect to the Dissenting Shares to the holders thereof pursuant to the Dissenters’ Rights, then any portion of the Merger Consideration relating to such Dissenting Shares held in the Payment Fund shall be delivered by the Paying Agent to the Surviving Company upon demand.

ARTICLE III

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article III are true and correct.

Section 3.01     Organization, Standing and Power. Each of Parent and Merger Sub is validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all corporate power and authority required to execute and deliver this Agreement and to consummate the Transactions and to perform each of its obligations hereunder. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.02     Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions have been duly authorized by all necessary corporate action, and no other corporate proceedings (including, for the avoidance of doubt, any shareholder approval) on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Transactions (except for the filing of the Articles of Merger as required by the MBCA). The Merger Sub Board has unanimously adopted resolutions (i) approving the execution, delivery and performance of this Agreement and the Transactions; (ii) determining that the terms of this Agreement are in the best interests of Merger Sub and Parent as its sole shareholder; (iii) declaring this Agreement advisable; and (iv) recommending that Parent, as sole shareholder of Merger Sub, adopt this Agreement and directing that this Agreement be submitted to Parent, as sole shareholder of Merger Sub, for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Parent, as sole shareholder of Merger Sub, has adopted and approved this Agreement and the Transactions. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 3.03     No Conflicts; Consents.

(a)     The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Transactions will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit, require a consent or waiver under, require the payment of a penalty or change in control payment under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the governing or organizational documents of Parent or Merger Sub; (ii) any Contract to which either Parent or Merger Sub is a party or by which any of their respective properties or assets is bound; or (iii) assuming that all filings and other matters referred to in Section 3.03(b) have been obtained, any Judgment or Law, in each case, applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)     No Permit or Consents of or from, or registration, declaration, notice or filing made to or with any Governmental Entity, is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Transactions, other than (i) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (B) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, merger control, trade regulation or similar Laws, (ii) the filing of the Articles of Merger with the Minnesota Secretary of State, and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iii) complying with any applicable requirements of the Exchange Act, (iv) any filings with the SEC as may be required by Parent or Merger Sub in connection with this Agreement and the Transactions, (v) any filings required under the rules and regulations of NASDAQ or NYSE and (vi) such other matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.04     Information Supplied. None of the information with respect to Parent or Merger Sub supplied or to be supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement will, when filed with the SEC and at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Representatives for inclusion or incorporation by reference therein.

Section 3.05     Litigation. There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent or Merger Sub that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 3.06     Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent for which the Company could have any liability prior to the Effective Time.

Section 3.07     Merger Sub. Merger Sub is a direct or indirect wholly-owned Subsidiary of Parent. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 3.08     Minnesota Business Corporation Act. Neither Parent nor Merger Sub, nor any Affiliate or associate (as defined in Section 302A.011 of the MBCA) of either of the foregoing is, nor at any time during the last four years has been, an “interested shareholder” of the Company as defined in Section 302A.011, Subd. 49 of the MBCA.

Section 3.09     Available Funds. Parent has, and Parent and Merger Sub will have at the Effective Time, cash and cash equivalents and/or available sources of credit sufficient to enable Parent and Merger Sub to consummate the Transactions on the terms contemplated by this Agreement, and to make all payments contemplated by this Agreement, including payment of the aggregate Merger Consideration at the Closing, repayment or refinancing of any Indebtedness required as a result of the consummation of the Merger, and all fees and expenses in connection with the Transactions.

Section 3.10     Certain Arrangements. There are no Contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) (i) between Parent, Purchaser or any of their Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, that, as of the date hereof, relate in any way to the Company or any of the Company Subsidiaries or the Transactions or (ii) pursuant to which any holder of shares of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to adopt this Agreement or the Transactions or agrees to vote against any Superior Proposal.

Section 3.11     No Reliance. Except for the representations and warranties of the Company contained in Article IV or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, each of Parent and Merger Sub acknowledges that it is not relying, and has not relied, on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct except (i) as set forth in the Company SEC Documents furnished or filed and publicly available after January 1, 2016 and prior to the date of this Agreement (the “Filed Company SEC Documents”), and only to the extent reasonably apparent from the disclosure therein (but excluding any disclosures in the Filed Company SEC Documents under the headings “Risk Factors” or “Forward-Looking Statements” and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature, other than any factual information contained therein) (it being understood that this clause (i) shall not be applicable to Section 4.03 and Section 4.04) or (ii) as set forth in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify any other section in this Article IV to the extent that it is reasonably apparent that such disclosure also qualifies or applies to such other section.

Section 4.01     Organization, Standing and Power.

(a)     Each of the Company and each of the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept) except in the case of the Company Subsidiaries where the failure to be so organized, exist or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority to own, lease and operate its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)     The Company has made available to Parent a true and complete copy of (a) the Company Charter, (b) the Company Bylaws, and (c) the articles of incorporation and bylaws (or equivalent organizational documents) of each Company Subsidiary, each as in effect as of the Agreement Date. Each of the Company Charter, the Company Bylaws and such articles of incorporation and bylaws (or equivalent organizational documents) is in full force and effect. The Company is not in violation of any provisions of the Company Charter or the Company Bylaws. None of the Company Subsidiaries is in violation of any of the provisions of its articles of incorporation and bylaws (or equivalent organizational documents).

Section 4.02     Company Subsidiaries.

(a)     Section 4.02(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each Company Subsidiary and the percentage of the outstanding share capital or other equity interests of each Company Subsidiary owned by the Company and each other Company Subsidiary.

(b)     All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned, of record and beneficially, by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all Liens, excluding Permitted Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.

(c)     Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, none of the Company or any Company Subsidiary owns, directly or indirectly, or has any contractual or other obligation to acquire, any capital stock, membership interests, partnership interests, joint venture interest, voting securities of, or other direct or indirect equity interests in, or any interest convertible into or exchangeable or exercisable for any capital stock, membership interests, partnership interests, joint venture interest or voting securities of, or other equity in, any Person, in each case, other than securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business, nor will the Company or any Company Subsidiary have any of the foregoing on the Closing Date except as permitted by this Agreement.

Section 4.03     Capital Structure.

(a)     The authorized capital stock of the Company consists of 22,000,000 shares of Company Common Stock and 3,000,000 shares of undesignated capital stock (the “Undesignated Capital Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on April 14, 2017, (i) 5,867,127 shares of Company Common Stock were issued and outstanding; (ii) no shares of Undesignated Capital Stock were issued and outstanding; (iii) 1,191,832 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans; (iv) 797,119 shares of Company Common Stock were issuable upon exercise of outstanding Company Stock Options, all of which were granted under Company Stock Plans; and (v) 46,415 shares of Company Common Stock were reserved for issuance under the Company’s 2015 Employee Stock Purchase Plan (the “ESPP”). Except as set forth in this Section 4.03(a), at the close of business on April 14, 2017, no shares of capital stock or voting securities of, or other equity interests in or equity-based awards of, the Company were issued, reserved for issuance or outstanding. Section 4.03(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the close of business on April 14, 2017, of all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant and the vested and unvested portion. The Company Stock Options are the only awards granted and outstanding under any of the Company Stock Plans and no other equity or equity-based awards have been granted (except to the extent previously exercised, terminated or forfeited) or promised to be granted by the Company.

(b)     All outstanding shares of Company Common Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise of Company Stock Options pursuant to the Company Stock Plans and applicable award agreements will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right, anti-dilutive rights or any similar right under any provision of any applicable Law, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound. All grants of equity awards or other rights with respect to shares of Company Common Stock to current or former directors, officers, employees, agents or consultants of the Company or any Company Subsidiary have been made in accordance with the terms of the applicable Company Stock Plans and award agreements thereunder and any policy of the Company or the Company Board (including any committee thereof) relating to the grant of such awards or rights, and, to the Knowledge of the Company, with the terms of Section 409A of the Code. Except as set forth above in this Section 4.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options, commitments, agreements, derivative contracts, forward sale contracts or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by, or other obligations of, the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary.

(c)     Except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Stock Options with Company Common Stock (including in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of Company Stock Options, and (iii) forfeitures of Company Stock Options, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options, commitments, agreements, derivative contracts, forward sale contracts or other rights referred to in clause (x), (y) or (z) of Section 3.04(b). There are no debentures, bonds, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s shareholders or any Company Subsidiary’s equity holder may vote (“Company Voting Debt”). None of the Company or any of the Company Subsidiaries is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or any other agreement with respect to the voting, sale or transfer of any capital stock or voting securities of, or other equity interests in, the Company or any of the Company Subsidiaries. None of the Company or any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

Section 4.04     Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, in the case of the Merger, to the receipt of the affirmative vote of the holders of a majority of the voting power of all shares of Company Common Stock entitled to vote at the Company Shareholders Meeting (the “Company Shareholder Approval”). The execution and delivery of and performance by the Company under this Agreement, and the consummation of the Transactions, have been duly authorized and approved by the Company Board, and except for obtaining the Company Shareholder Approval, no other corporate action on the part of the Company (or its shareholders) is necessary to authorize the execution and delivery of and performance by the Company under this Agreement and the consummation by it of the Transactions. The Company Board has duly adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of the Company was present: (i) declaring that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders; (ii) approving and declaring advisable this Agreement, the plan of merger (as such term is used in Section 302A.611 of the MBCA) contained in this Agreement and the Transactions, including the Merger (such approval having been made in accordance with the MBCA, including for purposes of Section 302A.613, Subd. 1, thereof); (iii) recommending that the Company’s shareholders approve the Merger and adopt such plan of merger; and (iv) directing that the approval of the Merger and the adoption of such plan of merger be submitted to the shareholders of the Company. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the Company Shareholder Approval, which is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to approve the Transactions, no other corporate proceedings on the part of the Company (or its shareholders) are necessary to authorize or adopt this Agreement or to consummate the Transactions (except for the filing of the Articles of Merger as required by the MBCA). The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.05     No Conflicts; Consents.

(a)     The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Transactions will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or any loss of a material benefit under, require a consent or waiver under, require the payment of a penalty or change in control payment under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Shareholder Approval is obtained), (ii) any Material Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment, Law or Permit, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Shareholder Approval is obtained), other than, in the case of clauses (i) (with respect to any Company Subsidiary only), (ii) and (iii) above, any matters which would not be material to the Company and the Company Subsidiaries, taken as whole.

(b)     No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Proxy Statement and compliance with other applicable requirements of the Exchange Act or Securities Act; (ii) (A) compliance with and filings under the HSR Act and (B) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, merger control, trade regulation or similar Laws; (iii) any filings required under the rules and regulations of NASDAQ, (iv) the filing of the Articles of Merger with the Minnesota Secretary of State, and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business; (iv) compliance with NASDAQ rules and regulations; and (v) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06     SEC Documents; Undisclosed Liabilities.

(a)     The Company has timely furnished or filed (as applicable) all reports, schedules, forms, statements, certifications and other documents (including exhibits and other information incorporated therein and any amendments required to be made with respect thereto) required to be furnished or filed (as applicable) by the Company with the SEC since January 1, 2016 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, being collectively referred to as the “Company SEC Documents”). The effects of any uncorrected misstatements (taking into account SEC Staff Accounting Bulletin Nos. 99 and 108) accumulated by the Company’s external auditors pertaining to the consolidated financial statements included in the Company SEC Documents are immaterial, individually and in the aggregate, to the consolidated financial statements of the Company, taken as a whole.

(b)     Each Company SEC Document (i) at the time filed, complied and were prepared in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in shareholders’ equity and cash flows as of the dates thereof and for the periods shown (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments), in conformity with GAAP.

(c)     Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2016 (or the notes thereto) included in the Filed Company SEC Documents, (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, (iii) for liabilities and obligations that have been incurred in the ordinary course of business since December 31, 2016 that individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect and (iv) for liabilities and obligations that have been discharged or paid in full in the ordinary course of business consistent with past practice, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent, threatened, or otherwise, either mature or unmatured) which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP. The Company has no outstanding Indebtedness other than under the Existing Credit Agreement and capital lease obligations incurred in the ordinary course of business.

(d)     Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents.

(e)     The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of SOX for the year ended December 31, 2016, and, except as set forth in the Company SEC Documents, such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant roles in the Company’s internal controls over financial reporting. As of the date hereof, the Company has not identified any material weaknesses in internal controls and the Company is not aware of any facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, without qualification, when next due. Neither the Company nor any Company Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act.

(f)     The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(g)     None of the Company Subsidiaries is, or has at any time since January 1, 2016 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(h)     The Company has made available to Parent all comment letters received by the Company from the SEC or the staff thereof since December 31, 2014, and all responses to such comment letters filed by or on behalf of the Company. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and none of the Company SEC Documents is, to the Knowledge of the Company, the subject of ongoing SEC review. There are no formal internal investigations, SEC inquiries or investigations or other inquiries or investigations by any Governmental Entity that, to the Knowledge of the Company, are pending or threatened, in each case regarding any accounting practices of the Company or any Company Subsidiary.

(i)     Since December 31, 2015, subject to any applicable grace periods, the Company has been in and is in compliance with the applicable provisions of SOX in all material respects.

(j)     Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein). Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any material side agreement (written or oral) or similar Contract with any dealer, distributor or customer.

(k)     To the Knowledge of the Company, no employee of the Company has provided or is providing information to any Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company, nor, to the Company’s Knowledge, any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(l)     There are no outstanding loans or other extensions of credit (excluding reimbursable ordinary business expenses) made by the Company or any of the Company Subsidiaries to any of its executive officers (as defined in Rule 3b-7 under the Exchange Act) or directors.

Section 4.07     Information Supplied. The Proxy Statement will not, at the time of the filing of, at the time of any amendment of or supplement to, and at the time of any publication, distribution or dissemination of, the Proxy Statement, and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The letter to shareholders, notice of meeting, proxy statement (as amended or supplemented from time to time) and forms of proxy to be filed with the SEC and distributed to shareholders in connection with the Merger are collectively referred to herein as the “Proxy Statement”. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and any other applicable Laws. No representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

Section 4.08     Absence of Certain Changes or Events. From December 31, 2016 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. From December 31, 2016 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course in all material respects, and has not taken an action that would be prohibited by Section 5.01 (a), (e), (f), (g), (h), (i), (l), (m), (n), (o), (q), (r) and (s) if it were taken after the date of this Agreement and prior to the Effective Time.

Section 4.09     Taxes.

(a)     Except as otherwise provided on Section 4.09(a) of the Company Disclosure Letter, and except for matters in the following clauses (iii), (v), (vii), (viii), (ix) and (x) that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole: (i) each of the Company and each Company Subsidiary has timely filed, taking into account any extensions, all federal and other Tax Returns required to have been filed, and such Tax Returns are accurate, correct and complete in all material respects; (ii) each of the Company and each Company Subsidiary has paid all federal and other material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and have been adequately reserved under GAAP; (iii) each of the Company and each Company Subsidiary has made adequate provisions in accordance with GAAP, appropriately and consistently applied, in the financial statements set forth in the Company SEC Documents for the payment of all material Taxes for which the Company and each Company Subsidiary may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed; (iv) none of the Company nor any Company Subsidiaries has incurred any material liability for Taxes since the date of the financial statements set forth in the most recent Company SEC Documents outside the ordinary course of business or otherwise inconsistent with past practice; (v) no deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any Company Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and has been adequately reserved under GAAP; (vi) none of the Company or any Company Subsidiary has failed to timely withhold, collect, remit, or report any material amounts, whether individually or in the aggregate, required to have been withheld, collected, remitted and reported in respect of Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, shareholder or any other Person; (vii) none of the Company or any Company Subsidiary is subject to Tax in a jurisdiction in which it does not file income Tax Returns, and no claim has been made in writing by any taxing authority that the Company or any Company Subsidiary is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns; (viii) none of the Company or any Company Subsidiary has any liability for any Tax of any Person (other than the Company and the Company Subsidiaries) as a transferee or successor, by contract, or otherwise or as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group that solely includes the Company and the Company Subsidiaries); (ix) there are no pending or, to the Knowledge of the Company, threatened in writing claims, audits, examinations, suits, requests for written rulings (and no such rulings currently bind the Company or any Company Subsidiary), investigations or other proceedings in respect of Taxes or Tax Returns relating to the Company or any Company Subsidiary; and (x) no deficiency for Taxes has been asserted or assessed in writing by any Governmental Entity against the Company or any Company Subsidiaries, which deficiency has not been satisfied by payment, settled or been withdrawn, or is not being contested in good faith in appropriate proceedings and for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP.

(b)     None of the Company or any Company Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and any wholly owned Company Subsidiary). None of the Company or any Company Subsidiary is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which the Company is or was the common parent).

(c)     Within the past four years, none of the Company or any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(d)     None of the Company or any Company Subsidiary has participated in, or is or has been required to make any disclosures with respect to, any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of state, local or foreign Law).

(e)     Neither the Company nor any Company Subsidiary knowingly has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or has changed its method of accounting in a manner that would require the Company or any Company Subsidiary to include, and the Company and each Company Subsidiary are not otherwise required to include, any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Effective Time.

(f)     None of the Company or any Company Subsidiary has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(g)     Except for the consummation of the Merger, since April 3, 2012, none of the Company or any Company Subsidiary has experienced an “ownership change” within the meaning of Section 382(g) of the Code.

(h)     There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for Permitted Liens.

(i)     Except as otherwise set forth in Section 4.09(i) of the Company Disclosure Letter, no non-U.S. Company Subsidiary that is classified as a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for U.S. federal income Tax purposes has generated a material amount of “subpart F” income (within the meaning of Section 952(a) of the Code) in prior taxable years, and no such Company Subsidiary is expected to generate a material amount of such “subpart F” income for the current taxable year.

(j)     Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income as a result of (i) any change in accounting method initiated by it or any other relevant party on or prior to the Closing Date, (ii) closing agreements pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law entered into on or prior to the Closing Date, (iii) an installment sale or open transaction arising on or prior to the Closing Date, (iv) a prepaid amount received, or paid, on or prior to the Closing Date, (v) deferred gains arising from a transaction on or prior to the Closing Date or (vi) an election under Section 108(i) of the Code.

(k)     Neither the Company nor any of the Company Subsidiaries has (i) issued any “covered debt instrument” described in Treasury Regulation Section 1.385-3(b)(2), or (ii) engaged in a distribution or acquisition described in paragraphs (A) through (C) of Treasury Regulation Section 1.385-3(b)(3)(i).

Section 4.10     Benefits Matters; ERISA Compliance.

(a)     Section 4.10 of the Company Disclosure Letter sets forth a complete and correct list identifying all Company Benefit Plans (as defined herein). The Company has made available to Parent true and complete copies of (i) all Company Benefit Plans and all amendments thereto; (ii) for the most recent plan year, (A) the annual report on Form 5500 (or similar filing under applicable Law) with respect to each Company Benefit Plan and (B) if applicable, actuarial valuation reports; (iii) the most recent summary plan description for each material Company Benefit Plan for which such summary plan description is required (or other written explanation (if any) provided to employees in the case of a material Company Benefit Plan for which such a summary plan description is not required); (iv) each trust agreement, group annuity contract or other funding mechanism relating to any material Company Benefit Plan; and (v) all determination letters or opinion letters in respect of any Company Benefit Plan issued by the IRS. For purposes of this Agreement, “Company Benefit Plans” means, collectively, all “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and all other pension, retirement, supplemental retirement, deferred compensation, equity or equity-based compensation (including options), severance, retention, change in control, fringe benefit, loan, bonus, incentive, sabbatical, disability, death benefit, hospitalization, medical, dental, vision, cafeteria benefit, dependent care, welfare benefit, life insurance, accident insurance or other plans, arrangements, programs, policies, contracts or understandings providing, or designed to provide, employee benefits to any current or former directors, officers, employees or consultants (including their dependents or beneficiaries) of the Company or any Company Subsidiary or that is sponsored, maintained, entered into, contributed to or obligated to be contributed to by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary is a party, whether written or oral or with respect to which the Company (including on account of its ERISA Affiliates) has or would have any liability (contingent or otherwise).

(b)     Each Company Benefit Plan which is intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code is so qualified and has received a favorable determination letter (or has an opinion letter on which it can rely) from the IRS to that effect, and no such determination letter or opinion letter has been revoked nor are there circumstances reasonably likely to result in revocation of any such favorable determination or opinion letter and to the Knowledge of the Company, no revocation has been threatened.

(c)     None of the Company or any Company Subsidiaries nor any of the Company’s ERISA Affiliates sponsors, maintains or contributes to (or has any obligation for any of the foregoing) or has within the past six years sponsored, maintained or contributed to (or had any obligation for any of the foregoing) (i) a single-employer pension plan that is subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), (iv) a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code), or (v) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. None of the Company and the Company Subsidiaries nor any of the Company’s ERISA Affiliates has incurred any liability under Title IV of ERISA which has not been satisfied in full, including Withdrawal Liability, and to the Knowledge of the Company, no conditions exist that could reasonably be likely to result in the Company or any Company Subsidiary incurring liability under Title IV of ERISA.

(d)     No Company Benefit Plan provides (and neither the Company nor any Company Subsidiary has an obligation for) health, medical, dental, life or other welfare benefits (whether or not insured) after retirement or other termination of employment other than (i) for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law; or (ii) benefits under insured plans maintained by the Company providing such benefits in the event an employee is disabled at the time of termination of the employee’s employment with the Company and the conversion privileges provided under such insured plans. There has been no communication to any person that could reasonably be expected to promise or guarantee any such benefits.

(e)     Each Company Benefit Plan has been funded, operated and administered in all material respects in accordance with its terms and is in substantial compliance with the requirements of ERISA, the Code, the Patient Protection and Affordable Care Act and all other applicable Laws. There are no pending or, to the Knowledge of the Company, threatened suits, actions, proceedings, arbitrations mediations, audits, hearings, inquiries or investigations against any Company Benefit Plan, any fiduciary thereof, or the Company or any Subsidiary with respect to any Company Benefit Plan (other than routine claims for benefits).

(f)     To the Knowledge of the Company, none of the Company, any Company Subsidiaries, any officer or director of the Company or of any Company Subsidiaries or any of the Company Benefit Plans which are subject to ERISA, including the Company Benefit Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or of any Company Subsidiary to any tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any liability under Section 502(i) or 502(1) of ERISA, in any such case, in an amount that would be material.

(g)     Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) has (i) been maintained and operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable rules, regulations and guidance promulgated thereunder (collectively, “Section 409A”) so as to avoid any tax, penalty or interest under Section 409A and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” within the meaning of IRS Notice 2005-1) at any time after October 3, 2004 and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A. Neither the Company nor any Company Subsidiaries has been required to report any taxes due as a result of a failure to comply with Section 409A and neither the Company nor any Company Subsidiaries has any obligation to provide any indemnity or gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed or accelerated pursuant to Section 409A, 457A, 280G or 4999 of the Code.

(h)     Except as disclosed on Section 4.10(h)(i) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, including the Merger, will, either alone or in conjunction with any other event, (i) entitle any current or former director, employee, consultant or independent contractor of the Company or of any of the Company Subsidiaries to any severance pay, increase in severance pay or any other payment or other benefits or result in any such payment or benefits becoming due, except as expressly provided in this Agreement; (ii)  increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor, (iii) accelerate the time of payment or vesting of amounts due any such director, employee, consultant or independent contractor, (iv) result in any forgiveness of indebtedness, trigger any funding obligation (through a grantor trust or otherwise) under any Company Benefit Plan, or (v) impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan. Except as disclosed on Section 4.10(h)(ii) of the Company Disclosure Letter, no amounts payable (whether in cash, property or the vesting of property or otherwise) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) could reasonably be expected, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) nor will any amounts payable fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code as a result of the occurrence of the transactions contemplated by this Agreement, either alone or in combination with another event. Except as disclosed on Section 4.10(h)(iii) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any Contract or plan that would reasonably be likely to result, separately or in the aggregate, in the payment of any material amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of any other applicable Tax Laws).

(i)     All material contributions required to be made to any Company Benefit Plan by applicable Law, regulation, or any plan document, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have in all material respects been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been in all material respects fully reflected on the financial statements set forth in the Company SEC Documents.

(j)     Notwithstanding any provision to the contrary, the representations and warranties contained in Section 4.10(a) through. Section 4.10(g) and Section 4.10(i) do not apply to any Company Benefit Plan adopted or maintained by the Company or any Company Subsidiary principally for the benefit of employees outside the United States (“Non-U.S. Plan”). Any Non-U.S. Plan has been maintained in all material respects with its terms and conditions and in all material respects with all applicable laws, rules and regulations (including without limitation any special provisions relating to the tax status of contributions to, earnings of, or distributions from such Non-U.S. Plans where the applicable Non-U.S. Plan was intended to have such tax status). With respect to each Non-U.S. Plan, all employer and employee contributions have been made or, if applicable, accrued in accordance with applicable accounting practices and there are no material unfunded liabilities with respect to any such Non-U.S. Plans. There are no pending, or to the Knowledge of the Company, threatened, material suits, actions, proceedings, mediations, audits, hearings, inquiries or investigations into any Non-U.S. Plans. Each Non-U.S. Plan that is required to be registered with any Governmental Entity has been so registered and has been maintained in all material respects in good standing with all applicable Governmental Entities. No equity or equity-based awards have been granted to any employees or other service providers who are subject to jurisdictions outside the U.S.

Section 4.11     Litigation. There is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any of their respective officers or directors in their capacities as such, or any of their respective properties or assets that is material to the Company and the Company Subsidiaries, taken as a whole, or which, if determined adversely, would reasonably be expected to prevent or materially delay the consummation of the Transactions, nor is there any Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.12     Compliance with Applicable Laws.

(a)     Since January 1, 2014, the business of the Company and the Company Subsidiaries has been conducted in accordance in all material respects with all Laws applicable thereto. Since January 1, 2014, the business of the Company and the Company Subsidiaries has at all times maintained and been in compliance in all material respects with all material Permits required by all Laws applicable thereto for the conduct of their respective businesses as they are now being conducted. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has received written notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business, except for any terminations, modifications or nonrenewals that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)     None of the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee, partner or Affiliate of the Company or of any of the Company Subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted or would result in: (i) a violation by any such Person of the FCPA; (ii) a violation by any such Person of any other applicable Anti-Corruption Laws; or (iii) a violation of, or operation in noncompliance with, any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws.

(c)     The Company and each of the Company Subsidiaries (i) have disclosed to Parent any and all voluntary disclosures or referrals made to any U.S. Governmental Entity on behalf of the Company since January 1, 2015 with regards to the FCPA or the Export Administration Act of 1979, and regulations promulgated thereunder and (ii) are not currently subject to any consent decrees or deferred prosecution agreements, nor any third-party government appointed monitors as a result of any such consent decree or deferred prosecution agreement.

(d)     Neither the Company nor any Company Subsidiary is or has been, and, to the Knowledge of the Company, none of their respective officers, directors or employees is or has been, suspended or debarred from doing business by any Governmental Entity or declared non-responsible or ineligible for government contracting, and no such suspension or debarment action has been commenced.

Section 4.13     Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as described in Section 4.13 of the Company Disclosure Letter: (a) the Company and its Subsidiaries are and have been (in the case of each Company Subsidiary, since such time as a Company Subsidiary has been a Company Subsidiary and, to the Knowledge of the Company prior to such time) in compliance with all Environmental Laws and all Environmental Permits; (b) the Company and its Subsidiaries currently possess all Environmental Permits which are required by any Environmental Laws or necessary for the conduct of their respective businesses as presently conducted or for the ownership of their respective assets, and all renewals of required Environmental Permits have been timely applied for; (c) there are no pending or, to the Knowledge of the Company, threatened claims, actions or proceedings against the Company or its Subsidiaries under any Environmental Law or Environmental Permit; (d) the Company shall reasonably cooperate and assist Parent in all aspects of Parent’s compliance with all applicable Environmental Laws and Environmental Permits, including, but not limited to, executing, as “Transferor,” all necessary forms and submissions; (e) the Company has made available to Parent copies of all material, non-privileged environmental reports, records, and assessments in the possession, custody or control of the Company relating to the environmental conditions of any real property owned or operated by the Company or its Subsidiaries and to any non-compliances with Environmental Laws or Environmental Permits relating to the operations of the Company and its Subsidiaries that are known to the Company and remain unresolved and (f) to the Knowledge of the Company, no products manufactured or sold by the Company or any of its Subsidiaries contain or have contained asbestos, and no workers’ compensation claims have been filed by any employees of the Company or any of its Subsidiaries against the Company or any of its Subsidiaries and no other claims or actions have been made or been threatened by any employee, customer, or other individual against the Company or any of its Subsidiaries related to alleged exposure to asbestos in any products manufactured, sold, serviced, repaired or otherwise handled currently or in the past by the Company or any of its Subsidiaries.

Section 4.14     Contracts.

(a)     As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b)     Section 4.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of: (i) each Contract to which the Company or any of the Company Subsidiaries is a party that restricts in any material respect the ability of the Company or any Company Subsidiaries to compete in any line of business or geographic area or market segment (including any license, collaboration, agency or distribution agreements); (ii) any Contract or series of related Contracts of the Company or any of the Company Subsidiaries (A) relating to Indebtedness, or (B) evidencing any guarantee of obligations of any Person in excess of $500,000, other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries; (iii) each partnership, joint venture or similar Contract to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company Subsidiaries or securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business or any Contract involving a sharing of revenues, profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person; (iv) each Contract between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present executive, officer or director of either the Company or any of the Company Subsidiaries, (B) record or beneficial owner of more than 5% of the shares of Company Common Stock outstanding as of the date hereof or (C) to the Knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of the Company Subsidiaries), in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed Company SEC Documents; (v) each Contract relating to the disposition or acquisition by the Company or any of the Company Subsidiaries with material obligations remaining to be performed or material liabilities continuing after the date of this Agreement, if any material business or any material amount of assets; (vi) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act; (vii) any Contract that provides for any payments that are conditioned, in whole or in part, on a change of control of the Company or any Company Subsidiary; (viii) any material license, sublicense, option or other Contract relating to any Intellectual Property; (ix) any Contract that provides for any “most favored nation” provision or equivalent preferential pricing terms, exclusivity or similar obligations to which the Company or any Company Subsidiary is subject which is material to the Company and the Company Subsidiaries taken as a whole; (x) any management, service, consulting or similar Contract that is material to the operation of the Company and the Company Subsidiaries, taken as a whole; (xi) any hedging, derivative or similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar Contract designed to protect a person against fluctuations in interest rates, currency exchange rates or commodity prices); (xii) any Contracts (A) between the Company or any Company Subsidiary and any Governmental Entity, except for sales to a Governmental Entity in the ordinary course of business or (B) between the Company or any Company Subsidiary, as a subcontractor and any prime contractor, to any Governmental Entity; provided that the following Contracts shall not be required to be listed on Section 4.14(b) of the Company Disclosure Letter, shall not be required to made available to Parent pursuant to this Section 4.14(b), and shall not be deemed a “Material Contract” for any purposes hereunder (whether or not a Filed Company Contract): (1) any Company Benefit Plan, (2) any Contract between the Company, on the one hand, and one or more Company Subsidiaries, on the other hand, or between one or more Company Subsidiaries, or (3) any Real Estate Lease (any such Contract in clauses (1) through (3), an “Excluded Contract”). Each Contract described in this Section 4.14(b) and each Filed Company Contract, in each case, other than any Excluded Contract, is referred to herein as a “Material Contract”.

(c)     Each Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto and each such Material Contract is in full force and effect. None of the Company or any of the Company Subsidiaries has received any written claim of breach or default under or cancellation of any Material Contract and none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has received, as of date of this Agreement, any written notice from any Person that such Person intends to terminate or not renew any Material Contract.

Section 4.15     Properties and Assets.

(a)     Section 4.15(a) of the Company Disclosure Letter contains a complete and correct list of all real property owned, in whole or in part, directly or indirectly, by the Company and each Company Subsidiary (such real property, the “Owned Real Property”). The Company and each Company Subsidiary has good and marketable fee simple title to the Owned Real Property that it owns (as such ownership is indicated in Section 4.15(a) of the Company Disclosure Letter), and all of such Owned Real Property is owned free and clear of all Liens, except for Permitted Liens. With respect to each parcel of Owned Real Property, (i) there are no leases, subleases, licenses, concessions or other agreements granting to any party the right to the use or occupancy of any portion of such Owned Real Property other than those leases, subleases, licenses, concessions and/or occupancy agreements set forth in Section 4.15(a) of the Company Disclosure Letter, complete and correct copies of which have been made available to Parent, and (ii) there are no outstanding options or rights of first refusal to purchase such Owned Real Parcel, or any portion thereof or interest therein. For the avoidance of doubt, this Section 4.15 does not relate to Intellectual Property Rights matters, which are the subject of Section 4.16.

(b)     Section 4.15(b) of the Company Disclosure Letter contains, as of the date of this Agreement, a true and complete list of (i) all real property that is leased, subleased, sub-subleased or licensed to, or otherwise occupied by, the Company and its Subsidiaries, as applicable (such real property, the “Leased Real Property” and (ii) any and all leases, subleases, sub-subleases, licenses, occupancy or other similar agreements and purchase options to which the Company or any Company Subsidiary is a party with respect to the Leased Real Property (collectively, the “Real Estate Leases”). True and complete copies of all Real Estate Leases (including all modifications, amendments, supplements, waivers and side letters thereto) have been made available to Parent.

(c)     Each Real Estate Lease (i) is in full force and effect and constitutes the valid and legally binding obligations of the Company or the applicable Company Subsidiary which is a party thereto, as applicable, enforceable in accordance with its terms, subject to: (A) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; (ii) has not been amended or modified in any material respect except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Parent and which are listed in Section 4.15(b) of the Company Disclosure Letter; and (iii) except for Permitted Liens granted under the terms of such Real Estate Lease, has not been assigned in any manner by, and creates a valid leasehold interest in the Leased Real Property described therein in favor of, the Company or the applicable Company Subsidiary that is the lessee thereunder, other than, in each case, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.

(d)     Neither the Company nor any of the Company Subsidiaries, nor to the Knowledge of the Company, no counterparty to any Real Estate Lease, is in default of any of its obligations under any Real Estate Lease which remains uncured, and to the Knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries under any Real Estate Lease.

(e)     The Company or its Subsidiaries, individually or together, own, lease or have the right to use all of their properties and assets reflected in the Company’s annual report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2016, other than as set forth in Section 4.15(e) of the Company Disclosure Letter or any properties or assets that have been sold or otherwise disposed of since December 31, 2016 in the ordinary course of business consistent with past practice (all such properties and assets being referred to as “Company Assets”), except as would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has good title to, or in the case of leased or subleased Company Assets, valid and subsisting leasehold interests in, all of the Company Assets free and clear of Liens, other than Permitted Liens.

Section 4.16     Intellectual Property.

(a)     Section 4.16(a) of the Company Disclosure Letter sets forth a complete and correct (in all material respects) list, as of the date hereof, of all registrations and applications for registration for Patents, Trademarks and Copyrights owned by the Company and the Company Subsidiaries (“Registered Intellectual Property Rights”). Section 4.16(a) of the Company Disclosure Letter sets forth those licenses to use Intellectual Property Rights which require consent or approval in connection with the transactions contemplated by this Agreement.

(b)     Each of the Company and the Company Subsidiaries owns, is licensed or otherwise has the right to use all Intellectual Property Rights material to the conduct of its business; provided, however, that the foregoing representation and warranty shall not constitute a representation or warranty with respect to any actual or alleged infringement, misappropriation, or other violation of third-party Intellectual Property Rights. The Company or a Company Subsidiary is the exclusive legal and record owner of all Registered Intellectual Property Rights, and, to the Knowledge of the Company, other Intellectual Property Rights used in the conduct of the business of the Company or any Company Subsidiary (other than any third-party Intellectual Property Rights used by the Company or a Company Subsidiary pursuant to a valid license), in each case free and clear of all Liens other than Permitted Liens, except where the lack of such ownership, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)     The operation of the business of the Company and the Company Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate, and as conducted in the prior six (6) years has not infringed, misappropriated or otherwise violated (i) to the Knowledge of the Company, any patents, or (ii) any other Intellectual Property Rights of any third parties, and, as of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing that alleges that the use of Intellectual Property Rights by, or the conduct of the businesses of, the Company and the Company Subsidiaries infringes, misappropriates or otherwise violates or has infringed, misappropriated or otherwise violated any Intellectual Property Rights of third parties.

(d)     To the Knowledge of the Company, as of the date hereof, the Intellectual Property Rights of the Company and the Company Subsidiaries are not being infringed, misappropriated or otherwise violated by any Person and, as of the date hereof, no such claims are pending or threatened against any Person by the Company or any Company Subsidiary.

(e)     No claims or proceedings are pending or, to the Knowledge of the Company, threatened with regard to: (i) the ownership by the Company or any of the Company Subsidiaries of any of their Intellectual Property Rights or (ii) the validity or enforceability of any Intellectual Property Rights owned by the Company or any of the Company Subsidiaries, which claims or proceedings, if determined in a manner adverse to the Company, would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(f)     Neither this Agreement nor the transactions contemplated by this Agreement will result in (i) the Company or any of the Company Subsidiaries granting to any Person any right to any Intellectual Property Right owned by, or licensed to, such party, (ii) the Company or any of the Company Subsidiaries being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) the Company or any of the Company Subsidiaries being obligated to pay any royalties or other material amounts to any Person in excess of those payable by such party prior to the Closing.

(g)     Except as set forth in Section 4.16(g) of the Company Disclosure Letter, the Company and each of the Company Subsidiaries has taken commercially reasonable steps to maintain and protect all Intellectual Property Rights owned by the Company or any of the Company Subsidiaries, including taking commercially reasonable measures in accordance with industry standards to protect and maintain confidentiality of its source code, trade secrets and other material confidential information.

(h)     To the Knowledge of the Company, the Company and its Subsidiaries have complied at all times in all material respects with all applicable Laws regarding the collection, retention, use and protection of personal information. No Person (including any Governmental Entity) has made any claim in writing or commenced any action relating to the Company’s or any of the Company Subsidiaries’ information, privacy or data security practices, or threatened any such claim or action or conducted investigation or inquiry thereof. To the Knowledge of the Company, since January 1, 2014, there has been no material security breach of, or unauthorized access to, the IT Systems or any personal information in their possession or under their control.

The foregoing representations and warranties in this Section 4.16 are the sole representations and warranties herein with respect to any actual or alleged infringement, misappropriation, or other violation of Intellectual Property Rights by the Company or any Company Subsidiary.

Section 4.17     Labor and Employment Matters.

(a)     None of the Company or the Company Subsidiaries is party to any collective bargaining agreement or other contract or understanding with a labor union or labor organization (“Collective Bargaining Agreements”). With respect to the Company and each of its Subsidiaries:  (a) there are no labor-related strikes, walkouts or lockouts pending or, to the Company’s Knowledge, threatened, and (b) no labor union, labor organization, works council or group of employees has made a written demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(b)     The Company and each of its Subsidiaries are currently in material compliance with all applicable Laws relating to employment, including, without limitation, those related to equal employment opportunity, discrimination, harassment, affirmative action, employee safety and health, workers’ compensation, employee leaves of absence, plant closings and layoffs, wages, hours, worker classification, collective bargaining, and immigration Laws, including provisions relating to the completion and retention of Form I-9.

(c)     Except as set forth in Section 4.17(c) of the Company Disclosure Letter, and except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, there are no actions, suits, claims, investigations or other legal proceedings against the Company or any Company Subsidiary pending, or to the Company’s Knowledge, threatened or reasonably anticipated to be brought or filed, by or with any Governmental Entity: (i) under any worker’s compensation policy or long-term disability policy, (ii) relating to any employment-related matter, employment practices, terms and conditions of employment and wages and hours, or (iii) in connection with the employment of any current or former employee or independent contractor of the Company or any Company Subsidiary, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, misclassification of any independent contractor, or any other employment related matter arising under any applicable Contract or applicable Laws.

(d)     The Company has made available to Parent complete and accurate copies of all employment or supervisory manuals and employment or supervisory policies. The Company and the Company Subsidiaries do not have any agreements with employees regarding compensation of any nature, severance payments or retirement benefits, except as reflected in the items listed in Section 4.17(d) of the Company Disclosure Letter. Except as set forth in Section 4.17(d) of the Company Disclosure Letter, there are no consulting, independent contractor or other similar agreements of any kind between the Company or any Company Subsidiary and any consultants or independent contractors providing for payments by the Company or any Company Subsidiaries in excess of $100,000 per year that are not terminable by the Company on 30 days’ or less notice without penalty.

(e)     All wages and benefits for the services of all employees and all fees owed to independent contractors providing services to the Company and each Company Subsidiary have been paid through the date hereof, and there are no other wages or monies due from the Company or any Company Subsidiary to any employee or independent contractor.

Section 4.18     Absence of Rights Agreements; Anti-Takeover Provisions, No Other Agreement.

(a)     The Company is not party to or otherwise bound by any rights agreement, “poison pill” or similar agreement or plan.

(b)     A committee consisting of only disinterested directors of the Company Board, which complies with the requirements for such a committee set forth in Section 302A.673, Subd. 1(d), of the MBCA, and acting in accordance with Section 302A.673 of the MBCA has unanimously, at a meeting duly called and held, approved the Merger, this Agreement and the Transactions, which approval, to the extent applicable and assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.08, constituted approval under the provisions of Sections 302A.011, Subd. 38(h) for the purposes of Sections 302A.671, 302A.673 and 302A.675 of the MBCA as a result of which this Agreement, the plan of merger and the Transactions, including the Merger, are not and will not be subject to the restrictions on “control share acquisitions” under Section 302A.671 of the MBCA, the restrictions on “business combinations” with an “interested shareholder” under the provision of Section 302A.673 of the MBCA or subject to the “fair price” provisions of Section 302A.675 of the MBCA. The Company has taken all other actions necessary to exempt the Merger, this Agreement and the other Transactions from Sections 302A.671, 302A.673 and 302A.675 of the MBCA, and, accordingly, none of such Sections nor any other antitakeover or similar statute or regulation applies or purports to apply to this Agreement, the Merger or any other Transactions.

(c)     As of the date hereof, the Company has no legal obligation, absolute or contingent, to any other Person to sell any material portion of the Company’s assets, to sell the capital stock or other ownership interests of the Company (other than pursuant to Company Stock Options) or any Company Subsidiary, or to effect any merger, consolidation or other reorganization of the Company or any Company Subsidiary or to enter into any agreement with respect thereto. As of the date hereof, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Alternative Proposal.

Section 4.19     Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Robert W. Baird & Co. (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company or any Company Subsidiary, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has previously provided to Parent a copy of the engagement letter with the Company Financial Advisor, as amended or modified, and any related agreements.

Section 4.20     Opinion of Financial Advisor. The Company has received the written opinion of the Company Financial Advisor (the “Opinion”), to the effect that, as of the date of this Agreement and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. Prior to the date of this Agreement, the Company has made available to Parent a copy of the Opinion.

Section 4.21     Insurance. The Company and the Company Subsidiaries maintain insurance policies with reputable insurance carriers against all risks sufficient to comply in all material respects with applicable Law and all Material Contracts of the Company and the Company Subsidiaries. Except for matters which, individually or in the aggregate, have not, or would not be reasonably expected to have, a Company Material Adverse Effect, as of the date hereof, all such insurance policies are in full force and effect, no written notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. All appropriate insurers under the Company’s and the Company Subsidiaries’ insurance policies have been timely notified of all potentially insurable material losses Known to the Company and pending litigation, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

Section 4.22     Interested Party Transactions. No event, transaction, agreement, arrangement or understanding has occurred or been entered into since January 1, 2017 that would be required to be reported by the Company pursuant to Item 404(a) of Regulation S-K promulgated by the SEC under the Securities Act.

Section 4.23     No Reliance. Except for the representations and warranties of Parent and Merger Sub contained in Article III or in any certificate delivered to the Company by Parent and Merger Sub each of Parent and Merger Sub acknowledges that it is not relying, and has not relied, on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01     Conduct of Business by the Company. Except (i) as expressly set forth in the Company Disclosure Letter; (ii) as expressly permitted, contemplated or required by this Agreement; (iii) as required by applicable Law; or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct the business of the Company and each Company Subsidiary in the ordinary course of business consistent with past practice in all material respects; provided, however, that no action or failure to take action with respect to matters specifically addressed by any of the provisions of the next sentence shall constitute a breach under this sentence unless such action or failure to take action would constitute a breach of such provision of the next sentence. In addition, and without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time, the Company shall use commercially reasonable efforts to (i) preserve substantially intact the business organization of the Company and the Company Subsidiaries, (ii) keep available the services of its executive officers and key employees on commercially reasonable terms, (iii) maintain in effect all necessary licenses, permits, consents, franchises and approvals and authorizations, and (iv) maintain satisfactory relationships of the Company and the Company Subsidiaries with any persons with which the Company or any Company Subsidiary has material business relations and with Governmental Entities that have jurisdiction over their respective businesses and operations. The Company agrees that, between the Agreement Date and the Effective Time, it shall not, directly or indirectly, take any action or knowingly fail to take any action that is intended to materially delay or prevent the consummation of the Transactions. Without limiting the generality of the foregoing, except (i) as expressly set forth in Section 5.01 of the Company Disclosure Letter; (ii) as expressly permitted or required by this Agreement; (iii) as required by applicable Law; or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(a)     (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent; (ii) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b); or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (A) the payment of the exercise price of Company Stock Options with Company Common Stock (including in connection with “net exercises”), (B) required tax withholding in connection with the exercise of Company Stock Options pursuant to the Company Stock Plans, and (C) forfeitures of Company Stock Options;

(b)     issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens imposed by applicable securities Laws) (i) any shares of capital stock of the Company or any Company Subsidiary, including under any Company Stock Plan or other equity or equity-based awards to employees, offers, directors or independent contractors of the Company or any Company Subsidiaries other than (A) the issuance of Company Common Stock upon the exercise of Company Stock Options pursuant to the Company Stock Plans, in each case outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time and (B) the issuance of Company Common Stock pursuant to the ESPP during the current offering period thereunder (the “Current Offering Period”) pursuant to payroll deductions established prior to the date hereof; (ii) any other equity interests or voting securities of the Company or any Company Subsidiary; (iii) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iv) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; or (v) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary;

(c)     (i) amend the Company Charter or the Company Bylaws; or (ii) amend the charter or organizational documents of any Company Subsidiary, except, in the case of each of the foregoing clauses (i) and (ii), as may be required by Law or the rules and regulations of the SEC or NASDAQ;

(d)     allow for the commencement of any new offering periods under the ESPP;

(e)     change its financial accounting policies or procedures in effect as of December 31, 2016, other than as required by applicable Law or GAAP, or write up, write down or write off the book value of any assets of the Company or the Company Subsidiaries, other than as may be required by applicable Law or GAAP;

(f)     directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any Person or division thereof or any material properties or assets, except (i) acquisitions pursuant to Contracts in existence on the date of this Agreement (provided that such Contracts have been made available to Parent prior to the date of this Agreement) or (ii) acquisitions with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(g)     except in relation to Liens to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(i), sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any Owned Real Property or any of its material properties, assets, licenses, operations, rights, businesses or interests therein (including Intellectual Property) other than (i) in the ordinary course of business consistent with past practice; (ii) pursuant to Contracts in existence on the date of this Agreement; or (iii) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(h)     incur any additional Indebtedness except for (i) Indebtedness under the Company’s Existing Credit Agreement, (ii) Indebtedness between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries and (iii) capital lease obligations made in the ordinary course of business;

(i)     (i) issue any debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of the Company Subsidiaries, (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than a Company Subsidiary), (iii) enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (iv) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person (other than a guaranty by the Company on behalf of any Company Subsidiary);

(j)     enter into any Collective Bargaining Agreement;

(k)     assign, transfer, lease, cancel, fail to renew or fail to extend any material Company Permit;

(l)     enter into, amend in a material manner, waive, renew or terminate any Material Contract (or any other Contract that would be deemed a Material Contract if it had been entered into prior to the Agreement Date), other than in the ordinary course of business in a commercially reasonable manner;

(m)     settle (or propose to settle) or compromise any litigation, or release, dismiss or otherwise dispose of any Action, other than settlements or compromises of Actions that involve the payment of monetary damages in an amount not in excess of $200,000 individually by the Company or any Company Subsidiary and do not involve any injunctive or other non-monetary relief or impose restrictions on the business or operations of the Company and the Company Subsidiaries, taken as whole;

(n)     (i) change or adopt (or file a request to change or adopt) any method of Tax accounting or any annual Tax accounting period, (ii) make, change or rescind any material Tax election, (iii) file any Tax Return relating to the Company or any of the Company Subsidiaries that has been prepared in a manner that is inconsistent in any material respect with the past practices of the Company or such Company Subsidiary, as applicable, (iv) settle or compromise any claim, investigation, audit or controversy relating to Taxes, (v) surrender any right to claim a Tax refund, (vi) file any amended Tax Return (unless required by applicable Law), (vii) enter into any closing agreement with respect to any Tax or (viii) waive or extend the statute of limitations with respect to the assessment or determination of Taxes;

(o)     (A) increase (or promise to increase) the compensation, bonus or incentives (including opportunities) or other benefits payable or provided to, or grant or increase (or promise to grant or increase) any severance or termination pay or other benefits to any current or former directors, officers, employees or independent contractors of the Company or any Company Subsidiaries, other than in the ordinary course of business consistent with past practice, (B) establish, adopt, enter into or amend any Company Benefit Plan (or any plan, arrangement, agreement, program, practice or policy that would be a Company Benefit Plan if it were in effect as of the date of this Agreement) or (C) except as required by the Company Stock Plans as in effect on the date hereof, take any action to accelerate entitlement to material compensation or benefits under any Company Benefit Plan or otherwise;

(p)     fail to maintain in full force and effect the existing insurance policies (or alternative policies with comparable terms and conditions to the extent available) covering the Company and the Company Subsidiaries and their respective properties, assets and businesses;

(q)     merge or consolidate the Company or any Company Subsidiary with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(r)     other than in the ordinary course of business and in a commercially reasonable manner, abandon, disclaim, dedicate to the public, sell, assign, transfer or encumber (other than Permitted Liens) in, to or under any material Intellectual Property Rights of the Company, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect the Company’s or any Company Subsidiary’s interest in such material Intellectual Property Rights of the Company; (ii) license any Intellectual Property Rights to any third-party; (iii) develop, create or invent any Intellectual Property Rights jointly with any third-party; or (iv) disclose any confidential information or confidential Intellectual Property Rights of the Company to any person, other than employees of the Company or a Company Subsidiary or third parties that are subject to confidentiality or non-disclosure agreements protecting against disclosure thereof, or to Parent or any of its Affiliates in connection with the Transactions;

(s)     enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Contracts between (i) the Company or any of the Company Subsidiaries and (ii) any of the Company’s Affiliates that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act;

(t)     fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

(u)     agree, resolve, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Section 5.02     Conduct of Business by Parent. Except as expressly permitted, contemplated or required by this Agreement, as required by applicable Law or with the prior written consent of the Company, from the date of this Agreement to the Effective Time, each of Parent and Merger Sub shall use commercially reasonable efforts not to take any actions or omit to take any actions that would or would be reasonably likely to materially impair, interfere with, hinder or delay the ability of Parent, the Company or Merger Sub to consummate the Transactions in accordance with the terms of this Agreement.

Section 5.03     No Control. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.04     No Solicitation by the Company; Company Board Recommendation.

(a)     Subject to Section 5.04(b), Section 5.04(c), Section 5.04(d) and Section 5.04(e), during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall not authorize or permit its Subsidiaries to, and shall not permit its or their Representatives to, directly or indirectly: (i) initiate, knowingly encourage, knowingly facilitate or solicit (including in each case by way of furnishing material non-public information of the Company or any of its Subsidiaries to any Person) any inquiries with respect to, or the making, submission, announcement or implementation of, any proposal or offer (written or oral) that constitutes, or would reasonably be expected to lead to, an Alternative Proposal, (ii) initiate, knowingly encourage, participate in or solicit any discussions or negotiations with any Person (whether such discussions or negotiations are initiated by the Company, any of its Representatives or a third party), other than Parent or any of its Representatives, regarding or in furtherance of such inquiries or relating to an Alternative Proposal, (iii) provide any material non-public information, documentation or data of the Company or any of its Subsidiaries to any Person, other than Parent or any of its Representatives, relating to an Alternative Proposal, (iv) otherwise cooperate with any effort or attempt to make, implement or accept any Alternative Proposal, (v) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested shareholder” under, Section 302A.673 of the MBCA), or any restrictive provision of any applicable anti-takeover provision in the Company Charter or Company Bylaws inapplicable to any transactions contemplated by an Alternative Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any Person other than Parent or any of its Affiliates under any such provisions), (vi) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Alternative Proposal (other than an Acceptable Confidentiality Agreement as set forth in the provisions of Section 5.04(c)) (each, an “Acquisition Agreement”), or (vii) adopt or approve any Alternative Proposal, or propose the approval or adoption of any Alternative Proposal, or resolve or agree to take any such action. The Company shall immediately cease, and cause its Subsidiaries and direct its and their Representatives to terminate, any cooperation with or assistance or participation in any inquiries or proposals of any Persons made prior to the date hereof, and any discussions or negotiations with any Persons conducted theretofore by the Company, its Subsidiaries or any of its or their Representatives, in each case, with respect to any Alternative Proposal, and request and instruct to be returned or destroyed all non-public information provided by or on behalf of the Company or any of its Subsidiaries to such Person relating to an Alternative Proposal. Notwithstanding the foregoing, nothing in this Agreement will prohibit or restrict the Company from, at any time, releasing any Person from any ‘standstill’ provision in favor of the Company to which a Person may be subject solely to the extent to allow the applicable Person to make a confidential Alternative Proposal to the Company Board.

(b)     From and after the date of this Agreement, the Company shall advise Parent orally and in writing of (i) the receipt by the Company or any of its Subsidiaries, or any of its or their respective Representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Alternative Proposal, specifying the material terms and conditions thereof and the identity of the Person making such Alternative Proposal, and (ii) any material modifications to the financial or other material terms and conditions of such Alternative Proposal, in each case as promptly as practical (and in any event within 48 hours) of receipt thereof by the Company or any of its Representatives. The Company shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent and, to the extent the Company is permitted by this Section 5.04 to engage in discussions or negotiations relating to any Alternative Proposal, shall otherwise keep Parent reasonably informed on a timely basis of the status of any such discussions or negotiations.

(c)     If at any time following the date of this Agreement and prior to obtaining the Company Shareholder Approval (i) the Company has received a written Alternative Proposal from a third party that the Company Board believes in good faith to be bona fide, (ii) such Alternative Proposal did not result from a breach of this Section 5.04 and (iii) the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Alternative Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that not taking such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s shareholders under applicable Law, then the Company may (1) furnish information with respect to the Company and its Subsidiaries to the Person making such Alternative Proposal and (2) engage and participate in discussions or negotiations with the Person making such Alternative Proposal regarding such Alternative Proposal; provided, however, that the Company (x) will not, and will not permit its Subsidiaries to, and will not permit its Representatives to, disclose any material non-public information to such Person without first entering or having entered into an Acceptable Confidentiality Agreement with such Person and (y) will concurrently provide to Parent any non-public information concerning the Company or its Subsidiaries provided or made available to such other Person which was not previously provided or made available to Parent.

(d)     Except as expressly permitted in this Section 5.04(d), neither the Company Board nor any committee thereof shall (i)(A) withhold, withdraw or modify or qualify, or propose publicly to withhold, withdraw or modify or qualify, in a manner adverse to Parent, the approval, determination of advisability, or recommendation by such Company Board or committee thereof of this Agreement, the Merger, and the other Transactions contemplated hereby, (B) make any other public statement in connection with the Company Shareholders Meeting by or on behalf of such Company Board or committee thereof that would reasonably be expected to have the same effect or (C) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, to the shareholders of the Company an Alternative Proposal (any action described in this clause being referred to as an “Adverse Recommendation Change”), or (ii) authorize the Company or any of its Subsidiaries to enter into any letter of intent, merger, acquisition or similar agreement that is intended or could reasonably be expected to result in, any Alternative Proposal (other than an Acceptable Confidentiality Agreement). Notwithstanding the foregoing, provided the Company shall not have breached in any material respect its obligations under this Section 5.04, (i) in response to an Intervening Event or (ii) if the Company receives an Alternative Proposal which the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal (after taking into account all of the adjustments to the terms of this Agreement which may be offered by Parent in accordance with subparagraph (II) below of this Section 5.04(d)), then, in each case, the Company Board may at any time prior to obtaining the Company Shareholder Approval, if it determines in good faith, after consultation with the Company’s outside legal counsel, that not taking such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s shareholders under applicable Law, (1) effect an Adverse Recommendation Change or (2) only in the case of the immediately preceding clause (ii) of this Section 5.04(d), approve or recommend such Superior Proposal and/or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal pursuant to Section 8.01(c)(ii); provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (2) unless at or concurrently with, and as a condition to, such termination the Company pays, or causes to be paid, to Parent the Termination Fee in full and otherwise complies with the provisions of Section 8.03; and provided, further, that the Company Board shall not make an Adverse Recommendation Change pursuant to the foregoing clause (1), approve or recommend any Superior Proposal or terminate this Agreement pursuant to the foregoing clause (2), (A) if, in the case of clause (2), such Superior Proposal resulted from a breach by the Company of this Section 5.04 and (B) unless, in the case of clauses (1) and (2):

(I)     the Company Board shall have first provided at least three (3) Business Days’ prior written notice (a “Notice of Adverse Recommendation Change”) to Parent that it is prepared to take the applicable action in response to a Intervening Event or a Superior Proposal, as applicable, which notice shall describe such Intervening Event or Superior Proposal, as applicable, in reasonable detail, and, in the case of a Superior Proposal, be accompanied by the most current version of all relevant material written agreements or proposals relating to the transaction that constitutes such Superior Proposal (it being agreed that the Notice of Adverse Recommendation Change and any amendment or update to such Notice of Adverse Recommendation Change and the determination to so deliver such Notice of Adverse Recommendation Change, or update or amend public disclosures with respect thereto, shall not constitute an Adverse Recommendation Change for purposes of this Agreement); and

(II)     Parent does not make, within such three (3) Business Day period, a binding, written, irrevocable offer to modify the terms of this Agreement so that such terms, as so modified, would, in the good faith judgment of the Company Board (after consultation with the Company’s outside legal counsel and financial advisors), cause the Alternative Proposal previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that would obviate the need to make an Adverse Recommendation Change in the event of a Intervening Event, as applicable, in each case, taking into consideration any risk of non-consummation and all legal, financial, regulatory and other aspects of each such proposal. The Company agrees that, during the three (3) Business Day period prior to its effecting an Adverse Recommendation Change or taking another action permitted by clause (2) above, if requested by Parent, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated hereunder such that the Alternative Proposal in question would no longer constitute a Superior Proposal or that would obviate the need to make an Adverse Recommendation Change in the event of a Intervening Event. Each successive modification to the price or any other material term of any Alternative Proposal shall constitute a new Alternative Proposal for purposes of this Section 5.04(d) and shall require a new Notice of Adverse Recommendation Change under Section 5.04(d)(I) above, if applicable.

(e)     Nothing contained in this Agreement shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from (i) taking and disclosing to the Company shareholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act with respect to an Alternative Proposal or (ii) making any disclosure to the shareholders of the Company (other than an Adverse Recommendation Change, which may be made only in accordance with Section 5.04(d)) if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law, (iii) informing any Person of the existence of the provisions contained in this Section 5.04 or (iv) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of the Company). No disclosures under this Section 5.04(e) shall be, in themselves, a breach of this Section 5.04 or a basis for Parent to terminate this Agreement pursuant to Article VIII if such disclosure is required under applicable Law or required under the rules and regulations of any applicable stock exchange; provided, however, that any disclosure of a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or an express rejection of any applicable Alternative Proposal together with an express reaffirmation of the Company Board Recommendation, shall be deemed to be an Adverse Recommendation Change.

(f)     In the event that the Company makes an Adverse Recommendation Change, it shall promptly make a public announcement of such change and such announcement and shall set forth the material reasons for such change. Notwithstanding any Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect.

(g)     As used in this Agreement, the following terms shall have the meanings ascribed to them below:

(i)     “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no materially less favorable, in the aggregate, to the Company than the terms set forth in the Confidentiality Agreement; provided, however, that such confidentiality agreement (i) shall include a “standstill” restriction that is similar in scope to the “standstill” restrictions in the Confidentiality Agreement, but such restrictions need not prohibit the making of any confidential Alternative Proposal to the Company or the Company Board (or any committee thereof), and (ii) shall not provide for an exclusive right to negotiate with the Company and shall not restrict the Company from complying with any term or condition of this Agreement, including the requirement in Section 5.04 to provide information to Parent.

(ii)     “Intervening Event” shall mean, with respect to the Company, any material development or change in circumstances that is not related to an Alternative Proposal, to the extent such material development or change in circumstances is disproportionately more favorable to the Company and its Subsidiaries, taken as a whole, relative to other participants operating in the same industries in similar geographic markets in which the Company and any of its Subsidiaries operate, occurs or arises after the date of this Agreement but prior to obtaining the Company Shareholder Approval and was neither known to, nor reasonably foreseeable by, the Company or any of its Subsidiaries or any of its or their Representatives as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known to or reasonably foreseeable by the Company Board as of the date hereof); provided, however, that (i) changes in the market price or trading volume of the Company Common Stock or the fact that the Company meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period shall not constitute a Intervening Event (it being understood that the facts or occurrences giving rise to or contributing to such change or fact may be taken into account in determining whether there has been a Intervening Event) and (ii) the results of the introduction of new or modified products or the results of sales or marketing initiatives (including any increase in sales as a result thereof whether to new or existing customers) are reasonably foreseeable and shall not be considered a material development or change in circumstances.

(iii)     “Alternative Proposal” means any bona fide proposal or offer (whether or not in writing) from any person or group (other than Parent or Purchaser) relating to, in a single transaction or series of related transactions, (1) any direct or indirect acquisition of (A) 20% or more of the assets (whether based on the fair market value, revenue generation or net income) of the Company and its consolidated Subsidiaries, taken as a whole, including in any such case through the acquisition of one or more Subsidiaries owning such assets, or (B) 20% or more of the outstanding Company Common Stock (or any securities convertible into, or exchangeable for, such Company Common Stock); (2) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group (or the shareholders of any person or group) beneficially owning 20% or more of the outstanding Company Common Stock; or (3) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving the Company that would result in any person or group (or the shareholders of any person or group) beneficially owning, directly or indirectly, 20% or more of the outstanding Company Common Stock or 20% or more of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power). Whenever the term “group” is used in this Agreement, it shall have the definition set forth in Rule 13d-3 of the Exchange Act.

(iv)     “Superior Proposal” means any bona fide written Alternative Proposal made by any person or group (other than Parent or Purchaser) after the Agreement Date, which Alternative Proposal did not result in any material respect from a breach (or deemed breach) of this Section 5.04, that (1) would result in such person or group (or in the case of a direct merger between such person and the Company, the shareholders of such person) acquiring, directly or indirectly, 50% or more of the outstanding Shares or all or substantially all of the assets of the Company and the Company Subsidiaries taken as a whole, (2) is on terms that the Company Board determines in good faith (after receiving the advice of its financial advisor and outside legal counsel and after taking into account all the terms and conditions of the Alternative Proposal) are more favorable to the Company’s shareholders from a financial point of view than the Transactions (taking into account any proposed amendment or modification proposed by Parent pursuant to Section 5.04(d)(II)), (3) the Company Board determines (after receiving the advice of its financial advisor and outside legal counsel) is reasonably likely of being consummated in accordance with its terms on a timely basis, taking into account all financial, regulatory, legal and other aspects (including certainty of closing and certainty of financing) of such proposal, and (4) for which financing, to the extent required, is then fully committed or, in the good faith judgment of the Company Board, after receiving the advice of its financial advisors, is reasonably likely to be obtained.

(h)     Without limiting the foregoing, it is agreed that in the event any Company Representative or any Company Subsidiary takes any action, on behalf of the Company, which, if taken by the Company, would constitute a material breach of this Section 5.04, and the Company does not take reasonable action to seek to cure such breach within two (2) Business Days of the earlier of (i) the date on which the Company receives written notice from Parent or Purchaser of such breach and (ii) the date on which the Company obtains Knowledge of such breach, then the Company shall be deemed to be in breach of this Section 5.04.

Section 5.05     Meeting of Shareholders to Approve the Merger; Preparation of the Proxy Statement.

(a)     As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a Proxy Statement for the Company Shareholders Meeting relating to the Merger and this Agreement, which shall include, among other things, the Opinion; provided that Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the preliminary Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel with the intention that the Proxy Statement be in a form ready to print and mail to the shareholders of the Company as promptly as practicable following the Proxy Statement Clearance Date. The Company shall (i) notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, (ii) provide to Parent promptly copies of all written correspondence or telephonic notice of oral communications between the Company or any Company Representative and the SEC or its staff with respect thereto and (iii) give Parent and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information, amendments to the Proxy and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its commercially reasonable efforts, after consultation with the other Parties, to respond promptly to all such comments of, and requests by, the SEC or its staff, and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s shareholders as promptly as reasonably practicable following filing with the SEC. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by such Party for use in the Proxy Statement, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to promptly cause the Proxy Statement, as so corrected, to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mailed to holders of Shares, in each case as and to the extent required by the Exchange Act and/or the MBCA.

(b)     The Company, acting through (or upon authorization by) the Company Board (or a committee thereof), shall, in accordance with and subject to the requirements of the Company Charter, the Company Bylaws and applicable Law:

(i)     as promptly as practicable following the Proxy Statement Clearance Date, (A) duly set a record date for, call and give notice of a special meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date and meeting date set in consultation with Purchaser) and the approval of the Merger and the other Transactions and such other matters as may be legally required, and (B) convene and hold the Company Shareholders Meeting;

(ii)     cause the definitive Proxy Statement to be printed and mailed to the shareholders of the Company;

(iii)     subject to the right of the Company Board to make an Adverse Recommendation Change pursuant to Section 5.04, continue to make the Company Board Recommendation and include the Company Board Recommendation in the Proxy Statement and solicit proxies in connection therewith; and

(iv)     comply in all material respects with all legal requirements applicable to such meeting.

The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. If on a date for which the Company Shareholders Meeting is scheduled the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Shareholder Approval, whether or not a quorum is present, (i) the Company shall, after consultation with Parent, have the right to, and (ii) the Company shall, at any time, upon the written direction of Parent, in each case, make one or more successive postponements or adjournments of the Company Shareholders Meeting. Unless this Agreement is terminated in accordance with its terms, the Company shall not submit to the vote of its shareholders any Alternative Proposal and the obligation of the Company to duly call, give notice of, convene and hold the Company Shareholder Meeting and mail the Proxy Statement (and any amendment or supplement that may be required by Law) to the Company’s shareholders shall not be affected by an Adverse Recommendation Change.

ARTICLE VI

Additional Agreements

Section 6.01     Cooperation. The Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Proxy Statement and any other filings required to be made by the Company with the SEC and Parent shall furnish all information concerning Parent and its Affiliates to the Company as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, (b) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions are required to be taken under, or consents, approvals or waivers are required to be obtained from parties to, any Material Contracts, in connection with any of the Transactions and (c) timely taking any such actions, seeking any such consents, approvals or waivers or making any such filings or furnishing information required in connection therewith or with the Proxy Statement or any other filings required to be made by the Company with the SEC.

Section 6.02     Access to Information; Confidentiality. Subject to applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the Representatives of Parent reasonable access, upon reasonable advance notice, during the period prior to the Effective Time, to all their respective properties, books, Contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws or commission actions and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third-party (provided that the Company shall use its reasonable efforts to obtain the required consent of such third-party to such access or disclosure); (ii) result in the loss of any attorney-client privilege (provided that the Company shall use its reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege); or (iii) violate any Law (provided that the Company shall use its reasonable efforts to provide such access or make such disclosure in a manner that does not violate Law). Following expiration or early termination of the waiting period under the HSR Act, the Company shall also arrange visits by Representatives of Parent to such customers as shall be reasonably requested by Parent after consultation with, and subject to the consent of (such consent not to be unreasonably withheld, conditioned or delayed), the Company. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of January 17, 2017 between Parent and the Company (the “Confidentiality Agreement”). No investigation pursuant to this Section 6.02 shall affect any representation, warranty, covenant or agreement in this Agreement of any Party or any condition to the obligations of the Parties.

Section 6.03     Efforts to Consummate.

(a)     Subject to the terms and conditions herein provided, each of Parent and the Company shall, and shall cause each of its Subsidiaries to, use their respective commercially reasonable efforts (subject to compliance with applicable Law) to reasonably promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as reasonably promptly as practicable after the date hereof the transactions contemplated by this Agreement, including (i) preparing as reasonably promptly as practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as reasonably promptly as practicable all Consents necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”) and (ii) as reasonably promptly as practicable taking all steps as may be reasonably necessary, proper or advisable to obtain all such Governmental Approvals as soon as reasonably practicable (but in any event on or prior to the End Date); provided, however, that in no event shall any of the parties hereto or any of their respective Subsidiaries or Affiliates be required to (and in no event shall the Company or any of its Subsidiaries or Affiliates, without Parent’s prior written consent) pay any consideration or make any agreement or commitments in any case prior to the Effective Time in connection with obtaining any such approvals, consents, waivers, registrations, permits, authorizations or other confirmations from any such third parties. In furtherance and not in limitation of the foregoing, each party hereto agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within 10 Business Days of the Agreement Date, (B) make all other required filings pursuant to other Regulatory Laws with respect to the transactions contemplated hereby, including pursuant to the merger notification or control Laws of applicable foreign jurisdictions with respect to the transactions contemplated hereby, as soon as reasonably practicable, and (C) not extend any waiting period under the HSR Act or enter into any agreement with the Federal Trade Commission (the “FTC”) or the United States Department of Justice (the “DOJ”) or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto (which shall not be unreasonably withheld, conditioned or delayed). Parent and the Company shall supply as reasonably promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other Regulatory Law and use its commercially reasonable efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as soon as possible.

(b)     Each of Parent and the Company shall, in connection with the actions referenced in Section 6.03(a) to obtain all Governmental Approvals for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Laws, (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other Governmental Entity or other person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Entity; provided that materials may be redacted to remove references concerning the valuation of the businesses of the Company and its Subsidiaries. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 6.03(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained in this Agreement, Parent, after, to the extent practicable, prior consultation with the Company, shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust, competition or investment review clearances, including in connection with the determination of any actions to be taken under Section 6.03(e), and shall take the lead in all meetings and communications with any Governmental Entity in connection with obtaining any necessary antitrust, competition or investment review clearances.

(c)     Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Subsidiaries or Affiliates be required to agree to (nor shall the Company or any of its Subsidiaries agree unless Parent so directs them (and they shall, if Parent so directs, agree, so long as such agreements are conditioned upon the Closing)), to (i) sell, hold separate or otherwise dispose of all or a portion of its respective business, assets or properties, or conduct its business in a specified manner, (ii) pay any amounts (other than the payment of filing fees and expenses and fees of counsel or any nominal payments), or grant any counterparty to any Contract any meaningful accommodation, (iii) limit in any manner whatsoever the ability of such entities to conduct, own, operate or control any of their respective businesses, assets or properties or of the businesses, properties or assets of the Company and the Company Subsidiaries, (iv) waive any of the conditions set forth in Article VII, or (v) initiate, defend, participate in, continue, or appeal any Action in order to obtain the successful termination of any review of any review of any Governmental Entity regarding the Merger or the other Transactions, or any related matter brought by or on behalf of any Governmental Entity. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.03 shall limit a party’s right to terminate this Agreement pursuant to Section 8.01(b) so long as such party has, prior to such termination, complied with its obligations under this Section 6.03.

(d)     The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII, and such written notice shall specify the condition which has failed or will fail to be satisfied; (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement to the extent such consent is material to the Company; and (iii) any material written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 6.03(d) shall not limit or otherwise affect the remedies available hereunder to Parent or the Company.

(e)     Neither Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Regulatory Laws with respect to the Transactions.

Section 6.04     Company Equity and Equity-Based Awards.

(a)     Company Stock Options. Immediately prior to the Effective Time, each then outstanding Company Stock Option that previously has not expired or been exercised shall, at the Effective Time, be canceled in exchange for the right of the holder thereof to receive from the Company, in full and final settlement of such Company Stock Option, an amount in cash payable at the time of cancellation of such Company Stock Option equal to the product of (A) the excess, if any, of (y) the Merger Consideration over (z) the per share exercise price of such Company Stock Option multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option regardless of whether or not vested as of the Effective Time (less any required withholding under applicable Tax Law). If the exercise price per share under any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled at the Effective Time without any payment or other consideration being made in respect thereof; and in no event shall any Company Stock Options be assumed by Parent or the Surviving Company. The Company shall cause payments pursuant to this Section 6.04(a) to be made to the holder of any Company Stock Option, if a current or former employee of the Company, through the payroll system of the Surviving Company or, if not a current or former employee of the Company, through the Paying Agent, in each case, payable as soon as practicable following the Closing Date (and, in the case of current or former employees of the Company, in no event later than the next regularly scheduled payroll run of the Surviving Company following the Closing Date).

(b)     Employee Stock Purchase Plan. The Company shall (or shall cause) no further offering periods to commence under the ESPP from and after the date of this Agreement. The Company (or appropriate committee) shall take (or cause to be taken), as soon as practicable following the date of this Agreement, all reasonable actions, including adopting any necessary resolutions to (i) terminate the ESPP effective immediately prior to the Effective Time; provided that if the Effective Time has not occurred by the end of the Current Offering Period, then the Company will suspend the ESPP following the end of the Current Offering Period until the Effective Time, (ii) ensure that no offering period under the ESPP shall be commenced on or after the date of this Agreement, (iii) prohibit participants in the ESPP from altering their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the ESPP in accordance with the terms and conditions of the ESPP) or allowing any new participants in the ESPP after the date of this Agreement, and (iv) provide that the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase Shares in accordance with the terms and conditions of the ESPP be refunded to such participant before or as promptly as practicable following the Effective Time (without interest). If the Effective Time occurs on or before the end of the Current Offering Period, reasonably promptly following the Effective Time, the Company shall pay each participant in the Current Offering Period an amount (not less than zero) in cash equal to (i) the Merger Consideration multiplied by (ii) the result obtained by dividing (A) the amount of the payroll deductions credited to such participant’s account pursuant to the ESPP prior to the Effective Time by, (B) the purchase price (as defined in the ESPP).

(c)     401(k) Plans. Prior to the Effective Time, the Company shall, if requested to do so by Parent in writing not less than ten (10) Business Days before the date on which the Effective Time occurs, terminate any and all Company Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the date the Company becomes a member of the same “Controlled Group of Corporations” (as defined in Section 414(b) of the Code) as Parent. Parent shall use commercially reasonable efforts to cause the 401(k) plans of Parent or its Subsidiaries to accept any distribution from the Company 401(k) plan(s) as a rollover contribution.

(d)     Company Actions. If requested by Merger Sub, at the Effective Time, all Company Stock Plans will be terminated in accordance with their respective terms and no further equity awards or other rights with respect to shares of Company Common Stock or other equity interest (including stock appreciation rights, restricted share units, performance shares, phantom units, deferred share units and dividend equivalents) in the Company, any Company Subsidiary or the Surviving Company will be granted thereunder. The Company shall, prior to the Effective Time, take the actions set forth on Schedule I.

(e)     Prior to the Effective Time, the Company shall take such actions as may reasonably be required to effectuate the actions contemplated by this Section 6.04. The Company shall provide Parent (and its counsel) (i) with a reasonable opportunity to review and comment on any documents (whether amendments, resolutions, communications or otherwise) necessary or advisable to effectuate this Section 6.04, (ii) with rights of approval (which approval shall not be unreasonably withheld or delayed) of any such documents and (iii) satisfactory evidence that all necessary actions have been taken.

Section 6.05     Indemnification, Exculpation and Insurance.

(a)     Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall cause the Company and the Company Subsidiaries to perform its obligations thereunder. Without limiting the foregoing, from and after the Effective Time, the Surviving Company agrees that it will indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of the Company Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director or officer of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director or officer of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding, (x) each Company Indemnified Party will be entitled to advancement of reasonable expenses of counsel reasonably selected by the Indemnified Parties, incurred in the defense of any such claim, action, suit or proceeding from the Surviving Company within 10 Business Days of receipt by the Surviving Company from the Company Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if any only to the extent required by the MBCA or the Surviving Company’s articles of incorporation or bylaws (or comparable organizational documents) to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (y) the Surviving Company shall cooperate in the defense of any such matter.

(b)     In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.05.

(c)     For a period of six years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 6.05(c) it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date the Company may, and at Parent’s request shall, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time; provided that in no event shall the cost of any such tail policy in respect of any one policy year exceed the Maximum Amount. The Surviving Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d)     The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(e)     From and after the Effective Time, Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 6.05.

Section 6.06     Transaction Litigation. The Company shall give Parent the opportunity to reasonably participate in the defense or settlement of any shareholder or similar litigation against the Company and/or its directors or officers relating to the Transactions. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or any of its directors or executive officers by any shareholder of the Company relating to this Agreement, the Transactions or otherwise, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.07     Section 16 Matters. Prior to the Effective Time, the Company and Merger Sub each shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.08     Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal, Superior Proposal or related matters strictly in accordance with the terms of this Agreement, or any dispute between the parties regarding this Agreement or the Transactions, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process, the requirements of NASDAQ or the NYSE, or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the issuing Party shall use its reasonable efforts to consult with the other Party before issuing any press release or making any such public statements, except with respect to the matters described in, and subject to the requirements of, Section 5.04, Section 8.01 and Section 8.03, or in connection with any dispute between the Parties regarding this Agreement. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Nothing in this Section 6.08 shall limit the ability of any party hereto to make internal announcements to their respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement; provided, however, that Company shall provide Parent (and its counsel) with reasonable opportunity to review and comment on any announcements to employees with rights of approval (which approval shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, this Section 6.08 shall terminate upon an Adverse Action.

Section 6.09     Employment and Company Benefits.

(a)     During the one year period following the Closing Date, Parent shall, or shall cause the Surviving Company to, provide to the Company Employees, for so long as the Company Employees remain so employed by the Surviving Company or any other Subsidiaries of Parent, with, at the Parent’s option, base salary, target annual bonus opportunity, and other health and welfare benefits that are no less favorable in the aggregate to the base salary, target annual bonus opportunity, and other health and welfare benefits provided, at Parent’s election, either (i) to such the Company Employees immediately prior to the date of this Agreement or, (ii) to similarly situated employees of Parent. “Company Employee” means any employee of the Company or the Company Subsidiaries who is employed at the Closing Date and who remains employed with the Surviving Company or any other Affiliate of Parent and its Subsidiaries. Nothing herein shall (i) require Parent to continue the employment of any Company Employee or (ii) limit Parent’s ability and discretion to change or amend the total cash compensation or employee benefits to which a Company Employee may be entitled.

(b)     Parent shall provide each Company Employee whose employment is terminated by Parent or any of its Subsidiaries during the one year period following the Closing Date with severance benefits that are no less favorable than the severance benefits to which similarly situated employees of the Parent or the applicable Subsidiary would have been entitled with respect to such termination.

(c)     On or before the Closing Date, the Company shall provide a list of all employees of the Company and each of its Subsidiaries who have experienced, or will experience, an “employment loss” or “layoff” (as those terms are defined in the federal Worker Adjustment Retraining Notification Act, or any analogous state or local Law (collectively, the “WARN Act”) at any time during the ninety (90) days prior to the Closing Date.

(d)     The Company shall not, and shall cause each of its Subsidiaries not to, at any time during the ninety (90) days before the Closing Date, without complying with the notice requirements and other requirements of the WARN Act, effectuate (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act) at any site of employment of the Company or any of its Subsidiaries; or (iii) any other act triggering a notice obligation under the WARN Act at any site of employment of the Company or any of its Subsidiaries.

(e)     Parent shall, or shall cause the Surviving Company to, give Company Employees full credit for such Company Employees’ service with the Company for purposes of eligibility, vesting, and determination of the level of benefits (including, for purposes of vacation and severance, but not for purposes of benefit accruals or early retirement subsidiaries under defined benefit pension plans) under any “employee-benefit plan” as defined in Section 3(3) of ERISA (or any severance or vacation plan that is not so defined) maintained by Parent or the Surviving Company excluding any retiree healthcare plans or programs equity compensation arrangements, defined benefit pension plan maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which a Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits with respect to the same period of service or (y) such service was not recognized under a corresponding plan.

(f)     Parent shall, or shall cause the Surviving Company to, use commercially reasonable efforts (i) to cause any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent that provides health benefits in which Company Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such employees as of the Closing Date under the analogous Company Benefit Plan, to be waived; (ii) to honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or the Surviving Company in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) to waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date.

(g)     With respect to matters described in this Section 6.09, the Company will not send written notices or other written communication materials to the employees of the Company or any of its Subsidiaries without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed).

(h)     The provisions of this Section 6.09 are solely for the benefit of the parties to this Agreement, and no Company Employee (including any beneficiary or dependent thereof) or any other person shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.09 shall create such rights in any such Persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent or the Surviving Company to terminate the employment of any Company Employee at any time and for any reason; (ii) require Parent or any Surviving Company to continue any Company Benefit Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Times; or (iii) amend any Company Benefit Plans or other compensation or employee benefit plans or arrangements.

Section 6.10     Merger Sub; Parent Subsidiaries. Parent shall cause each of Merger Sub and any other applicable Subsidiary of Parent to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.11     Ownership of Shares. Prior to the Effective Time, none of the Parent or the Merger Sub or their respective wholly owned Subsidiaries shall acquire any Shares except pursuant to this Agreement.

Section 6.12     Takeover Laws. If any antitakeover Law is or may become applicable to the Merger or the other Transactions, the Company and the Company Board shall grant all such approvals and take all such actions as are necessary or advisable so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation or provision in the Company Charter or Company Bylaws on such Transactions.

Section 6.13     Stock Exchange; Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Shares from NASDAQ and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.14     Notification of Certain Matters. Parent and the Company shall each give prompt notice to the other Party if any of the following occur after the Agreement Date: (i) receipt of any written notice to the receiving Party from any third person alleging that the consent or approval of such third person is or may be required in connection with the Transactions and the pursuit of such consent could (in the good faith determination of such Party) reasonably be expected to prevent or materially delay the consummation of the Transactions; (ii) receipt of any notice or other communication from any Governmental Entity, NASDAQ or the NYSE (or any other securities market) in connection with the Transactions; or (iii) the occurrence of an event that would or would be reasonably likely to (A) prevent or materially delay the consummation of the Transaction or (B) result in the failure of any condition set forth in Article VII to be satisfied. In no event shall (x) the delivery of any notice by a Party pursuant to this Section 6.14 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement or (y) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation or warranty.

Section 6.15     Existing Credit Agreement. The Company shall use commercially reasonable efforts to terminate the Existing Credit Agreement immediately prior to the Effective Time or, if terminating the Existing Credit Agreement is not commercially reasonable, then the Company shall use commercially reasonable efforts to obtain and deliver to Parent an executed copy of a customary payoff letter from the agents under the Existing Credit Agreement in form and substance reasonably satisfactory to Parent relating to the repayment in full of all obligations thereunder or secured thereby, the termination of all commitments in connection therewith and subject to payment of the amount specified in the payoff letter, the release of all Liens securing the obligations thereunder (the “Payoff Letter”).

Section 6.16     Resignations. Prior to the Effective Time, (i) the Company shall cause any director of the Company to execute and deliver a letter effectuating his or her resignation as a director effective as of the Effective Time and (ii) at Parent’s request, the Company shall cause any officer of the Company and any director or officer of any Company Subsidiary to execute and deliver a letter effectuating his or her resignation as a director or officer, as the case may be, of such entity effective as of the Effective Time.

Section 6.17     Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes that become payable in connection with the Transactions.

ARTICLE VII

Conditions Precedent

Section 7.01     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger is subject to the satisfaction or waiver (where permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)     Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b)     HSR; Foreign Approvals. (i) The waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and (ii) any mandatory waiting period or required consent, approval or other authorization under (A) any Regulatory Law of Germany and (B) any other applicable Regulatory Law or regulation, shall have expired or been obtained, and be in full force and effect, except where the failure to observe such waiting period or obtain a consent, approval or other authorization referred to in sub-clause (B) would not reasonably be expected to delay or prevent the consummation of the Merger or have a material adverse effect on the expected benefits of the Merger to Parent and the Company, taken as a whole.

(c)     No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints”) shall be in effect that prevents, makes illegal or prohibits the consummation of the Transactions.

Section 7.02     Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Parent, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier or specific date, in which case such representation and warranty shall be true and correct as of such earlier or specific date), except where the failure to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect; provided, however, that, notwithstanding the foregoing, each of the representations and warranties of the Company set forth in Section 4.01, Section 4.02, Section 4.03 (except for the representations and warranties in Section 4.03(a), which shall be true and correct in all respects except for de minimis deviations), Section 4.04, Section 4.18, Section 4.19 and Section 4.20 shall be true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier or specific date, in which case such representation and warranty shall be true and correct in all material respects (or, with respect to Section 4.03(a), in all respects except for de minimis deviations) as of such earlier or specific date). Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by an executive officer of the Company to such effect.

(b)     Performance of Obligations of the Company. The Company shall have performed all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by an executive officer of the Company to such effect.

(c)     Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect, and Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by an executive officer of the Company to such effect.

Section 7.03     Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Effective Time (except to the extent that such representation and warranty expressly speaks as of an earlier or specific date, in which case such representation and warranty shall be true and correct as of such earlier or specific date) except where such failures to be so true and correct would not have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the Transactions; provided, however, that, notwithstanding the foregoing, each of the representations and warranties of Parent and Merger Sub set forth in Section 3.02 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Effective Time. The Company shall have received a certificate dated the Closing Date signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub to such effect.

(b)     Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed all material obligations required to be performed by it (or them) under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate dated the Closing Date signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.04     Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable efforts to consummate the Merger and the other Transactions or due to the failure of such party to perform in all material respects any of its other obligations under this Agreement.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01     Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned (notwithstanding the receipt of the Company Shareholder Approval) (the date of any such termination, the “Termination Date”):

(a)     at any time prior to the Effective Time by mutual written consent of the Company and Parent;

(b)     at any time prior to the Effective Time by either the Company or Parent:

(i)     if the Merger shall not have been consummated on or before the six-month anniversary of the date of this Agreement (as such date is extended pursuant to the following proviso, as applicable, the “End Date”); provided, however, that if the Closing has not occurred by such date and on such date any of the conditions set forth in Section 7.01(b), Section 7.01(c), or Section 7.01(d) have not been satisfied or waived and each of the other conditions to consummation of the Merger set forth in Article VII has been satisfied, waived or remains capable of satisfaction by such date, then the End Date shall automatically be extended to the date which is the nine-month anniversary of the date of this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement directly or indirectly causes the failure of the Effective Time to occur by the End Date;

(ii)     if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Restraint permanently enjoining or otherwise prohibiting or making illegal prior to the Effective Time, the Merger, and such decision, injunction, decree, ruling, Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any Party whose breach of this Agreement has been the primary cause or primarily resulted in the issuance of such Legal Restraint; or

(iii)     if the Company Shareholders Meeting (including any adjournments or postponements thereof) shall have been held and shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(iii) shall not be available to a party if the failure to obtain the Company Shareholder Approval was primarily due to the material breach by such party of this Agreement.

(c)     by the Company:

(i)     at any time prior to the Effective Time, if Parent or Merger Sub shall have breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) shall have had a Parent Material Adverse Effect and (ii) is incapable of being cured prior to the End Date or, if curable by such date, is not cured within the earlier of (A) thirty (30) calendar days after written notice thereof is given by the Company to Parent and (B) the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants which would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b); or

(ii)     at any time prior to the receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 5.04; provided that (A) the Company shall have complied with Section 5.04(d) and (B) the Company pays the Termination Fee prior to, and as a condition to the effectiveness of, such termination (it being understood that the Company may, in accordance with Section 5.04(d), enter into such definitive written agreement simultaneously with such termination of this Agreement).

(d)     by Parent prior to the Effective Time:

(i)     if (A) the Company Board shall have effected an Adverse Action; or (B) the Company or any Company Subsidiary enters into an Acquisition Agreement; or

(ii)     if the Company shall have breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b), and which breach or failure to perform is incapable of being cured prior to the End Date or, if curable by such date, is not cured within the earlier of (A) thirty (30) calendar days after written notice thereof is given by Parent to the Company and (B) the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(ii) if either Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants which would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b).

Section 8.02     Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, written notice thereof shall be given to the other parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Purchaser, other than the next to last sentence of Section 6.02, this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; provided, however, that no such termination shall relieve or release any party from any liability or damages for any fraud or willful breach of this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.  For purposes of this Agreement, “willful breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would cause or constitute a material breach of this Agreement.

Section 8.03     Fees and Expenses.

(a)     Except as specifically provided for herein, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, whether or not the Merger or any other Transaction is consummated, except as otherwise set forth in this Agreement.

(b)     The Company shall pay to Parent or its designee a fee in immediately available funds of $5,600,000 (the “Termination Fee”) if:

(i)     this Agreement is terminated by the Company pursuant to Section 8.01(c)(ii), which Termination Fee shall be paid prior to or concurrently with, and as a condition of, the termination of this Agreement;

(ii)     this Agreement is terminated by Parent pursuant to Section 8.01(d)(i), which Termination Fee shall be paid within two (2) Business Days of such termination; or

(iii)     (A) this Agreement (1) is terminated by either party pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii) or (2) is or, at the time of a termination of this Agreement pursuant to Section 8.01, could have been (and in such case Parent provides written notice of such right to terminate to the Company within 30 days of the termination of this Agreement), terminated by Parent pursuant to Section 8.01(d)(ii), (B) an Alternative Proposal (whether or not modified after it was first made) is publicly disclosed, announced or otherwise made public, in each case other than by Parent, (x) in the case of Section 8.01(b)(i), prior to the date of termination of this Agreement, (y) in the case of Section 8.01(b)(iii), prior to the date of the Company Shareholders Meeting (including any postponements or adjournments thereof) or (z) in the case of Section 8.01(d)(ii), prior to the date of termination of this Agreement, and (C) within one (1) year following such termination the Company or any of its Subsidiaries enters into a definitive agreement providing for, or otherwise consummates, an Alternative Proposal (in each case regardless of whether such Alternative Proposal is the same Alternative Proposal described in clause (B) above or was made or consummated before or after termination of this Agreement), which Termination Fee shall be paid upon the earlier of the public announcement of the Company’s entry into any such agreement or the consummation of any such transaction; provided, however, that for purposes of this Section 8.03(b)(iii), the references to 20% in the definition of “Alternative Proposal” shall be deemed to be references to 50.1%.

(iv)     For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c)     Each of the Parties acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions and that the Termination Fee is not a penalty, but rather is a reasonable amount that shall compensate Parent and Merger Sub in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(d)     The Company and Parent acknowledge and agree that the agreements contained in this Section 8.03 are an integral part of the Transactions, and that, without these agreements, neither Parent nor Company would enter into this Agreement. Accordingly, (i) if the Company fails to reasonably promptly pay the amount due pursuant to Section 8.03(b), and, in order to obtain such payment, Parent commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing.

(e)     Notwithstanding any other provision of this Agreement, the parties agree that the payment of the Termination Fee shall, except in the case of fraud or willful breach of this Agreement and except for specific performance as provided in Section 9.10, be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable, and, in such circumstances, upon payment of the Termination Fee, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, shareholders and Representatives) shall have no further liability to Parent and Merger Sub under this Agreement. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

Section 8.04     Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that following the Company Shareholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval of this Agreement or the Transactions by the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.05     Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company shall require the approval of the Company’s shareholders unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.06     Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.04 or an extension or waiver pursuant to Section 8.05 shall, in order to be effective, require, in the case of the Company, Parent or Merger Sub, action by its Board of Directors or the duly authorized designee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of either Parent or the Company.

ARTICLE IX

General Provisions

Section 9.01     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by facsimile or electronic mail; (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)     if to the Company, to:

MOCON, Inc. 7500 Mendelssohn Avenue North Minneapolis, MN 55428 Facsimile: (763) 493-6358 Email: robert.demorest@mocon.com Attention: Robert L. Demorest with a copy (which shall not constitute notice) to:

Fox Rothschild LLP 222 South Ninth Street, Suite 2000 Minneapolis, MN 55402 Facsimile: (612) 607-7100 Email: pmartin@foxrothschild.com
bhanson@foxrothschild.com Attention:Phillip B. Martin
Brett R. Hanson

(b)     if to Parent or Merger Sub, to:

AMETEK, Inc. 1100 Cassatt Road Berwyn, Pennsylvania 19312-1177 Facsimile: (215) 323-9319 Email: william.eginton@ametek.com robert.feit@ametek.com Attention: William Eginton
Robert Feit

with a copy (which shall not constitute notice) to:

Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, NY 10038 Facsimile: (212) 806-6006 Email: tlenson@stroock.com
jrosenbaum@stroock.com Attention:Todd E. Lenson
Jordan M. Rosenbaum

Section 9.03     Definitions. For purposes of this Agreement:

“Action” means any lawsuit, litigation, suit, audit, claim, complaint, demand, summons, cease and desist letter, subpoena, injunction, action, proceeding, arbitration, notice of violation or investigation or other proceeding.

“Adverse Action” means (i) the Company Board (or a duly authorized committee thereof) shall have effected an Adverse Recommendation Change, (ii) the Company fails to include the Company Board Recommendation in the Proxy Statement, (iii) the Company Board (or a duly authorized committee thereof) shall have recommended or approved any Alternative Proposal, (iv) the Company Board (or a duly authorized committee thereof) shall have failed to affirm publicly the Company Board Recommendation following any reasonable written request by Parent to provide such reaffirmation (including in the event of an Alternative Proposal having been publicly disclosed) within ten (10) calendar days following such request (but in no event later than the Business Day prior to the date of the Company Shareholders Meeting if the Company has been given such written request at least three (3) Business Days prior to the Company Shareholders Meeting), (v) the Company shall have be in material breach (or be deemed to be in material breach) of its obligations pursuant to Section 5.04 or Section 5.05 or (vi) the Company Board formally resolves to take or publicly announces an intention to take any of the foregoing actions.

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Anti-Corruption Laws” means Laws relating to bribery, corruption or money laundering.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with any other directly related event, circumstance, change, condition, occurrence or effect, (a) has had, or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) prevents or materially delays the ability of the Company to consummate the Transactions; provided, however, that, in the case of clause (a), in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any event, circumstance, change, condition, occurrence or effect resulting from or relating to (A) a change in general economic, political, regulatory, business, financial, credit or capital market conditions, including interest or exchange rates, (B) any change in conditions generally affecting the principal industry in which the Company and the Company Subsidiaries operate, (C) any change in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof) or required by any change in applicable Law after the Agreement Date, (D) any adoption, implementation, promulgation, repeal or modification of any applicable Law after the Agreement Date, (E) any outbreak, escalation or acts of armed hostility, terrorism or war, (F) changes proximately caused by the announcement of the execution of this Agreement or the pendency of the Transactions (provided that the exceptions in this clause (F) shall not apply to any representations or warranties contained in Section 3.05 unless otherwise disclosed in Section 3.05 of the Company Disclosure Letter), or (G) compliance with the express terms of, or the taking of any action expressly required by, this Agreement (excluding the Company operating in the ordinary course of business) or the taking of any action consented to or requested in writing by Parent prior to the taking of such action; provided further that the exceptions set forth in (A), (B), (C), (D) and (E) of this clause (i) shall apply only to the extent that such event, circumstance, change, condition, occurrence or effect does not have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, compared to other companies that operate in the industries in which the Company and the Company Subsidiaries operate; (ii) any legal proceedings made or brought by any current or former securityholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any transactions contemplated by this Agreement; or (iii) any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or trading volume of the Shares (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be considered in determining whether there is a Company Material Adverse Effect).

“Company Representatives” means the Company’s and its Subsidiary’s officers, directors, managers, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives.

“Company Stock Option” means any option to purchase Company Common Stock granted under any Company Stock Plan.

“Company Stock Plans” means the Company’s equity-based compensation plans, including the MOCON, Inc. 2015 Equity Incentive Plan; the MOCON, Inc. 2006 Stock Incentive Plan, as amended; and the MOCON, Inc. 1998 Stock Option Plan.

“Company Subsidiary” means any Subsidiary of the Company.

“Consent” means any consent, approval, clearance, waiver, order or Permit.

“Contract” means any legally binding contract, subcontract, agreement, sales or purchase order, note, bond, mortgage, indenture, Lease, license, sublicense, permit, franchise or other instrument, obligation, commitment or arrangement or understanding of any kind or character.

“Environmental Laws” shall mean all federal, state, local and foreign laws, regulations, ordinances, requirements of Governmental Entities, and common law relating to pollution, exposure to Hazardous Substances, or to the protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to (i) emissions, discharges, Releases or threatened Releases of, or exposure to, Hazardous Substances, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Substances, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Substances, (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources, or (v) the preservation of the environment or mitigation of adverse effects on the environment but shall not include any claims relating to products liability.

“Environmental Permits” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Entity relating to or required by Environmental Law and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Existing Credit Agreement” means the Credit Agreement, dated as of March 28, 2012, by and between the Company and Wells Fargo Bank, National Association, as amended, restated, or otherwise modified prior to the Agreement Date.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party and its Affiliates) incurred (whether or not billed) at any time (whether before or after the Agreement Date) by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, and in the case of Parent, with respect to its due diligence investigation of the Company and the Company Subsidiaries.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Governmental Entity” means any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or instrumentality, whether domestic, foreign or supranational.

“Hazardous Substance” shall mean any material or substance or waste as to which liability or standards of conduct may be imposed under any Environmental Law, and including chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum products, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances regulated due to a potential adverse effect on human health or the environment.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes, mortgages, indentures or similar instruments or securities, (iii) all payment obligations under any interest rate swap agreement or arrangement entered into for the purpose of limiting or managing interest rate risk, or currency, commodity, swap, collar, rate cap, call option or other derivatives, (iv) amounts owing on deferred purchase price for the purchase of any property, (v) any capital lease obligations, (vi) reimbursement obligations under letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person or (vii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other indebtedness or obligations of a type described in clauses (i) – (vi) of any other Person.

“Intellectual Property Rights” means all intellectual property rights of every kind and description throughout the world, including (i) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”); (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (iii) copyrights and copyrightable subject matter (“Copyrights”); (iv) rights in computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data; (v) trade secrets and all other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models and methodologies; (vi) all rights in the foregoing and in other similar intangible assets; (vii) all applications and registrations for the foregoing; and (viii) all rights and remedies against, and the right to collect damages based on, past, present and future infringement, misappropriation or other violation thereof.

“Judgment” means any order, writ, injunction, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Knowledge of the Company, the actual knowledge after due inquiry of the executive officers and other employees of the Company set forth in Section 9.03 of the Company Disclosure Letter, and, in the case of Parent and Merger Sub, the actual knowledge after due inquiry of William Eginton and Robert Feit.

“Law” any federal, state, local or foreign (non-United States) law, common law, statute, ordinance or law, or any rule, regulation, standard, Judgment or agency requirement of, any Governmental Entity.

“Liens” means all pledges, liens, easements, covenants, rights-of-way, encroachments, restrictions, charges, mortgages, encumbrances, adverse claims, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever, or any other type of preferential arrangement.

“NASDAQ” means the NASDAQ Stock Market.

“NYSE” means the New York Stock Exchange.

“Parent Board” means the Board of Directors of Parent.

“Parent Material Adverse Effect” means, with respect to Parent or Merger Sub, any fact, circumstance, occurrence, effect, change, event or development that, individually or taken together with other facts, circumstances, occurrences, effects, changes, events or developments, is or would be reasonably likely to prevent or materially impair, interfere with, hinder or delay the consummation of the Transactions.

“Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Entity.

“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business and which individually or in the aggregate are not material; (ii) Liens for Taxes, utilities and other charges payable to Governmental Entities that are not due and payable or the amount or validity of which are being contested in good faith by appropriate proceedings and, in each case, for which adequate accruals or reserves have been established on the books and records in each case in accordance with GAAP; (iii) zoning, building code and other land use Laws which are imposed by Governmental Entities that do not materially interfere with the business of the Company and the Company Subsidiaries as currently conducted; (iv) statutory Liens of landlords for amounts that are not due and payable or the amount or validity of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (v) Liens resulting from securities Laws that are not substantial in character, amount or extent in relation to the applicable property and do not materially detract from the value of such property; (vi) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar financing arrangements that are not substantial in character, amount or extent in relation to the applicable property and do not materially detract from the value of such property; and (vii) easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar Liens that (A) are disclosed in the public records or (B) are not substantial in character, amount or extent in relation to the applicable real property and do not materially detract from the value of such property based upon its current use nor interfere in any material or adverse respect with the current use, operation or occupancy by the Company or any Company Subsidiary of such applicable property.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Proxy Statement Clearance Date” means the earlier of (i) the date on which the Company learns, orally or in writing, that the Proxy Statement will not be reviewed by the SEC, including the first Business Day that is at least ten (10) calendar days after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement, and (ii) in the event that the Company receives comments from the SEC on the preliminary Proxy Statement, the first Business Day immediately following the date the Company learns, orally or in writing, that the SEC staff has no further comments on the preliminary Proxy Statement.

“Merger Sub Board” means the Board of Directors of Merger Sub.

“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Representatives” means a Person’s officers, directors, managers, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing person or body (or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person).

“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms, elections, claims for refund and information returns, any amended Tax return and any other document filed or required to be filed relating to Taxes, including all schedules or attachments thereto.

“Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, franchise, value added and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 9.04     Interpretation.

(a)     When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Documents, materials and information are deemed to have been “made available” to Parent and Merger Sub, if such documents, materials or information were available for review by such person and its Representatives through the electronic data room “Data Room” entitled “Project Atom,” which is hosted by Intralinks (https://services.intralinks.com) in connection with the Transactions or disclosed in a SEC Report filed and publicly available, in each case, at least two (2) Business Days prior to the date of this Agreement.

Section 9.05     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06     Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07     Entire Agreement; No Third-Party Beneficiaries; No Recourse. This Agreement, taken together with the Company Disclosure Letter and the Confidentiality Agreement and the other documents delivered pursuant hereto, constitute the entire agreement of the Parties, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions, and except for Section 6.05(c), this Agreement is not intended to confer upon any Person other than the parties any rights or remedies.

Section 9.08     GOVERNING LAW. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE; EXCEPT TO THE EXTENT THAT THE MBCA MANDATORILY APPLIES AND GOVERNS THE MERGER.

Section 9.09     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned subsidiary of Parent. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

Section 9.10     Specific Enforcement; Jurisdiction; Venue. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Transactions. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any state or federal court located within the State of Delaware for the purpose of any Action (whether, in contract, tort, equity or otherwise) relating to this Agreement or the Transactions; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any Action relating to this Agreement or the Transactions in any court other than the aforesaid courts.

Section 9.11     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

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IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

COMPANY: MOCON, INC.

By:	/s/ Robert L. Demorest
Name: Robert L. Demorest
Title: President and CEO

PARENT: AMETEK, INC.

By:	/s/ Robert S. Feit
Name: Robert S. Feit
Title: Senior Vice President, General Counsel

MERGER SUB:

AMETEK ATOM, INC.

By:	/s/ Robert S. Feit
Name: Robert S. Feit
Title: Vice President

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	41
Acquisition Agreement	38
Action	62
Adverse Recommendation Change	39
Affiliate	63
Agreement	1
Agreement Date	1
Alternative Proposal	42
Anti-Corruption Laws	63
Articles of Merger	3
Business Day	63
Certificate	4
Closing	3
Closing Date	3
Code	63
Collective Bargaining Agreements	30
Company	1
Company Assets	28
Company Benefit Plans	21
Company Board	1
Company Board Recommendation	1
Company Bylaws	2
Company Capital Stock	12
Company Charter	2
Company Common Stock	1
Company Disclosure Letter	11
Company Employee	52
Company Financial Advisor	32
Company Indemnified Parties	49
Company Material Adverse Effect	63
Company Representatives	64
Company SEC Documents	16
Company Shareholder Approval	14
Company Shareholders Meeting	44
Company Stock Option	64
Company Stock Plans	64
Company Subsidiary	64
Company Voting Debt	14
Confidentiality Agreement	45
Consent	64
Contract	64
Copyrights	66
Current Offering Period	34
Data Room	69
Dissenter’s Rights	7

Dissenting Shares	4
DOJ	46
Effective Time	3
End Date	57
Environmental Laws	64
Environmental Permits	64
ERISA	65
ERISA Affiliate	65
ESPP	13
Exchange Act	65
Excluded Contract	27
Excluded Shares	4
Existing Credit Agreement	65
Expenses	65
FCPA	65
Filed Company Contract	26
Filed Company SEC Documents	11
FTC	46
GAAP	16
Governmental Approvals	45
Governmental Entity	65
Hazardous Substance	65
HSR Act	9
Indebtedness	65
Intellectual Property Rights	66
Intervening Event	41
Judgment	66
Knowledge	66
Law	66
Leased Real Property	28
Legal Restraints	55
Letter of Transmittal	5
Liens	66
Material Contract	27
Maximum Amount	50
MBCA	1
Merger	1
Merger Consideration	1
Merger Sub	1
Merger Sub Board	68
Merger Sub Common Stock	3
NASDAQ	66
Non-U.S. Plan	24
Notice of Adverse Recommendation Change	40
NYSE	66
Opinion	32

Owned Real Property	27
Parent	1
Parent Benefit Plans	53
Parent Board	66
Parent Material Adverse Effect	67
Party	1
Patents	66
Paying Agent	4
Payment Fund	5
Payoff Letter	54
Permits	67
Permitted Liens	67
Person	67
Proxy Statement	19
Proxy Statement Clearance Date	67
Real Estate Leases	28
Registered Intellectual Property Rights	29
Regulatory Laws	68
Representatives	68
SEC	68
Securities Act	68
Shares	1
SOX	68
Subsidiary	68
Surviving Company	2
Tax Returns	68
Taxes	68
Termination Date	57
Termination Fee	59
Trademarks	66
Transactions	1
Undesignated Capital Stock	12
WARN Act	52
Withdrawal Liability	68

 Appendix B

DISSENTERS’ RIGHTS UNDER THE MINNESOTA BUSINESS CORPORATION ACT

302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.

Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322B or 322C, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d) a plan of exchange, whether under this chapter or under chapter 322B or 322C, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion is adopted by the corporation and becomes effective;

(f) an amendment of the articles in connection with a combination of a class or series under section 302A.402 that reduces the number of shares of the class or series owned by the shareholder to a fraction of a share if the corporation exercises its right to repurchase the fractional share so created under section 302A.423; or

(g) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2. Beneficial owners.

(a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply.

(a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, or the NASDAQ Global Select Market.

(2) The applicability of clause (1) is determined as of:

(i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 PROCEDURES FOR ASSERTING DISSENTERS’ RIGHTS.

Subdivision 1. Definitions.

(a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09, subdivision 1, paragraph (c), clause (1).

Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4. Notice of procedure; deposit of shares.

(a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (b) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares.

(a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statement.

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (A) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses.

(a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

Appendix C

 Investment Banking

April 16, 2017

Board of Directors

MOCON, Inc.

7500 Mendelssohn Ave. N

Minneapolis, MN 55428

Board of Directors:

We understand that MOCON, Inc., a Minnesota corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger (the “Agreement”) by and among AMETEK, Inc., a Delaware corporation (the “Buyer”), AMETEK Atom, Inc., a Minnesota corporation and indirect wholly owned subsidiary of the Buyer (“Merger Sub”), and the Company. As more fully described in the Agreement, (i) Merger Sub will be merged with and into the Company (the “Merger”) with the Company becoming a wholly owned subsidiary of the Buyer, and (ii) each outstanding share of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) outstanding immediately prior to the Effective Time (as defined in the Agreement), excluding Excluded Shares (as defined in the Agreement), will be converted into the right to receive $30.00 in cash (the “Consideration”).

In connection with your consideration of the Merger, the Board of Directors (the “Board”) of the Company (solely in its capacity as such) has requested the opinion of Robert W. Baird & Co. Incorporated (“Baird”) as to the fairness, from a financial point of view, to the holders of the Company Common Stock (other than the holders of Excluded Shares) of the Consideration to be received by such holders in the Merger. We express no opinion about the fairness of any amount or nature of the compensation or consideration payable to any of the Company’s officers, directors or employees, or any class of such persons, or to any particular shareholder relative to the Consideration to be received by the holders of the Company Common Stock as a group. You have not asked us to express, and we are not expressing, any opinion with respect to any of the other financial or non-financial terms, conditions, determinations or actions with respect to the Merger.

Robert W. Baird & Co.

227 West Monroe Street, Suite 2100

Chicago IL 60606

Main 312 609-4999

Fax 312 609-4950

www.rwbaird.com

Board of Directors

MOCON, Inc.

April 16, 2017

In conducting our financial analyses and in arriving at our opinion, we have reviewed such information and have taken into account such financial and economic factors, investment banking procedures and considerations as we have deemed relevant under the circumstances. In that connection, and subject to the various assumptions, qualifications and limitations set forth herein, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including financial forecasts for fiscal years (ending December) 2017 – 2021 concerning the business and operations of the Company (the “Forecasts”) furnished to us, and prepared, by the Company’s management for purposes of our analysis; (ii) reviewed financial statements of the Company for the fiscal years ended December 31, 2015 and 2016 and preliminary interim financial statements of the Company for the three month period ended March 31, 2017, which the Company’s management has prepared and identified as being the most current financial statements available; (iii) reviewed certain publicly available information, including, but not limited to, the Company’s recent filings with the Securities and Exchange Commission; (iv) reviewed certain other internal strategic information, including presentations to the Board, (v) reviewed the principal financial terms of the draft dated April 15, 2017 of the Agreement in the form expected to be presented to the Board as they related to our analysis; (vi) compared the financial position and operating results of the Company with those of certain other publicly traded companies we deemed relevant; (vii) compared the historical market prices, trading activity and market trading multiples of the Company Common Stock with those of certain other publicly traded companies we deemed relevant; (viii) compared the proposed aggregate Consideration with the reported implied enterprise values of certain other transactions we deemed relevant; and (ix) considered the present values of the forecasted cash flows of the Company reflected in the Forecasts. In addition, at the Company’s direction, for purposes of our opinion, we have applied net upward adjustments to the Company’s earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings before interest and taxes (EBIT) for 2015 and 2016, which adjustments the Company has represented, and we assume, are reasonable and appropriate. We have held discussions with members of the Company’s senior management concerning the Company’s historical and current financial condition and operating results, as well as the future prospects of the Company. As a part of our engagement, we were requested by you to, and we did, solicit third party indications of interest in acquiring all of the Company. We were not involved in assisting the Buyer in obtaining any financing of the Merger. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of the Company. We have not independently verified any publicly available information or information supplied to us by the Company or the Buyer. We have not been engaged to independently verify, have not assumed any responsibility to verify, assume no liability for, and express no opinion on, any such information, and we have assumed and relied upon, without independent verification, that the Company is not aware of any information that might be material to our opinion that has not been provided to us. We have assumed and relied upon, without independent verification, that: (i) all assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the Company’s most recent financial statements provided to us, and there is no information or facts that would make any of the information reviewed by us incomplete or misleading; (ii) the financial statements of the Company provided to us present fairly the results of operations, cash flows and financial condition of the Company for the periods, and as of the dates, indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied; (iii) the Forecasts for the Company were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company’s senior management as to the future performance of the Company, and we have relied, without independent verification, upon such Forecasts in the preparation of this opinion, although we express no opinion with respect to the Forecasts or any judgments, estimates, assumptions or basis on which they were based, and we have assumed, without independent verification, that the Forecasts currently contemplated by the Company’s management used in our analysis will be realized in the amounts and on the time schedule contemplated; (iv) the net upward adjustments applied to the Company’s earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings before interest and taxes (EBIT) for 2015 and 2016 are represented by the Company’s senior management to be reasonable and appropriate, and we have relied with your permission, but without independent verification, on such adjustments to EBITDA and EBIT for purposes of our opinion; (v) the Merger will be consummated in accordance with the terms and conditions of the Agreement without any amendment or modification thereto and without waiver by any party of any of the conditions to their respective obligations thereunder; (vi) the representations and warranties contained in the Agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the Agreement; (vii) all corporate, governmental, regulatory or other consents and approvals (contractual or otherwise) required to consummate the Merger have been, or will be, obtained without the need for any material changes to the Consideration or other material financial terms or conditions of the Merger or that would otherwise materially affect the Company or our analysis. We have relied upon and assumed, without independent verification, that the final form of any draft documents referred to above will not differ in any material respect from such draft documents. We have relied, without independent verification, as to all legal, regulatory, accounting, insurance and tax matters regarding the Merger on the advice of the Company and its professional advisors, and we have assumed that all such advice was correct. In conducting our review, we have not undertaken or obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise, known or unknown) or solvency of the Company nor have we made a physical inspection of the properties or facilities of the Company. We have not considered any expenses or potential adjustments to the Consideration relating to the Merger as part of our analysis. In each case above, we have made the assumptions and taken the actions or inactions described above with your knowledge and consent.

Board of Directors

MOCON, Inc.

April 16, 2017

Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and our opinion does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. We are under no obligation to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring after the date hereof. Furthermore, we express no opinion as to the price or trading range at which any of the Company’s securities (including the Company Common Stock) will trade following the date hereof or as to the effect of the Merger on such price or trading range. Such price and trading range may be affected by a number of factors, including but not limited to (i) dispositions of shares of Company Common Stock by shareholders within a short period of time after, or other market effects resulting from, the announcement and/or effective date of the Merger; (ii) changes in prevailing interest rates and other factors which generally influence the price of securities; (iii) adverse changes in the current capital markets; (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or in the Company’s industries; (v) any necessary actions by, or restrictions of, federal, state or other governmental agencies or regulatory authorities; and (vi) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest.

Our opinion has been prepared at the request and for the internal and confidential information of the Board, and may not be used for any other purpose or disclosed to any other party without our prior written consent provided, however, that this letter may be reproduced in full in the Proxy Statement to be provided to the Company’s shareholders in connection with the Merger. Any description or reference to us or our opinion in the Proxy Statement (or any other publicly available document or regulatory filing), however, shall be subject to our prior review and approval. This opinion does not address the relative merits or risks of: (i) the Merger, the Agreement or any other agreements or other matters provided for, or contemplated by, the Agreement; (ii) any other transactions that may be, or might have been, available as an alternative to the Merger; or (iii) the Merger compared to any other potential alternative transactions or business strategies considered by the Board and, accordingly, we have relied upon our discussions with the senior management of the Company with respect to the availability and consequences of any alternatives to the Merger. This opinion does not constitute a recommendation to the Board, any shareholder or any other person as to how any such person should vote or act with respect to the Merger or whether any shareholder of the Company should tender shares of the Company Common Stock in any tender offer or make any election with respect to the Merger.

Board of Directors

MOCON, Inc.

April 16, 2017

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee (a “Transaction Fee”) for our services of approximately $4.8 million, which is contingent upon the consummation of the Merger. We will receive a separate $375,000 fee for rendering this opinion, which fee is not contingent upon the conclusions of our opinion or the consummation of the Merger, but is fully creditable against the Transaction Fee (if paid). In addition, the Company has agreed to reimburse us for certain of our expenses and to indemnify us and certain related parties against certain liabilities that may arise out of our engagement. We will not receive any other significant payment or compensation contingent upon the successful completion of the Merger.

Over the past two years, Baird has not provided investment banking or financial services to the Company, other than in connection with the Merger. Neither Baird nor its affiliates has received any payments from the Buyer over the past two years. However, Baird has provided investment banking services to the Buyer in the past and actively solicits engagements from the Buyer to provide investment banking services. Although Baird has no current investment banking engagements with the Buyer, Baird has provided and continues to provide various ad hoc investment banking advisory services and analyses to the Buyer (none of which is related to the Merger) without compensation in furtherance of its efforts to be engaged on future transactions and other related matters. Specifically, over recent years, Baird has been engaged as financial advisor to the Buyer in connection with the Buyer’s acquisition of Zygo Corporation in June 2014, for which Baird was paid a transaction fee. Baird was also engaged in 2015 as financial advisor to the Buyer in connection with another potential acquisition, which was not completed, and Baird did not receive any fees for its services on that matter. In addition, Baird has provided investment banking services to two clients over the past two years on sell-side engagements in which Buyer was the acquiror. No material relationship between the Company, the Buyer or any other party or affiliate to the Merger is mutually understood to be contemplated in which any compensation is intended to be received.

In the ordinary course of business, Baird may from time to time provide investment banking, advisory, brokerage and other services to clients that may be competitors or suppliers to, or customers or security holders of, the Company or the Buyer or any other party that may be involved in the Merger and their respective affiliates or that may otherwise participate or be involved in the same or a similar business or industry as the Company or the Buyer. In addition, Baird and certain of its employees and affiliates, may from time to time, directly or through investment funds, hold or trade the securities of the Company (including shares of the Company Common Stock) or of the Buyer for their own accounts or the accounts of customers they manage and, accordingly, may at any time hold long or short positions or effect transactions in such securities. Baird has also prepared equity analyst research reports from time to time regarding the Buyer, and may continue to do so. Baird may also serve as a market maker in the publicly traded securities of the Company and/or the Buyer.

Our opinion was approved by our firm’s internal fairness committee.

Board of Directors

MOCON, Inc.

April 16, 2017

Based upon and subject to the foregoing, including the various assumptions, qualifications and limitations set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be received by the Company’s shareholders as a group (other than the holders of Excluded Shares, as defined in the Agreement) in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Robert W. Baird & Co. Inc.

ROBERT W. BAIRD & CO. INCORPORATED

mocon

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/moco
Use the Internet to vote your proxy until 11:59 p.m. (ET) on June 20, 2017.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on June 20, 2017.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors recommends you vote FOR the following proposals:

1. Approval of the Agreement and Plan of Merger.	☐ For	☐ Against	☐ Abstain
2. Approval of one or more adjournments of the special meeting to a later date or dates if necessary to solicit additional proxies.	☐ For	☐ Against	☐ Abstain
3. Advisory vote on compensation to named executive officers.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXIES NAMED HEREIN WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

MOCON, INC.

SPECIAL MEETING OF SHAREHOLDERS

Wednesday, June 21, 2017
10:00 a.m. CDT

MOCON, Inc.
7500 Mendelssohn Avenue North
Minneapolis, Minnesota 55428

proxy

This proxy is solicited by the Board of Directors.

Important Notice Regarding Internet Availability of Proxy Materials for the Special Meeting.

The Proxy Statement for the Special Meeting of Shareholders on June 21, 2017 is available at https://materials.proxyvote.com/607494.

The undersigned hereby appoints Robert L. Demorest and Elissa Lindsoe and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote all the shares of common stock of MOCON, Inc. held of record by the undersigned on May 15, 2017, as designated on the reverse side and on any other matters which may properly come before the Special Meeting of Shareholders to be held on Wednesday, June 21, 2017, or any adjournment of the meeting.

(Please sign on reverse side)